Exhibit 1.1
BLACKBERRY LIMITED
2200 University Avenue East
Waterloo, Ontario
Canada
N2K 0A7
Annual Information Form
For the fiscal year ended
March 1, 2014
DATE: March 28, 2014

ANNUAL INFORMATION FORM
CERTAIN INTERPRETATION MATTERS
Unless the context otherwise requires, all references to the “Company” and “BlackBerry” include BlackBerry Limited (formerly, Research In Motion Limited) and its subsidiaries. Certain industry and technical terms have the meanings specified in the Glossary. All dollar references, unless otherwise noted, are in United States dollars.
BlackBerry®, BBM™, QNX® and related trademarks, names and logos are the property of BlackBerry Limited and are registered and/or used in the United States and countries around the world. All other trademarks are the property of their respective owners.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Annual Information Form (“AIF”) contains forward-looking statements within the meaning of certain securities laws, including under the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements relating to:

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the Company’s plans, strategies and objectives, including the anticipated benefits of the strategic initiatives described below, and the anticipated opportunities and challenges for the Company in fiscal 2015;

•	the Company’s expectations with respect to the sufficiency of its financial resources;

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the Company’s expectations regarding new product initiatives and their timing, including BlackBerry Enterprise Service (“BES”) 10, BES 12, BlackBerry 10 smartphones and services related to BlackBerry Messenger (“BBM”), QNX software products and the QNX cloud-based machine to machine solution (the “QNX Cloud”);

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the Company’s plans and expectations regarding its existing and new service offerings, assumptions regarding its service revenue model, and the anticipated levels of decline in service revenue in the coming quarters;

•	anticipated demand for, and the Company’s plans and expectations relating to, the Company’s BlackBerry 7 and 10 smartphones, including programs to drive sell-through of these smartphones;

•	the Company’s ongoing efforts to streamline its operations and its expectations relating to the benefits of its Cost Optimization and Resource Efficiency (“CORE”) program and similar strategies;

•	the Company's plans to continue implementation of a workforce reduction of approximately 4,500 positions; and

•	the Company’s plans and expectations regarding marketing and promotional programs.

The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “intend”, “believe”, “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate in the circumstances, including but not limited to, the Company’s expectations regarding its business, strategy, opportunities and prospects, including its ability to implement meaningful changes to address its business challenges, the launch of products based on the BlackBerry 10 platform, general economic conditions, product pricing levels and competitive intensity, supply constraints, and the Company’s expectations regarding the cash flow generation of its business and the sufficiency of its financial resources. Many factors could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors, most of which are discussed in greater detail in the “Risk Factors” section of this AIF:

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risks related to the Company's ability to implement and to realize the benefits of its strategic initiatives, including a return to the Company's core strengths of enterprise and security, changes to the Company's Devices business, including the new partnership with Foxconn Technology Group (“Foxconn”), and the planned transition to an operating unit organizational structure consisting of the Devices business, Enterprise Services, QNX Embedded business and Messaging;

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the Company’s ability to maintain its existing relationships with its enterprise customers and the Company's ability to transition its enterprise customers to the BES 10 platform and deploy BlackBerry 10 smartphones, and the risk that current BES 10 test installations may not convert to commercial installations;

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the Company's ability to enhance its current products and services, or develop new products and services in a timely manner or at competitive prices, including risks related to new product introductions and adoption and the relevance of hardware in light of the Company's decreasing market share of the smartphone industry;

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the risk that uncertainty relating to the Company's previously disclosed announcements concerning the Company's operational restructuring, recent management changes and the Company's workforce reductions, may adversely impact the Company's business, existing and future relationships with business partners and end customers of its products and services, and its ability to attract and retain key employees;

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risks related to the Company’s ability to offset or mitigate the impact of the decline in the Company’s service access fees on its consolidated revenue by developing an integrated services and software offering;

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intense competition, rapid change and significant strategic alliances within the Company’s industry, including recent and potential future strategic transactions by its competitors or carrier partners, which could continue to weaken the Company’s competitive position or could continue to require the Company to reduce its prices to compete effectively;

•	the Company's ability to adapt to, and realize the anticipated benefit of, its recent board of directors (the “Board”) and management changes;

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the Company’s increasing reliance on third-party manufacturers for certain products and its ability to manage its production and repair process, and risks related to the Company changing manufacturers or reducing the number of manufacturers or suppliers it uses;

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risks related to the Company's ability to implement and to realize the benefits of its previously-disclosed operational restructuring initiatives, including the CORE program, and its ability to continue to realize cost reductions in the future, including the Company's ongoing efforts to continue to implement a workforce reduction of approximately 4,500 positions by the end of the first quarter of fiscal 2015;

•	the risk that workforce reductions may result in a disruption to business critical processes and the effectiveness of the Company's internal controls;

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the Company’s ability to maintain its existing relationships with its network carrier partners and distributors, and its reliance on its network carrier partners to help promote the BlackBerry 10 platform and BlackBerry 10 smartphones;

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risks related to the Company’s ability to maintain or increase its liquidity, its existing cash balance, its ability to access existing or potential alternative sources of funding, the sufficiency of its financial resources, and its ability to service its debt;

•	risks related to the Company's significant indebtedness;

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the Company’s ability to address inventory and asset risk, including its ability to sell its inventory of BlackBerry 10 products, manage its purchase obligations with its manufacturing partners and the potential for additional charges related to its inventory, as well as its ability to mitigate inventory risk through its new partnership with Foxconn;

•	the potential for additional charges relating to the impairment of intangible assets recorded on the Company’s balance sheet;

•	the occurrence or perception of a breach of the Company’s security measures, or an inappropriate disclosure of confidential or personal information;

•	the Company’s ability to successfully maintain and enhance its brand in light of recent challenges;

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the efficient and uninterrupted operation of the Company's network operations center and the networks of its carrier partners, and the risk of other business interruptions, including costs, potential liabilities, lost revenues and reputational damage associated with service interruptions;

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risks associated with the Company's foreign operations, including risks related to recent political and economic developments in Venezuela and Argentina, and the impact of foreign currency restrictions that continue to impact its ability to recognize revenue from sales of services in Venezuela and recently, Argentina;

•	general commercial litigation, class action and other litigation claims, including purported class action claims relating to the Company or its operations;

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risks associated with litigation claims against the Company arising from the Company’s practice of providing a forward-looking outlook to its shareholders with respect to certain financial metrics, including the Company’s practice of updating a previous outlook where circumstances warrant;

•	risks related to the failure of the Company’s suppliers, subcontractors, third-party distributors and representatives to use acceptable ethical business practices or comply with applicable laws;

•	third-party claims for infringement of intellectual property rights by the Company and the outcome of any litigation with respect thereto;

•	the Company’s ability to successfully obtain patent or other proprietary or statutory protection for its technologies and products;

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reliance on strategic alliances and relationships with third-party network infrastructure developers, software platform vendors and service platform vendors, including the Company’s ability to promote and advance the development of an ecosystem of applications and services for the BlackBerry 10 platform;

•	potential liabilities or costs related to the collection, storage, transmission, use and disclosure of user and personal information;

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the Company’s reliance on its suppliers for functional components, including the suppliers the Company has selected for its BlackBerry 10 smartphones, and the risk that suppliers will not supply components on a timely basis, in sufficient quantities or of the desired quality;

•	the Company’s ability to obtain rights to use software or components supplied by third parties;

•	the Company’s ability to expand and manage BlackBerry® World™, including its ability to encourage developers to continue to develop applications for BlackBerry® World™;

•	restrictions on import and use of the Company’s products and services in certain countries due to encryption of the products and services;

•	the continued quality and reliability of the Company’s products and services and the potential effect of defects in products and services;

•	risks as a result of actions of activist shareholders;

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risks related to the Company possibly losing its foreign private issuer status under U.S. federal securities laws, resulting in additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers and inability to utilize certain benefits available to foreign private issuers;

•	government regulation of wireless spectrum and radio frequencies;

•	reduced spending by customers due to the uncertainty of economic and geopolitical conditions;

•	risks associated with acquisitions, investments and other business initiatives;

•	foreign exchange risks as the Company transacts globally in currencies other than the U.S. dollar;

•	regulation, certification and health risks, and risks relating to the misuse of the Company’s products;

•	tax liabilities, resulting from changes in tax laws or otherwise, associated with the Company’s worldwide operations;

•	market and credit risk associated with the Company’s cash, cash equivalents and short-term or long-term investments;

•	the potential impact of copyright levies in numerous countries; and

•	costs and other burdens associated with recently adopted regulations regarding conflict minerals.

Any statements that are forward-looking statements are intended to enable the Company’s shareholders to view the anticipated performance and prospects of the Company from management’s perspective at the time such statements are made, and they are subject to the risks that are inherent in all forward-looking statements, as described above. These forward-looking statements are made by the Company in light of its experience, its perception of historical and anticipated business trends, existing conditions in the business at the time and anticipated future developments, including competition and new product initiatives and expected timing, as well as the Company’s current assessments of the risk factors that affect its business, including those identified above, and the likely success of mitigation strategies relating to such factors. These forward-looking statements are subject to the inherent risk of difficulties in forecasting the Company’s financial results and performance for future periods, particularly over longer periods, given the ongoing transition in the Company's business strategy and the rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the wireless communications industry. These difficulties in forecasting the Company's financial results and performance are magnified at the present time given the uncertainties related to the Company's operational restructuring, recent management changes and the strategic initiatives described in this AIF. These factors should be considered carefully, and readers should not place undue reliance on the Company’s forward-looking statements. The Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
CORPORATE STRUCTURE
The Company
The Company was incorporated under the Business Corporations Act (Ontario) (“OBCA”) on March 7, 1984 and commenced operations at that time. The Company has amalgamated with several of its wholly-owned subsidiaries, the last amalgamation occurring through the filing of articles of amalgamation under the OBCA on November 4, 2013. The Company’s registered and principal business office is 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7, telephone: (519) 888-7465, fax: (519) 888-6906.

Inter-corporate Relationships
The Company has three material subsidiaries, all of which are wholly-owned, directly or indirectly, by the Company.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
BlackBerry Corporation	Delaware, U.S.A.
BlackBerry UK Limited	England and Wales
BlackBerry Singapore Pte. Limited	Singapore
GENERAL DEVELOPMENT OF THE BUSINESS
A global leader in wireless innovation, the Company revolutionized the mobile industry with the introduction of the BlackBerry solution in 1999. Today, the Company aims to inspire the success of its millions of customers around the world by continuously pushing the boundaries of mobile experiences.
Product and business developments that have influenced the general development of the Company’s business over the last three fiscal years are as follows:
Fiscal 2014:

•	Announced on August 12, 2013, the formation of a Special Committee by the Board to explore strategic alternatives to enhance value and increase scale to accelerate BlackBerry 10 deployment;

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Announced on September 23, 2013, that the Company had signed a letter of intent (the “LOI”) with Fairfax Financial Holdings Limited (“Fairfax”), a Canadian company led by Prem Watsa, under which a consortium to be led by Fairfax proposed to acquire the Company;

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Announced on November 4, 2013, that in lieu of the transaction contemplated by the LOI, the Company had entered into an agreement pursuant to which Fairfax and other institutional investors would subscribe for $1 billion aggregate principal amount of 6% unsecured subordinated convertible debentures, with an option to purchase an additional $250 million principal amount of debentures (collectively, the “Debentures”). The announcement of this financing marked the conclusion of the strategic review process previously announced by the Board. The initial $1 billion investment of Debentures was completed on November 13, 2013, and the option to purchase the additional $250 million of Debentures was completed on January 16, 2014 (collectively, the “Debenture Financing”);

•	The Debenture Financing resulted in the following changes to the Board and management team:

•	appointment of John Chen as Executive Chair of the Board and Interim Chief Executive Officer,

•	appointment of Prem Watsa as Lead Director of the Board and Chair of the Compensation, Nomination and Governance Committee, and

•	resignations of Thorsten Heins as Chief Executive Officer and a director, and David Kerr as a director;

•	Announced the Company’s plan to transition the business to focus on four areas: the Devices business, Enterprise Services, the QNX Embedded business and Messaging;

•	Announced further management and Board changes as part of the on-going reorganization of BlackBerry including:

•	appointment of James Yersh as Chief Financial Officer (replacing Brian Bidulka),

•	appointment of Eric Johnson as President, Global Sales,

•	appointment of Ron Louks as President, Devices and Emerging Solutions,

•	appointment of James S. Mackey as Executive Vice President, Corporate Development and Strategic Planning,

•	appointment of Mark Wilson as Senior Vice President, Marketing,

•	appointment of John Sims as President, Global Enterprise Services,

•	resignations of Kristian Tear as Chief Operating Officer and Frank Boulben as Chief Marketing Officer, and

•	resignation of Roger Martin from the Board;

•	Announced a joint device development and manufacturing agreement with Foxconn, initially focusing on the development of a consumer smartphone for Indonesia and other fast-growing markets;

•	Announced in March 2014 the entry into an agreement for the divestiture of the majority of its real estate holdings in Canada, with an expected closing in the first quarter of fiscal 2015;

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Announced in February 2014 new enterprise solutions, partnerships and smartphone models, including the next generation of BES (BES 12) that will unify BES 10 and BES 5 onto one platform. BES 12 will enable organizations to develop enterprise-grade applications that are quickly deployed to BlackBerry smartphones and other mobile devices and provide customers with the ability to move securely from on-premise to the cloud effortlessly. The Company also announced a new BES pricing and licensing structure (Silver and Gold) and a new EZ pass program that will enable customers to move from BES and other mobile device management (“MDM”) programs to BES 10 or BES 12 at the Silver level of service for free, the eBBM Suite (a new family of products and services, including BBM Protected, that will work with

BlackBerry smartphones, BES and BES 10 to provide enterprise-class mobile messaging), the BlackBerry Z3 and the BlackBerry Classic (originally announced as the BlackBerry Q20);

•	Launched updates to BES 10 (versions 10.1 and 10.2) and launched software updates for BlackBerry 10 smartphones (versions 10.1, 10.2 and 10.2.1), with hundreds of new enhancements and refinements;

•	Unveiled new QNX technology in automotive and cloud services at the 2014 International Consumer Electronics Show in January 2014;

•	Grew the global BBM user base to approximately 85 million active users as of March 25, 2014;

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Launched BBM for Android and iPhone customers for free, responding to smartphone users’ desire to be able to connect to all of their friends and family, regardless of the smartphone they carry and subsequently launched BBM Voice and BBM Channels for Android and iPhone customers;

•	Announced in February 2014 that BBM will be made available to Windows Phone and Nokia X customers in the coming months;

•	Announced in December 2013 the preinstallation of BBM on LG smartphones in markets around the world;

•	Delivered four BlackBerry 10 smartphones, including models with touchscreen and physical keyboards in various sizes including:

•	the BlackBerry Q10 and BlackBerry Q5 featuring a physical QWERTY keyboard and touchscreen,

•	the BlackBerry Z30 featuring a 5” display and BlackBerry 10.2 operating system (“OS”), and

•	the elite, all-touch Porsche Design P’9982;

•	Launched the BlackBerry 9720 smartphone to support the BlackBerry 7 market;

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Announced in August 2013 that the U.S. Defense Information System Agency had given BlackBerry Z10 and Q10 smartphones with BES 10 the Authority to Operate (“ATO”) on Department of Defense (“DoD”) networks, being the first MDM provider to obtain an ATO and in March 2014 announced that BlackBerry had become the first mobility solution to receive Full Operational Capability (“FOC”) to run on DoD networks;

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Launched Secure Work Space for iOS and Android, providing organizations the flexibility to embrace “Bring Your Own Device” or “BYOD” (the combination of enterprise-deployed devices and devices that are purchased by consumers, but also used in the corporate environment);

•	Launched BBM Channels for BlackBerry smartphones to extend the popular BBM experience to brands, artists, businesses and communities, connecting consumers and groups in real-time;

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Enabled Secure Enterprise Instant Messaging on BlackBerry 10 smartphones. BlackBerry Enterprise Instant Messaging 3.0 supports secure instant messaging and collaboration with Microsoft Lync, Microsoft Office Communication Server and IBM Lotus Sametime;

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Launched the BlackBerry Scholars Program, the first step in its global women’s initiative, designed to inspire more women to enter and develop careers in the fields of science, technology, engineering and math, by providing full, four-year tuition scholarships;

•	Opened the doors of a fourth BlackBerry® Tech Center in Brazil, a partnership with PUC-Rio;

•	Announced the change of the Company’s name from Research In Motion Limited to BlackBerry Limited;

•	Announced in March 2013 the retirement of Mike Lazaridis as Vice-Chair of the Board, effective May 1, 2013; and

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Continued to implement the cost savings and process-improving initiatives started in the prior fiscal year to drive greater efficiency throughout the Company, and redirect capital from these savings to areas of investment that are expected to drive future revenue growth.

Fiscal 2013:

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Introduced the re-designed, re-engineered, and re-invented BlackBerry platform that created a new and unique mobile computing experience. Two new Long Term Evolution-enabled ("LTE") smartphones powered by the BlackBerry 10 OS, the BlackBerry Z10 (all-touch) and BlackBerry Q10 (touch with physical keyboard), were introduced on January 30, 2013 at events held simultaneously in New York, Toronto, London, Paris, Dubai, and Johannesburg;

•	Began to operate around the world under the iconic name BlackBerry, effective January 30, 2013;

•	Commenced trading under its new ticker symbols “BB” on the Toronto Stock Exchange and “BBRY” on the NASDAQ Global Select Market, on February 4, 2013;

•	Introduced new services and features for BlackBerry 10 smartphones, including: BlackBerry Hub, BlackBerry Flow, BBM voice calling and video chat, Time Shift, Story Maker and BlackBerry Remember;

•	Improved the BlackBerry World content distribution platform and announced commitments to the BlackBerry 10 platform from many leading application providers including Skype, Amazon and Rovio;

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Launched BES 10, the Company’s new enterprise mobility management solution. BES 10 brings together device management, industry leading security and mobile applications management for pre-existing BlackBerry smartphones, BlackBerry PlayBook tablets and new BlackBerry 10 smartphones in a consolidated solution. It also provides a single console for managing BlackBerry devices and devices running Google Android and Apple iOS operating systems;

•	Launched the BlackBerry 10 Ready program to help enterprise customers prepare their environments for BlackBerry 10;

•	Launched BBM Voice, a free update that allows customers to make free voice calls to other BBM customers over a Wi-Fi connection;

•	Received Federal Information Processing Standard 140-2 certification for the BlackBerry 10 platform in November 2012;

•	Built momentum in the developer community through 44 BlackBerry Jam sessions in 37 countries, attracting more than 9,300 attendees;

•	Commenced the CORE program, which drove and continues to drive significant improvements and efficiencies across all functions in the Company’s organization;

•	Surpassed the CORE objective of reducing operating costs by $1 billion compared to the Q4 fiscal 2012 run rate, one quarter ahead of initial targets;

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Selected by EnStream, a joint venture of Bell Mobility Inc., Rogers Wireless Partnership and TELUS Communications Company, to provide its Secure Element Manager (“SEM”) solution to manage credentials on wireless handsets in Canada that support NFC Service. NFC is the technology that can make secure, convenient and contactless mobile payments a reality for Canadian wireless handset users. BlackBerry’s SEM solution is designed to securely manage credentials on subscriber identity module cards installed in all types of mobile devices, including BlackBerry smartphones, Android devices and Windows phones;

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Launched affordable new BlackBerry 7 smartphones (the BlackBerry Curve 9300 series) for customers in several markets, including the U.S., Vietnam, Singapore, Kenya, Nigeria, Malaysia, South Africa, the Caribbean region, Latin America, India, the Philippines and Indonesia;

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Launched the BlackBerry Partners for enterprise portal to support independent software vendors, system integrators, application hosters, professional services organizations as well as corporate developers looking to enable or deploy BlackBerry 10 applications and services for enterprise customers;

•	Launched the 4G LTE BlackBerry PlayBook tablet with built-in support for cellular networks in August;

•	Appointed Kristian Tear as Chief Operating Officer, Frank Boulben as Chief Marketing Officer and Steve Zipperstein as Chief Legal Officer; and

•	Announced that three new members joined the Board: Timothy Dattels, Richard “Dick” Lynch and Bert Nordberg.

Fiscal 2012:

•	Introduced the BlackBerry 7 portfolio, a new line up of smartphones running the BlackBerry 7 OS;

•	Introduced NFC technology to several models of BlackBerry smartphones, enabling BlackBerry smartphones to receive information and link to other NFC-enabled devices or BlackBerry Authentic Accessories;

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Introduced the cost optimization program designed to eliminate redundancies and reallocate resources to focus on areas that offer the highest growth opportunities and alignment with the Company’s strategic objectives (the “Cost Optimization Program”);

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Successfully bid for the patent portfolio of Nortel Networks Corporation as a part of a consortium of companies, making a strategic investment of approximately $779 million in order to significantly strengthen the Company’s technology platform;

•	Enhanced the BlackBerry developer platform, and exceeded two billion BlackBerry World™ application downloads;

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Grew the global BBM user base to approximately 55 million active users with more than 325 socially connected BlackBerry applications having been downloaded close to 60 million times, as of March 3, 2012. The Company also launched BBM Music, a social music sharing and discovery service;

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Launched the BlackBerry PlayBook tablet and, later in fiscal 2012, launched BlackBerry PlayBook OS 2.0, a free software upgrade for BlackBerry PlayBook tablet users that includes new features to enhance productivity and communications, including built-in email, calendar and contacts intended to deliver a socially connected BlackBerry experience;

•	Announced BES 10, the next generation enterprise mobile device management solution for BlackBerry, Android and iOS smartphones and tablets;

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Introduced BlackBerry Balance technology with BES 10, BlackBerry Enterprise Server and BlackBerry Enterprise Server Express, allowing enterprise users to carry one device and view both work and personal information in an integrated way while keeping the content separate and secure;

•	Launched new cloud services for small businesses with the BlackBerry Management Centre and enterprises with the BlackBerry Business Cloud Services for Microsoft Office 365;

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Announced the appointment of Thorsten Heins as President and Chief Executive Officer of the Company, and appointed Barbara Stymiest as the independent Chair of the Board as part of governance changes implemented in the fourth quarter of fiscal 2012; and

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Experienced additional changes to the Board and management following the fiscal year end, including the resignations of Jim Balsillie from the Board and Jim Rowan, Chief Operating Officer for Global Operations, as well as the retirement of David Yach, Chief Technology Officer, Software.

NARRATIVE DESCRIPTION OF THE BUSINESS
Overview
A global leader in mobile communications, the Company revolutionized the mobile industry with the introduction of the BlackBerry solution in 1999. Today, the Company aims to inspire the success of its millions of customers around the world by continuously pushing the boundaries of mobile experiences. Founded in 1984 and based in Waterloo, Ontario, the Company operates offices in North America, Europe, Middle East and Africa, Asia Pacific and Latin America. The Company’s common shares are listed on the NASDAQ Global Select Market (NASDAQ: BBRY) and the Toronto Stock Exchange (TSX: BB).
The Company maintains a strong balance sheet with approximately $2.7 billion in cash, cash equivalents and investments as of March 1, 2014. In fiscal 2014, the Company had annual sales of $6.8 billion. Net loss from continuing operations was $5.9 billion, or $11.18 per share.
Industry Background
The Wireless Communications Industry
The wireless communications industry involves the provisioning of wireless voice and data services using radio frequency (“RF”) technologies on a variety of competing wireless networks. These networks are typically comprised of a distinct voice layer upon which data transmission layers have been subsequently installed. The most widely deployed wireless voice and data networks include GSM/GPRS/EDGE/HSPA and CDMA/1xRTT/EVDO. The two primary international voice and data networks GSM/GPRS/EDGE/HSPA and CDMA/EVDO continue to be upgraded to offer greater speeds and increased abilities to support subscriber concentration in the same and new RF spectrums. The rollout of these technologies is well underway and commercially available in many markets around the world.
Fiscal 2014 saw the continued uptake and expansion of next generation “4G” networks, including HSPA+, WiMax and LTE, particularly in the North American markets. These networks offer a number of improvements over the previous generations, with improved download and upload speeds being the most widely promoted. Wireless carriers in the United States have been aggressively deploying and marketing these “4G” networks. Deployment of these networks remains relatively limited globally, but wireless operators in many international markets are expected to move aggressively to these new networks in the coming years.
In addition to voice and data communications, the convergence of computing and personal entertainment capabilities is also occurring on wireless communications devices across the industry. Most BlackBerry smartphones in the market today incorporate multimedia capabilities that include music, video recording and playback, camera, and access to games, content and other applications.
Fiscal 2014 also saw the emergence of the “machine to machine” market as a driving force for the expansion of wireless applications, accelerating the “Internet of things”, with many, if not most, operators establishing relationships, practices and partnerships focused around this new market. “Machine to machine” or “M2M”, refers to technologies that allow both wireless and wired systems to communicate with other devices of the same type.
Wireless Communications Industry Markets and Segments
Historically, the wireless communications market has been highly segmented. Where previously the market was segmented into distinct enterprise and consumer/extreme productivity segments, the market has increasingly evolved in recent years and there is now significant overlap between the segments. The enterprise market is now characterized by a combination of enterprise-deployed devices and devices that are purchased by consumers but also used in the corporate environment, commonly referred to as BYOD. These consumer devices are supported in a corporate environment by information technology (“IT”) departments for access to corporate messaging and data applications. As the market has evolved, IT departments now look for enterprise mobility solutions that can handle a range of requirements. The Company has introduced products to address this market shift including BlackBerry 10 smartphones with BlackBerry Balance, BES 10 and the recently announced BES 12 platform, which will unify the support for BBOS and BlackBerry 10 devices, together with that for iOS, Android and Windows Phone, as well as Secure Work Space, which give IT departments the ability to securely monitor and control multiple OS platforms, and securely protect corporate data on an employee’s personal smartphone or tablet.
Products designed for deployment by enterprise IT departments typically include a smartphone or tablet that is deployed in conjunction with behind-the-firewall messaging and other data servers. Consumer market offerings are chosen by the individual user and carrier and may be chosen based on an affinity for a certain feature or capability such as browsing, multimedia functions, instant messaging, games or other third-party applications. Enterprises that choose to support these consumer devices in their enterprise environment typically deploy middleware to manage the messaging and security of enterprise data access.
The Company believes that the following factors influence commercial success in the wireless device and services market:

•	the ability to balance IT and consumer demands;

•	extensive geographic coverage and multi-network/carrier support;

•	access to third party applications and content;

•	connectivity to personal messaging, social networking, multimedia and other applications;

•	access to key corporate data stores;

•	connectivity to enterprise email and applications;

•	end-to-end security;

•	protection of intellectual property rights;

•	trusted and reliable brand;

•	return on investment;

•	push-based outbound port architecture;

•	integrated hardware, software and services platform;

•	intuitive interface and ease of use;

•	rich and efficient web-browsing experience;

•	competitive pricing;

•	attractive industrial design;

•	light weight converged devices;

•	reasonable battery life;

•	efficient bandwidth use; and

•	extensive customer care capabilities.
The Company believes that the barriers to entry to the wireless device and services market include the following:

•	proprietary technology platform, including hardware, software and service expertise;

•	intellectual property rights;

•	existing strategic alliances and relationships;

•	existing customer and channel relationships;

•	access to components and established supplier relationships;

•	scarcity of highly qualified personnel;

•	significant capital requirements;

•	significant development costs and time-to-market;

•	manufacturing expertise;

•	regulatory barriers, such as Federal Communications Commission (“FCC”) approval and network certification; and

•	market and brand recognition of industry leaders.
Success Factors
A global leader in wireless innovation, BlackBerry revolutionized the mobile industry with the introduction of the BlackBerry solution in 1999. Today, BlackBerry aims to inspire the success of its millions of customers around the world by continuously pushing the boundaries of mobile experiences.
The Company believes that the following characteristics give the Company a competitive advantage and differentiate its products and services from those of its competitors:

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Balancing IT and Consumer Demands. The Company has consistently developed products that balance end users’ demand for features with the demands of IT managers for security and manageability. The Company’s focus on enterprise-grade solutions continues to be widely embraced for its ability to meet the highest security demands of regulated industries and large enterprises to the more flexible and open needs of smaller companies or those with BYOD environments. To meet the growing demands of BYOD and corporate-owned personally enabled devices (“COPE”), the Company has deployed its multi-platform BES 10 solution that gives IT departments the ability to securely monitor multiple OS platforms, including iOS, Android and BlackBerry. Further, the Company recently announced the BES 12 platform, which will unify the support for BBOS and BlackBerry 10 devices, together with that for iOS, Android and Windows Phone. BlackBerry’s Secure Work Space also provides a containerization option for iOS and Android users to manage both work and personal content without having to sacrifice security. With Secure Work Space, users can securely access personal information, including calendars, corporate contacts, intranet browsers, documents and email accounts without having to set up a virtual private network.

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Support for Multiple Carriers, Geographies and Network Protocols. The BlackBerry solution offers choice and manageability for global customers. Through relationships with approximately 665 wireless carriers and distribution partners in more than 175 countries around the world, the Company is able to offer customers their choice of carrier depending on their needs in a particular geography. In addition, BlackBerry smartphones support many network protocols, including GSM/GPRS/EDGE/UMTS/HSPA, HSPA+, CDMA/1xRTT/Ev-DO and iDEN, offering customers the best choice of carrier and network technologies for their particular region without changing the underlying BlackBerry infrastructure.

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Growth of the BlackBerry Application Ecosystem and BBM. Applications on BlackBerry embrace the connected, social and “get-it-done” nature of the entire BlackBerry experience. BlackBerry applications can take advantage of seamless integration into the core OS and can easily connect to other applications, giving customers the ability to flow from application to application quickly and intuitively. BlackBerry 10 supports application choice for BlackBerry customers giving them access to an array of applications as well as visually attractive and experience-rich applications. In fiscal 2014, the Company launched its BBM service for free to iOS and Android, responding to its users’ desire to be able to connect to all of their friends and family, irrespective of the smartphone they carry.

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BBM Allows the Company to Satisfy Consumer and Enterprise Users' Need for Secure and Private Messaging Services. BBM allows consumer users to engage in private messaging on both BlackBerry OS and BlackBerry 10 devices and other device platforms. The messaging can be in the form of chat, voice or video. In the enterprise space, the eBBM Suite will allow customers in regulated industries to engage in private messaging in a way that allows them to achieve security and meet their compliance obligations.

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Access to Key Corporate Data Stores. BlackBerry Enterprise Server provides IT departments with the means to provide wireless access to all four main corporate data stores from a single integrated platform. The BlackBerry wireless platform is one of the only platforms in the market that provides access to corporate email and PIM, corporate voice PBX and hybrid IP/PBX stores, real-time computing and corporate IM such as IBM SameTime and Microsoft Live Communications Server, Microsoft Office Communications Server and enterprise applications such as CRM, and enterprise social networking and collaboration applications such as IBM Lotus Connections and IBM Lotus Quickr.

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Security. The BlackBerry platform was designed as an end-to-end solution with comprehensive security specifically for enterprise access to email, PIM and other corporate information from a single wireless device (the “BlackBerry Enterprise Solution”). Through integration with Microsoft Exchange, IBM Lotus Domino and Novell GroupWise, the BlackBerry Enterprise Solution provides corporate users with secure wireless access to their own corporate email rather than having to establish an additional email account. The Company’s security solution for enterprise customers includes end-to-end data encryption for confidentiality, robust remote IT management and full application controls to allow customers to address mobile malware. Inherent in the core platform is support for various Internet security standards such as SSL and IPSec, multiple user authentication schemes, a secure boot ROM, signed API access and an embedded firewall. In addition to the security built into the BlackBerry Enterprise Solution, the Company has developed a BlackBerry Smart Card Reader which further enhances BlackBerry device security for a wide range of government users. BlackBerry Enterprise Server Express has also been launched to provide enterprise grade security to the small and medium-sized enterprise user free of charge. The BlackBerry Enterprise Solution has passed rigorous security assessments by many of the leading security institutions around the world, including Common Criteria EAL 4+ certification for BlackBerry Enterprise Server 5.0 and BlackBerry OS 5.0. BlackBerry was the first mobile platform to achieve Common Criteria EAL 4+ certification. The BlackBerry Enterprise Solution has been certified by Fraunhofer Institute SIT, and has been approved for use under the CAPS program in the United Kingdom. In addition, the BlackBerry Enterprise Solution is the only mobile data solution approved by CESG, the National Technical Authority for Information Assurance in the United Kingdom to protect information classified up to and including “restricted”. BlackBerry smartphones on BES 10 was the first mobility platform to be awarded an

ATO and an FOC from the U.S. Defense Information System Agency (“DISA”) on the U.S. DoD networks, demonstrating BlackBerry’s ability meet the DoD’s most stringent security requirements. Prior to that, DoD officials approved the Security Technical Implementation Guides for BlackBerry 10 smartphones to be used on the DoD networks. BlackBerry 10 and BES 10 are also the first to have been approved by NATO for classified communications up to the level of “restricted”.

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Intellectual Property Rights. The Company has sought to protect the technology that it has developed through a combination of patent, copyright and trade secret protection, as well as through contractual arrangements.

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Strength of the BlackBerry Brand and Market Awareness. BlackBerry is a globally recognized, trusted smartphone brand and continues to rank among the most recognizable brands worldwide. In certain markets, brand alone is a strong influence on purchase decision.

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ROI. The return on investment for the BlackBerry solution provides customers with rapid payback for their purchase. The primary benefits include personal productivity and team workflow enhancements. The Company continues to launch new IT administrator and end user features designed to lower the cost of buying, deploying and managing the BlackBerry solution.

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BlackBerry Outbound Port Architecture. The BlackBerry wireless solution uses a secure infrastructure that does not require IT managers to compromise firewall security through the opening of an inbound firewall port. The BlackBerry infrastructure offers a number of efficiency and security benefits to carriers and end-users. These benefits are outlined in detail in this AIF under “Narrative Description of the Business - Competition”.

Strategy
The Company has announced that it is planning to transition to an operating unit organizational structure consisting of the Devices business, Enterprise Services, QNX Embedded business and Messaging. BlackBerry offerings in each of the four areas are differentiated and positioned around key themes such as security, productivity and communications. Based on the Company’s broad product portfolio and areas of differentiation, BlackBerry’s current focus is on serving enterprise customers, particularly in regulated industries including financial services, government and healthcare. The Company’s goal is to maintain its market leadership in the enterprise mobility segment by continuing to extend the functionality of its BES infrastructure beyond enterprise mobility management, to include application management, application enablement and application development and, on top of this extensive foundation, deliver additional horizontal and vertical applications. To achieve this vision, BlackBerry plans to align its businesses and operations around the four core areas to drive greater efficiency and speed in bringing new offerings to market, while optimizing assets and capabilities across all businesses in support of the Company’s overall strategy and financial objectives.
The four core areas of business focus are as follows:
Devices business
BlackBerry’s strategy in its Devices business is focused on delivering smartphone products that highlight BlackBerry technology strengths and areas of differentiation, in alignment with specific market opportunities and target segments. As a result, the Company expects to offer choice to both the enterprise and consumer markets through a portfolio of premium, affordable, QWERTY and full-touch smartphone products. This portfolio will continue to include the manufacture and sale of BlackBerry 7 smartphones for as long as there is demand for these products in the market. As described above, to drive cost and operational efficiencies, BlackBerry has entered into a joint device development and manufacturing agreement with Foxconn. The initial focus of this partnership is the development in early 2014 of the BlackBerry Z3, an all-touch BlackBerry 10 smartphone designed for Indonesia and other fast-growing markets. The partnership will also deliver the BlackBerry Classic (initially announced as the Q20), a device targeted for BlackBerry loyalists. This device will feature classic BlackBerry features such as the QWERTY keyboard, track pad and utility belt and classic BlackBerry user experiences and battery life.
The Company is focused on driving continued adoption of the BlackBerry 10 OS as a leading mobile platform. The Company expects that the BlackBerry 10 OS will transition the Company from mobile communications into true mobile computing. Expansion of the BlackBerry partner ecosystem and the development of end-to-end offerings that leverage the BlackBerry product portfolio are also key elements of the Company’s strategy to re-capture market share in the Devices business.
Enterprise Services
BlackBerry believes it has the largest installed base in the MDM market through its BES platform. Security, reliability and productivity are hallmark strengths of the BES platform and are instrumental to its success in the enterprise market, particularly in regulated industries. BlackBerry intends to maintain and strengthen its position as a market leader in the enterprise market through a variety of strategies, including building a high-touch enterprise sales force, focused marketing campaigns, an expanded partner ecosystem and the identification of alternative sales channels. In line with this focus, BlackBerry continues to enhance its enterprise offerings and long-term product strategy. New pricing and migration programs are now available to ease and accelerate customer migration to the BES 10 platform, such as the recently announced EZ pass program that will enable customers to move from BES and other MDM programs to BES 10 or BES 12 at the silver level of service for free. In addition, the Company has announced the next-generation BES 12 platform, which will unify the support for BBOS and BlackBerry 10 devices, together with that for iOS, Android and Windows Phone. The Company's solutions will maintain a key focus on security, productivity and collaboration. The BES 12 platform is in development with significant enhancements to include enhanced multi-platform support, an enhanced architecture for on-premise and cloud deployments and backwards compatibility allowing unification of prior versions of BES. BES 12 will allow businesses to manage the growing IT trend of securely supporting multiple devices and operating systems, as well as employees’ personal devices, within a single corporate IT infrastructure. BlackBerry intends to have a continued strategic focus on regulated industries that rely on stringent security needs, as well as on the government market where BlackBerry is the only MDM provider to obtain ATO and FOC status with the U.S. DoD. Longer term, the Company plans to focus on additional value-added services to further enhance BlackBerry’s enterprise offerings. For example, the Company has announced the planned launch of eBBM Suite, a family of products and services to provide secure, enterprise-class mobile messaging. BlackBerry also intends to leverage its strengths and expand further into new strategic vertical markets.
QNX Embedded business
Over the past 30 years, QNX software has become a significant part of everyday life, with people encountering QNX-controlled systems while driving, shopping, watching television, using the Internet, or even turning on a light. QNX technology is deployed by over 40 automotive original equipment manufacturers in more than 250 vehicle platforms in tens of millions of vehicles throughout North America, Europe and Asia. Based on its proven technology and reputation for reliability, QNX technology is a preferred choice for mission-critical, secure, life safety-critical systems such as air traffic control systems, medical imaging equipment, and nuclear power plants. QNX enables powerful multimedia features and can be found in a variety of products from automotive infotainment systems to casino gaming terminals. The Company sees the opportunity to leverage its full product portfolio, including QNX, to develop machine-to-machine applications to enable a world of ever-more connected wireless devices and plans to address this emerging market with the introduction of the QNX Cloud platform in fiscal 2015.
Messaging
The Company is focused on expanding its base of approximately 85 million BBM users through platform enhancements and cross-platform support. The latest release of BBM delivered numerous new features such as free voice calling over Wi-Fi, one-click sharing of files and photos, Dropbox integration, location sharing and BBM Channels, among others. BBM Channels extends the popular BBM experience to brands, artists, businesses and communities, connecting consumers and groups in real-time. BBM is now available on iOS and Android platforms, in addition to BlackBerry 10, responding to smartphone users' desire to be able to connect to all of their friends and family, regardless of the smartphone they carry. Future BBM releases will be made available to Windows Phone and Nokia X customers, as announced in February 2014. The Company has also announced that BBM will be pre-loaded on LG smartphones in markets around the world and a variety of Android-based smartphones from leading OEMs across Africa, India, Indonesia, Latin America and the Middle East. The Company believes that a corresponding increase in the user base for the BBM service could lead to increased opportunities for monetization of the services offered through the platform, through advertising or through the implementation of the solutions by enterprise customers. As mentioned above, the Company has also announced eBBM Suite to further extend the reach of the BBM user base and as a strategy for monetizing the value of the BBM platform and its growing user population.
Additional considerations
For each of the four core businesses, the following areas-go-to-market/ecosystem, strategic investment, operations and talent management-are critical success factors to the Company’s strategy:

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Seeking strategic alliances and relationships. BlackBerry intends to broaden the scope and continue to strengthen and develop its strategic alliances. The Company may also consider new types of partnerships and relationships that could involve closer collaboration with other technology leaders to affirm and enhance the Company’s competitive position as a primary mobile device and solutions provider. Areas of strategic alliances and relationships include, but are not limited to, software application developers and companies, global telecommunications carriers, intranet and Internet applications and portal companies, Internet social networking providers, multimedia content providers, gaming platform vendors, consumer electronics retailers, microchip and other manufacturers, and global systems integrators.

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Targeted acquisition and investment strategy. BlackBerry will continue to evaluate and acquire companies and make investments in products that provide opportunities for growth or expansion of the BlackBerry value proposition. These may include, but are not limited to, companies or products related to software, wireless solutions, security, and applications, among others. The Company also intends to continue to acquire rights in intellectual property in various forms and technologies when appropriate opportunities arise.

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Achieving best in class operational metrics. BlackBerry intends to further simplify business processes and target areas of the business where greater efficiencies can be achieved. The Company is focused on driving best in class operational metrics through the implementation of broad efficiency programs across all functions in the organization. Through the Company’s CORE program, the Company is targeting areas such as product lifecycle management, supply chain management and business support services to achieve best in class operational metrics. In addition, the Company intends to continue transforming the organizational culture to reduce complexities and increase accountabilities while aligning employees behind the BlackBerry vision, mission and values.

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Continuing to invest in highly qualified personnel. BlackBerry believes that the quality and skills of its employees have been key factors in its success to date. The Company intends to continue its recruiting strategies and operations worldwide to support its product development and growth strategies and ensure the needed strategic capabilities are in place. BlackBerry intends to retain, attract and develop employees to drive organizational performance and foster an environment of innovation, learning and development for the Company’s talented workforce while ensuring a cost effective organization.

Products and Services
The Company’s primary revenue stream is generated by the BlackBerry wireless solution, comprised of smartphones, service and software. BlackBerry service is provided through a combination of the Company’s NOC and the wireless networks of the Company’s carrier partners.
The Company also generated revenue from the embedded market through licensing QNX software products and providing professional services to support customers in developing their products.
The Company also generated other revenue from accessories, non-warranty repairs, BlackBerry World and gains and losses on revenue hedge contracts.
The Company’s revenue mix from continuing operations for fiscal years 2014 and 2013 is as follows:

Revenue (U.S. millions)	March 1, 2014		March 2, 2013
Hardware	$3,785	55.5%	$6,648	60.0%
Service	2,698	39.6%	3,910	35.3%
Software	235	3.5%	261	2.4%
Other	95	1.4%	254	2.3%
	$6,813	100.0%	$11,073	100.0%
BlackBerry Smartphones
The Company’s most current smartphones include BlackBerry 10 smartphones, powered by the BlackBerry 10 OS, and BlackBerry 7 smartphones, powered by the BlackBerry 7 OS.
BlackBerry smartphones are available from hundreds of carriers and indirect channels, through a range of distribution partners, and are designed to operate on a variety of carrier networks, including HSPA/HSPA+/UMTS, GSM/GPRS/EDGE, CDMA/Ev-DO, and iDEN. In certain markets, BlackBerry 10 smartphones are also available directly from the Company at ShopBlackBerry.com.
BlackBerry 10 Smartphones
In fiscal 2013, the Company introduced the re-designed, re-engineered, and re-invented BlackBerry platform that created a new and unique mobile computing experience. Two new LTE-enabled smartphones powered by the new BlackBerry 10 OS, the BlackBerry Z10 (all-touch) and BlackBerry Q10 (touch with physical keyboard), were introduced on January 30, 2013.
In fiscal 2014, the Company also introduced the BlackBerry Q5 (featuring a physical QWERTY keyboard and touchscreen), the BlackBerry Z30 (featuring a 5” display and BlackBerry 10.2 OS) and the elite, all-touch Porsche Design P’9982, and announced the BlackBerry Z3 as the first smartphone to be developed under the Company’s strategic partnership with Foxconn.
In February 2014, the Company also announced the BlackBerry Classic, an upcoming QWERTY smartphone that merges the power of BlackBerry 10 with the classic BlackBerry design and experience, realized with hard buttons as well as an integrated trackpad.
Certain notable features of the BlackBerry 10 smartphones include:

•	BlackBerry Hub (one dedicated place to manage all conversations and notifications);

•	BlackBerry Balance (enables users to manage work and personal conversations by splitting out work and personal accounts into different views within the BlackBerry Hub);

•	BlackBerry Remember (a task manager that enables users to add tasks from anywhere on the device);

•	BlackBerry Flow (enables users to easily switch between applications without exiting or using a “home” button);

•	BBM Video with Screen Share (enables users to instantly switch their BBM chat to a BBM Video conversation);

•	Time Shift and Story Maker (enables users to create the picture perfect shot with BlackBerry Time Shift mode and create and share stories, weaving together photos, videos and music into a movie); and

•	Secure Enterprise Instant Messaging (enables users to securely communicate over Microsoft Lync, Microsoft Office Communication Server or IBM Lotus Sametime).
In addition, BlackBerry 10 smartphones feature BlackBerry World, a content distribution storefront managed by the Company that enables developers to reach BlackBerry subscribers around the world. BlackBerry World is available in over 170 markets and supports 23 currencies and 33 languages. Over 6 billion applications have been downloaded on BlackBerry OS and BlackBerry 10 from the over 400,000 applications available on those platforms in total. BlackBerry World provides BlackBerry smartphone users with a way to discover and download/purchase applications directly from their BlackBerry smartphone.
The Company also launched substantial software updates to its BlackBerry 10 smartphone platform, including versions 10.1, 10.2 and 10.2.1., with hundreds of new enhancements and refinements.
The Company continues to be focused on serving its customers and driving the adoption of BlackBerry 10 and BES 10 around the world.
BlackBerry 7 Smartphones
In fiscal 2012, the Company introduced the BlackBerry 7 portfolio running the BlackBerry 7 OS. These smartphones remain popular and include the BlackBerry Bold 9900 series (9900/9930/9970) and the BlackBerry Curve 9300 series (9315/9310/9360).
In fiscal 2014, the Company introduced a new BlackBerry 7 smartphone, the BlackBerry 9720 running OS 7.1.
BlackBerry Enterprise Service
BES 10
Launched in fiscal 2013, BES 10 is the Company’s powerful, enterprise mobility management solution. BES 10 represents a consolidation of BlackBerry's enterprise mobility management product portfolio, which includes MDM, security, infrastructure and application management.
BES 10 brings together device management, industry leading security and mobile applications management for pre-existing BlackBerry smartphones, BlackBerry PlayBook tablets and BlackBerry 10 smartphones in a consolidated solution. It also provides a single console for managing BlackBerry devices and devices running Google Android and Apple iOS operating systems.
In fiscal 2014, the Company:

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launched Secure Work Space for BES 10, a new containerization, application-wrapping and secure connectivity option that delivers a higher level of control and security to iOS and Android devices, providing organizations the flexibility to embrace BYOD on multiple platforms without sacrificing security. With Secure Work Space, users can securely access personal information, including calendars, corporate contacts, intranet browsers, documents and email accounts without having to set up a virtual private network;

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launched substantial updates to BES 10, including versions 10.1 and 10.2, to further enable organizations to balance end-user and enterprise needs with expanded capabilities to support multi-platform environments; and

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announced a new pricing and licensing structure providing two simple tiers, Silver and Gold (each with differentiated BlackBerry capabilities and features), and a new EZ pass program that will enable customers to move BES and other MDM programs to BES 10 or BES 12 at the Silver level of service for free.

BES 12
In February 2014, the Company announced its plans for the next generation of BES, BES 12. It is intended that the BES 12 platform will offer backward and future compatibility, unifying BES 10 and BES 5 on to one platform. BES 12 will enable organizations to develop enterprise-grade applications that are quickly deployed to BlackBerry smartphones and other mobile devices and provide customers with the ability to move securely from on-premise to the cloud effortlessly, and is expected to be available by the end of calendar 2014.
QNX
The Company’s QNX software is primarily aimed at the embedded systems market. It is also the technology behind the BlackBerry 10 OS. QNX technology is deployed by over 40 automotive OEMs in more than 250 vehicle platforms in tens of millions of vehicles throughout North America, Europe and Asia. Based on its proven technology and reputation for reliability, QNX technology is a preferred choice for mission-critical, secure, life safety-critical systems such as air traffic control systems, medical imaging equipment, and nuclear power plants. QNX enables powerful multimedia features and can be found in a variety of products from automotive infotainment systems to casino gaming terminals.
QNX unveiled new technology in automotive and cloud services at the January 2014 International Consumer Electronics Show, including the QNX Acoustics Active Noise Cancellation and Engine Sound Enhancement products which can remove sound from the vehicle cabin caused by advanced fuel saving techniques and add sound back into the cabin to allow automakers to brand the in-vehicle experience. In February 2014, QNX launched the QNX Neutrino Software Development Platform (version 6.6), QNX Software Development Kit for Apps and Media (incorporating a browser environment to enable HTML5 applications and the QNX Multimedia software, which enables playback and indexing of both physical and digital media sources), QNX CAR Platform for Infotainment (version 2.1), which is built to enable the automotive electronics Tier 1 industry to move faster from concept to production and supports the in-car user experience including media playback, smart phone integration with hands free systems, voice recognition, vehicle health, with applications environment support for certain Android applications.
In addition, the Company also announced that QNX expects to introduce the QNX Cloud platform in fiscal 2015, a cloud-based machine-to-machine management and communication platform targeting embedded computing device manufacturers.
BBM
The Company’s instant mobile to mobile private messaging service, BBM, is utilized by over 85 million monthly active users (as of March 25, 2014).
The latest release of BBM includes powerful innovations such as free voice calling over Wi-Fi, one-click sharing of files and photos, Dropbox integration, location sharing and BBM Channels, among others. BBM Channels extends the popular BBM experience to brands, artists, businesses and communities, connecting consumers and groups in real-time. BBM is now available on iOS and Android platforms. Future BBM releases will be made available to Windows Phone and Nokia X customers, as announced in February 2014. The Company has also announced that BBM will be pre-loaded on LG smartphones in markets around the world and a variety of Android-based smartphones from leading OEMs across Africa, India, Indonesia, Latin America and the Middle East.
In fiscal 2014, the Company also announced the eBBM Suite, a new family of products and services that work with BlackBerry smartphones and the BlackBerry enterprise solution, BES and BES 10, to provide enterprise-class mobile messaging that brings together the core strengths of BBM with features and capabilities aimed at enterprises. BBM Protected will be the first solution offered in the eBBM Suite and the Company believes it will provide regulated industries the most secure and reliable real-time mobile messaging in the industry.
Third Party Software Developers
The Company provides a feature rich open standards-based development platform which allows third party commercial and enterprise software developers to build and deploy custom applications to run on BlackBerry smartphones. To facilitate this, the Company provides a number of products and technologies to third party developers, wireless carriers and enterprise customers to enable them to develop, distribute and manage these applications. For application development, the Company provides a suite of software development tools for BlackBerry smartphones, enabling applications to be developed using technologies such as Java, HTML5, Javascript®, Native C/C++/Qt with OpenGL® ES support, Adobe® Flash® and Adobe® AIR® and BlackBerry 10 will run most Android Gingerbread 2.3.3 and JellyBean 4.2.2 applications without any code changes. The Company released BlackBerry 10 SDKs in fiscal 2013 built on open standards and open source wherever possible in order to provide developers with a rich development experience. The Company also provides a variety of advanced services to application developers to enable them to develop deeply integrated applications that leverage online network services. These advanced services include the BlackBerry Messenger Social Apps Platform, Push Service, Payments Service, Advertising Service, Location Service, Maps Services, Analytics Service and Scoreloop. Using these services, developers can create applications that take advantage of integrated social networking services, push notifications, in-app payments and advertising, advanced location services, application usage information, and social gaming features.
QNX Software Development Platform 6.6 will also run most Android Gingerbread 2.3.3 and Jellybean 4.2.2 applications without any code changes.

The Company embraces open standards and includes a variety of open source libraries out of the box including Lua, OpenAL, cocos2d-x, and Box2D and has an open source repository that can be accessed at github.com/blackberry. The Company promotes an open ecosystem that makes it easier for developers to target multiple platforms through partnerships with Appcelerator, Cordova, dojo, jQuery Mobile, Marmalade, NME, Qt, Sencha Touch and Unity.
For distribution and management of enterprise applications, the Company provides a suite of tools and technologies within BES 10 to enable secure and managed provisioning of applications to enterprise employees. This includes capabilities for both commercial packaged application and in-house corporate applications. Enabling vertically focused enterprise applications is a key focus of BlackBerry. For distribution, BlackBerry World allows organizations to offer employees easy access to a catalogue of trusted applications along with their own internal applications.
For distribution of personal and consumer applications, the Company provides wireless carriers with the ability to distribute select applications and rich media content to their customer base and also provides BlackBerry World as a direct storefront for BlackBerry customers.
BlackBerry® WorldTM is a content distribution storefront managed by the Company that enables developers to reach BlackBerry subscribers around the world. Launched on April 1, 2009, BlackBerry World is now available in over 170 markets and supports 23 currencies and 33 languages. Over 6 billion applications have been downloaded on BlackBerry OS and BlackBerry 10 from the over 400,000 applications available on those platforms in total. BlackBerry World provides BlackBerry smartphone users with a way to discover and download/purchase applications directly from their BlackBerry smartphone. Users can purchase applications using their personal PayPal® account, credit card and through carrier billing. With 76 carriers in 50 countries around the world, users are able to purchase applications and have the charge applied directly to their wireless carrier bill. The Company is continuing to expand the reach and availability of its carrier billing service to many more carriers and customers around the world.
Industry Associations
The Company is an active participant in numerous industry associations and standards bodies including:

•	Alliance for Telecommunications Industry Solutions (ATIS)

•	American National Standards Institute

•	Application Developers Alliance

•	Auto Parts Manufacturers' Association (APMA)

•	Auto Tech Council

•	Bluetooth SIG

•	Connected Car Consortium (CCC)

•	Connected Vehicle Trade Association (CVTA)

•	Consumer Electronics Association (CEA)

•	Electronic Industry Citizenship Coalition (EICC)

•	European Telecom Standards Institute

•	The Global e-Sustainability Initiative (GeSI)

•	GlobalPlatform

•	GSM Association

•	IEEE (Professional Support Services for P1725)

•	International Telecommunication Union (ITU)

•	JEDEC

•	MIDI

•	MIPI: Mobile Industry Processor Interface

•	National Marine Manufacturers Association (NMMA)

•	Open Mobile Alliance

•	Safety-Critical Systems Club (SCSC)

•	Secure Data Card (SD) Association

•	Telecommunications Industry Association (TIA)

•	UPnP Forum (Universal Plug and Play)

•	Wi-Fi – Alliance

•	World Wide Web Consortium (W3C)
The Company’s involvement with these and other associations includes standards development, government advocacy, joint marketing, participation in conferences and trade shows, training, technology licensing by the Company and business development.
Sales, Marketing and Distribution
The Company markets and sells its BlackBerry wireless solution primarily through global wireless communications carriers as well as through third party distribution channels which distribute the solution to end users. The Company has a number of carrier-focused business units that support the sales and marketing efforts of the Company’s carrier partners through training, technical account management and sales and marketing support. As of March 1, 2014, the Company’s marketing, sales and business development, BlackBerry operations, customer support and technical support teams consisted of approximately 1,600 full time employees. In certain markets, BlackBerry 10 smartphones are also available directly from the Company on ShopBlackBerry.com.
The Company sells QNX software and services, including development tool licenses, support and engineering services, directly to customers using its QNX-specialized sales force, as well as through embedded distribution partners throughout the world. The Company also collects royalties for QNX software shipments by its customers in such customers' embedded devices.
Customers
The Company is dependent on a number of significant global carrier and distributor partner customers with respect to the sales of its products, both in terms of the numbers of devices sold and the aggregate value of its sales.
The Company sells to a variety of customers and there were no customers that comprised more than 10% of accounts receivable as at March 1, 2014 (March 2, 2013 – no customers that comprised more than 10%). Further, there were no customers that comprised more than 10% of the Company’s revenue in fiscal 2014 (fiscal 2013 – no customers that comprised more than 10%). The primary direct customers for the BlackBerry wireless solution are wireless carriers and distributors.
The Company sells GSM/GPRS/EDGE, CDMA/Ev-DO/Ev-DO Rev A, UMTS/HSPA, HSPA+ and iDEN devices and software to carriers, who in turn bundle devices and software with airtime and sell a complete wireless solution to end customers. The Company also sells devices through indirect channels and these devices are resold by a third party with or without a service plan from the Company’s carrier partners. Software is licensed directly to end customers, although it is distributed by carriers, resellers and directly through the Company. The Company’s BES supports multiple networks and devices, so that BlackBerry service from multiple carriers can be deployed within an enterprise using the same BES software.
In addition to sales via carriers, the Company offers its enterprise software and services directly and through distribution and reseller channel partners. The Company has a geographically dispersed direct enterprise salesforce, which it is further expanding, and a channel management organization.
QNX products, licenses and services are sold directly to OEM customers in a variety of vertical markets, as well as indirectly through a reseller channel.
The Company’s revenues by geographic region are as follows:

	For the Fiscal Year Ended
(in U.S. millions)	March 1, 2014		March 2, 2013
North America
Canada	$491	7.2%	$661	6.0%
United States	1,320	19.4%	2,235	20.2%
	1,811	26.6%	2,896	26.2%
Europe, Middle East and Africa
United Kingdom	604	8.9%	1,238	11.2%
Other	2,387	35.0%	3,264	29.5%
	2,991	43.9%	4,502	40.7%
Latin America	907	13.3%	2,114	19.1%
Asia Pacific	1,104	16.2%	1,561	14.0%
	$6,813	100.0%	$11,073	100.0%

Competition
The Company is engaged in an industry that is highly competitive and rapidly evolving and, to date, no technology has been exclusively or commercially adopted as the industry standard for wireless data communication. Accordingly, both the nature of competition and the scope of the business opportunities afforded by this market are currently evolving, uncertain and highly competitive.
While the Company has enjoyed rapid growth in many international markets such as Thailand, Indonesia, Spain, Latin America, and others in recent years, particularly in the consumer segment, the Company has seen its global market share decline over the past several years relative to companies such as Apple with its iOS ecosystem, and companies that build smartphones based on the Android ecosystem, such as Samsung. In the United States, the Company has experienced a substantial decline in its largest market and experienced a large net decrease in its subscriber base. This decline is due to a variety of factors including consumer preferences for devices with access to the broadest number of applications, such as those available in the iOS and Android environments. Market share has also been impacted by the significant number of new Android-based competitors that have entered the market, and a growing trend in enterprises to support multiple devices. In addition, uncertainty relating to the Company's recently completed strategic review process, as well as previously-disclosed announcements concerning the Company's operational restructuring, recent Board and management changes and the Company's workforce reductions may have increased market uncertainty as to the future viability of the Company and may have negatively impacted demand for the Company's products, including the BES 10 platform and BlackBerry 10 smartphones.
Despite increased competitive pressures in consumer segments, the Company remains a leader in enterprise mobility, with deployments in over 87% of the Fortune 500 companies. BlackBerry smartphones in combination with the BlackBerry Enterprise Server set the standard in mobile enterprise for secure, reliable and manageable mobile access to enterprise resources and applications. However, trends towards BYOD deployments, wherein many companies are allowing employees to connect their own smartphones to corporate networks, have increased competitive pressure on the Company in the enterprise market. New products and services such as BlackBerry 10 smartphones with BlackBerry Balance, which allows for the secure co-existence of enterprise and corporate data on BlackBerry devices, and BES 10, the Company’s next generation BES that supports MDM services for BlackBerry 10 smartphones as well as iOS and Android based devices through a unified BlackBerry administration console, demonstrate the Company’s continued innovation and leadership and are intended to further solidify the Company’s position in the enterprise market.
Strategic relationships in the wireless data communications industry are also evolving. Specific infrastructure manufacturers, network operators, content providers and other businesses within the industry may currently be customers of, suppliers to, strategic partners with, or investors in, other businesses. The Company is currently working with a number of businesses, some of which are direct competitors with each other and others of which are current or potential competitors of the Company. It is unclear to what extent network infrastructure developers, enterprise software vendors, PC or tablet vendors, key network operators or content providers and others will seek to provide integrated wireless solutions, including access devices developed internally or through captive suppliers.
Providers of major mobile operating system platforms that compete with the Company’s BlackBerry platform include Apple Inc. (iOS), Google Inc. (Android) and Microsoft Corporation (Windows Phone). In the wireless data communications access market, the Company is aware of a number of suppliers of access devices for public wireless data networks, including: Apple Inc., Google Inc., Samsung Electronics Co., Ltd., LG Electronics Mobile Communications Company, Lenovo Group Ltd., HTC Corporation, Huawei Technologies Co., Ltd., Microsoft Corporation, Nokia Corporation, ZTE Corporation, IBM Corporation, SAP AG, Citrix Systems, Inc., VMware, Inc., Mobile Iron, Inc., and Good Technology Corporation. Competitors of the Company's QNX business include Microsoft Corporation, Green Hills Software, Intel Corporation, MontaVista Software, Mentor Graphics Corporation, and Sysgo AG. Products that compete with the Company's BBM service include WhatsApp, Facebook Messenger, Skype, Line, iMessage, WeChat, Viber, Kik, Kakao Talk, Telegram and Snapchat. Some of the Company’s competitors have greater name recognition, larger customer bases, and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company.
Providers of embedded software that compete with the Company's QNX business include Microsoft Corporation, which offers a competitive product (Compact Embedded or CE) and offers the Windows 8 Automotive stack for automotive infotainment applications. Apple Inc. and Google Inc. have not entered the embedded computing space to date; however, both have demonstrated interest in the automotive sector. Apple’s CarPlay software is resident on the iPhone and projects via a wired digital connection its own infotainment user experience onto the screen in an automobile. Google’s Android has been adapted by third parties to power an automotive infotainment system, but the adaptation prevents these instances from Google certification and access to Google services. Other companies and products competing with QNX technology include Green Hills Software (Integrity product), Intel Corporation (Wind River Vx Works product), Open Source Linux, MontaVista

Software, Mentor Graphics Corporation, Micro iTron and Sysgo (AG) (PikeOS) in specific embedded verticles. In addition, Nuance Communication Inc.'s SSE product competes with QNX in the acoustics market.
A variety of approaches are being pursued as diverse handset and handheld vendors attempt to provide mobile access to corporate data. These approaches include smartphones, superphones, other mobile data devices such as tablets and netbooks, a variety of middleware offerings and other end-to-end integrated wireless solutions.
A key aspect of competitive differentiation among industry participants involves the inclusion of a sophisticated NOC in the system architecture. The Company pioneered the use of a sophisticated multi-node centralized architecture responsible for the routing of messages to and from devices. The key benefits of the NOC are message delivery reliability, network utilization efficiency and security. By isolating firewalls from the devices, NOCs avoid the need for numerous simultaneous inbound connections through the firewall which is a significant security consideration for many IT managers. Other benefits of NOCs include eliminating the opportunity for Denial of Service Attacks against the firewall, protecting against bad packets reaching devices, and enhancing service quality by providing advanced compression and by acting as a buffer between the limited capacity of wireless networks and the massive capacity of the wired environment.
Key aspects of competitive differentiation among other industry participants in the embedded software market and QNX include QNX’s POSIX compliant micro-kernel architecture resulting in improved reliability, tools allowing developers to understand their software’s behavior, and the in-depth knowledge of the software that QNX provides (as QNX wrote the majority of this software and continues to maintain it). In cases where QNX did not write the software, detailed analysis is available to aid its customers with licensing. These elements combine to allow the QNX software to achieve certifications for medical, security and life safety critical applications.
Product Design, Engineering and Research and Development
The Company’s research and development (“R&D”) strategy seeks to provide broad market applications for products derived from its technology base. As of March 1, 2014, the Company’s research and development team consisted of 4,353 full time employees. Research and development expense was approximately $1.3 billion in fiscal 2014, compared to $1.5 billion in fiscal 2013.
Efficiencies in mechanical stack up, board layout, component integration and attachment technology combined with proprietary software and firmware features allow the Company to customize its core proprietary robust hardware designs to address new applications, network protocols and transmission frequencies. The Company’s tunable closed loop radio transceiver technology can be adapted to support multiple protocols in the wireless data communications market, supporting its position as a primary supplier of wireless and related hardware and software products.
The Company has developed its own radio code stack and incorporates this radio code stack into the processors that are deployed in BlackBerry smartphones. Additionally, QNX, a subsidiary of the Company, has developed an embedded computing platform utilizing the unique micro kernel POSIX certified OS, multimedia and infotainment platform-specific middleware, as well as acoustic processing products. This QNX Neutrino OS is the basis for BlackBerry 10 smartphones and supports the integration of all hardware components and security features.
The development and support of the Company’s products require several key areas of expertise within the Company to be closely integrated. The Company has recruited and developed teams with expertise in these required areas and the Company believes that the integration and focus of these teams provides the Company with a significant competitive advantage. The following chart outlines several of these key areas of expertise together with their design and user benefits.

Key Area of Expertise	Design and User Benefits
Application & User Interface Technologies	Fluid, user-friendly applications with hardware acceleration for maximum performance; deep integration into core experience Rich tooling enabling rapid development and superior user experience

Power Management	Low power requirements – efficient battery consumption

Firmware	Integration, customization – low cost, small size, efficient battery consumption

Software Tools	Software development kits – more applications available

Testing Software	Fast and thorough test/debug – low cost, better quality, improved service/support

Mechanical Engineering	Robust design for highest quality standards deliver best in class customer satisfaction Use of new materials guarantee slimmest packaging and integration of new technologies

Operating System Technologies
High performance, scalable and secure operating system platform spanning handsets, automotive and general embedded markets

Richer user experiences, common application ecosystem, embracing of open standards

Multi-tasking and rich developer environment

Embedded Middleware	Highly scalable, modular software for infotainment applications

Product Design	Award winning products / outstanding customer experience through software and user interfaces

RF Engineering	High performance radio – low cost, small size, efficient battery consumption, better coverage

Display	High resolution bright displays with improved power characteristics

Audio	Improved audio quality in all environments through hardware and signal processing design. Excellent multi-media capability

Acoustics	Echo and noise cancellation, wind buffeting removal, active noise cancellation, engine sound enhancement

Intelligent Antennas	Effective tunable closed loop radiated power - better connectivity in fringe coverage

Analog RF & Digital ASIC	Integration – low cost, small size
The Company’s R&D efforts are focused primarily on the following areas:

•	developing productivity focused devices for current and emerging wireless network technologies and market segments;

•	revolutionizing smartphones through the further development of BlackBerry 10 OS;

•	developing core technology and platforms for next generation air interfaces and networks, including evolution of 3G and 4G wireless networks;

•	evolving the functionality, security and performance of its BlackBerry wireless solution and BlackBerry smartphones;

•	building device software including operating systems, radio code, graphics and media frameworks, application runtimes, networking technologies, and BlackBerry applications;

•	developing server and desktop software for enterprise and consumer environments;

•	developing infrastructure systems to provide the underlying support for wireless network and Internet connectivity;

•	providing a platform and tools for third party software developers and enterprises to write and wirelessly enable applications;

•	improving manufacturing and testing technologies; and

•	developing accessories to be used with BlackBerry smartphones.
The Company also engages in longer term fundamental research both directly and by selective funding of university research projects.
The Company endeavors to take advantage of specific government and academic financial assistance programs to support its research activities where available.
The Company dedicates a major portion of its R&D investments to software for the BlackBerry wireless solution. This includes device and platform software as well as device applications, server software and infrastructure with an emphasis on satisfying the needs of both corporate IT departments and individual customers.
The Company has previously entered into two project development agreements with Technology Partnerships Canada (“TPC”), which provided partial funding for certain research and development projects. Funding received by the Company from TPC for the first agreement (TPC-1) totaled $3.9 million and was repayable in the form of royalties of 2.2% on gross product revenues resulting from the project. The Company was obligated to pay royalties on all project revenues up to a maximum of $6.1 million. The Company has fully repaid its obligations with respect to TPC-1. The second agreement with TPC is for a development project (TPC-2) under which total contributions from TPC have been $23.3 million. The Company had fulfilled all prerequisite funding conditions and recorded all of the contributions as at February 28, 2004. This contribution is repayable to TPC in the form of a royalty of 2.2% on gross business revenues, subject to the Company maintaining a minimum number of Canadian employees and to certain annual maximum amounts through fiscal 2015, not exceeding $45 million. The Company has recorded $4.9 million (CAD) on account of TPC royalty repayment expense with respect to TPC-2 obligation during fiscal 2014.
The Company also qualifies for investment tax credits (“ITC”) on eligible expenditures on account of Canadian scientific research and experimental development. In fiscal 2014, the Company recognized the benefits of its ITC in its consolidated statements of operations as a reduction in income tax expense.
Intellectual Property
The policy of the Company is to apply for patents, acquire and/or seek other appropriate proprietary or statutory protection when it develops valuable new or improved technology. The Company believes that the rapid pace of technological change in the communications industry makes patent and trade secret protection important, and that this protection must be supported by other means including the ability to attract and retain qualified personnel, new product introductions and frequent product enhancements.
The Company protects its technology through a combination of patents, designs, copyrights, trade secrets, confidentiality procedures and contractual arrangements. The Company seeks to patent key concepts, components, protocols, processes and other inventions that it considers to have commercial value or that will likely give the Company a technological advantage. Although the Company applies for patent protection primarily in Canada, Europe and the United States, the Company has filed, and will continue to file, patent applications in other countries where there exists a strategic technological or business reason to do so. To broadly protect the Company’s inventions, the Company has a team of in-house patent attorneys and also consults with outside patent attorneys who interact with employees, review invention disclosures and prepare patent applications on a broad array of core technologies and competencies. As a result, the Company owns rights to an array of patented and patent pending technologies relating to wireless communication technology.
It is the Company’s general practice to enter into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of its proprietary information. In addition, the Company generally enters into agreements with employees that include an assignment to the Company of all intellectual property developed in the course of employment.
The Company also enters into various types of licensing agreements related to technology and intellectual property rights. The Company enters certain of these agreements to obtain rights that may be necessary to produce and sell products into the wireless industry. The Company may also license its technology and intellectual property to third parties through various licensing agreements.
Production
The Company outsources the majority of its manufacturing to specialized global EMS companies who are positioned to meet the volumes, scale, cost and quality requirements of the Company. The Company strives to reduce its risk and dependency on these companies by having various partners located in key geographical locations, thereby increasing leverage on cost, quality and operational performance. Constant and immediate access to each manufacturing facility is available upon the Company’s demand, and these facilities are regularly audited by Company personnel trained in this function. The Company also operates a facility in Waterloo, Ontario, that is approximately 242,000 square feet and is primarily focused on New Product Introduction (“NPI”) and research and development related activities.
In the coming year, the Company expects to continue to evolve its supply chain model, including through its new partnership with Foxconn. The Company’s joint device development and manufacturing agreement with Foxconn demonstrates BlackBerry’s commitment to the device market for the long-term and its determination to remain the innovation leader in secure end-to-end mobile solutions. Under this new partnership, Foxconn is jointly developing and manufacturing the BlackBerry Z3 smartphone for Indonesia and other fast-growing markets. The devices manufactured by Foxconn will be purchased and resold by BlackBerry. The Company expects the partnership with Foxconn will enable the Company to focus on iconic design, world-class security, software development and enterprise mobility management while simultaneously addressing fast-growing markets, leveraging Foxconn’s scale, efficiency and supply chain to allow the Company to compete more effectively while reducing the Company's inventory risk. The Company’s new hardware model will also strive to provide a supply chain with speed advantages in designing for faster product life cycles, as well as to leverage scale and manufacturing strength beyond current volumes.
The Company will also look to continue to enhance its new product introduction and supply chain planning activities through further integration with internal research and development activities.
The Company generally controls sourcing decisions for materials and services that are incorporated into Company products. Outsourced manufacturing partners are responsible for transacting business on behalf of the Company with component suppliers, but the Company generally negotiates pricing of these materials and services. Depending on market conditions, the Company may order more or less of a particular material or service and when possible, attempts to source components from at least two suppliers with a view to avoiding different types of supply disruption. Component availability and pricing of components may also be affected by the volumes the Company generates, compared to the volumes a competitor may require. See also “Risk Factors - The Company relies on its suppliers to supply functional components and is exposed to the risks that these suppliers will not supply components on a timely basis or of the desired quality; if the Company’s sales volumes decrease or do not reach projected targets, it may face increased costs that could make its products less competitive.”
Regulatory Matters
In addition to the regulatory requirements applicable to any business, an access device manufacturer must obtain certification from the radio/telecommunications regulatory authorities in most jurisdictions before commencing commercial sale of its products in those jurisdictions. A significant competitive advantage exists for manufacturers with established businesses who have previously met the certification requirements for their products and who are familiar with the regulatory process.
The Company’s products must be approved by the FCC before they can be used in commercial quantities in the United States. In Canada, the relevant regulatory authority is Industry Canada. The European Community (“EC”) defines EC marking requirements within the Radio and Telecommunications Terminal Equipment (“R&TTE”) Directive for use in EC member states. Regulatory requirements are similar in other jurisdictions. All regulators require access devices to meet various standards, including limits with respect to interference with other electronic equipment and safety standards with respect to human exposure to electromagnetic radiation.
The Company’s BlackBerry wireless devices, which are made commercially available by the Company across multiple markets, meet FCC, Industry Canada, and EC requirements. In addition, Company devices have obtained regulatory approvals required by other countries where such products are made commercially available by the Company. As BlackBerry has started to design and market devices in selected regions only, not every device will meet FCC, Industry Canada and EC requirements. The most recent example is the Z3 device, which is primarily designed for the Indonesian market and is not tested to meet all of the FCC, Industry Canada and EC requirements. Whether devices developed under the Foxconn partnership will be tested by the Company or non-BlackBerry labs going forward is currently under review.

At the present time, the Company has the required regulatory certifications for its testing facilities which allow the Company to perform all the testing required by the FCC, Industry Canada, and the EC in alignment with the Company's plans for fiscal 2014 device development and release. The Company plans to continue upgrading its capabilities for radio technology enhancements to align with the Company's plans for fiscal 2015 device development and release. In addition, the Company is able to perform some of the testing which is required by other international regulatory authorities in some of the countries where the Company’s products are commercially available.
Environmental Regulations and Costs
Some of the Company’s operations are subject to regulation under various provincial, state, federal and international laws relating to environmental protection and the proliferation of hazardous substances. In parts of Europe and North America, the Company is currently obligated to comply with substance restrictions, packaging regulations, energy efficiency ratings and certain product take-back and recycling requirements. In addition, the Company may be required to comply with emerging substance restrictions and product take-back requirements in other jurisdictions that would make the Company responsible for recycling and/or disposing of products the Company has sold. These and other environmental laws may become more stringent over time, may be required in more places of the Company’s business and may require the Company to incur substantial compliance costs.
Corporate Responsibility
The Company is committed to operating in a sustainable way that respects the environment, Company employees, the communities in which the Company operates and the Company’s business partners around the world. Product sustainability efforts include implementing design for environment principles, material selection processes, energy efficiency and packaging assessments as well as product take back programs. Additionally, the Company has formalized a number of policies to reflect the Company’s commitment to responsible business practices and issues a Corporate Responsibility (“CR”) report annually. The CR report as well as other documents and policies relating to the Company’s efforts in this area can be viewed on the Company’s website.
Employees
As of March 1, 2014, the Company had 8,057 full-time employees: 4,353 in the product development area; 903 in sales and marketing; 329 in customer care and technical support; 370 in manufacturing and supply chain; and 2,102 in administration and business professional functions, which includes information technology, BlackBerry network operations and service development, finance, legal, facilities and corporate administration.
Facilities
Canada
The Company’s corporate headquarters and new product introduction manufacturing facilities are based in Waterloo. The Company’s operations are housed primarily in two campus-style developments. The facilities include 22 buildings, 13 of which are owned for a total square footage of 1,561,600 and nine of which are leased, for a total square footage of 451,166. The central Waterloo campus houses engineering, manufacturing as well as research and development groups. The Company’s corporate, administration and finance operations are based out of the Company’s campus in north Waterloo, consisting of four newly constructed buildings. Two owned facilities based in nearby Cambridge totaling 734,293 square feet are used for various global logistics and repair services groups. As part of the CORE program, the Company has agreed to sell, has leased out, or has listed for sale, 1,298,324 square feet of this space in Waterloo and 494,005 square feet of this space in Cambridge.
The Company owns or leases a total of 528,204 square feet in Ottawa. Engineering and research and development operations are the focus of this center. In addition, the Company owns two buildings which total 318,936 square feet in Mississauga, Ontario. In Eastern Canada, the Company leases a 10,700 square foot building in Fredericton, New Brunswick, and in Montreal, Quebec, the Company leases 6,066 square feet. In total, the Company occupies 1,141,140 square feet in Canada, outside the Waterloo-Cambridge, Ontario area. As part of the CORE program, the Company has agreed to sell, has leased or has listed for sale, 570,147 square feet of this space.
On March 21, 2014, the Company announced it had entered into an agreement for the divestiture of the majority of its real estate holdings in Canada, with an expected closing in the first quarter of fiscal 2015.

USA & Latin America
The Company leases or owns a total of 37 sites throughout the United States. 981,018 square feet of this space are leased and 460,297 square feet are owned. The majority of this space is primarily used for research and development. Sales and marketing activities in Latin and South America are supported by approximately 26,391 square feet with locations in Brazil, Argentina and Mexico. Of the total square footage in USA & Latin America, 412,612 square feet was either sold or listed for sale as part of the CORE program in fiscal 2014.
EMEA - Europe, Middle East & Africa
The Company’s operations in Europe are headquartered in Slough, England, comprising 68,893 square feet in total. Operations in Germany are comprised of five leased facilities totaling 119,251 square feet, which are used for research and development and sales. A number of other small offices are leased throughout Europe. In total, BlackBerry leases 433,656 square feet across Europe, which are primarily used for sales and marketing activities. As part of the CORE program, 170,975 square feet of the space in Europe is no longer being used by BlackBerry and was subleased in fiscal 2014.
Asia-Pacific
In China, the Company leases approximately 103,633 square feet, including space for research and development in Beijing. In addition, a number of small sales-based offices are located throughout China. As a whole, the Company operates out of Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, Singapore, South Korea, and Thailand with a total space of 215,521 square feet for sales and marketing activities.
LEGAL PROCEEDINGS
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in this AIF, including the risk factors entitled “The Company is subject to general commercial litigation, class action and other litigation claims as part of its operations, and it could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies” and “The Company may infringe on the intellectual property rights of others”.
Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where it is considered probable for a material exposure to result and where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. The Company does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
Though the Company does not believe the following legal proceedings will result in a significant loss, and does not believe they are claims for which the outcomes are determinable or where the amounts of the loss can be reasonably estimated, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
On October 31, 2008, Mformation Technologies, Inc. (“Mformation”) filed a patent infringement lawsuit against the Company in the U.S. District Court for the Northern District of California. The patents in suit include U.S. Patent Nos. 6,970,917 and 7,343,408. These patents are generally directed to remote device management functionality. A jury trial began on June 19, 2012. On July 13, 2012, the jury found that the Company had infringed the asserted patent claims, awarding damages of $147.2 million. On August 8, 2012, Judge Ware overturned the jury verdict and granted judgment of non-infringement as a matter of law. On September 5, 2012, Mformation filed a motion for a new trial. On September 6, 2012, Mformation filed a notice of appeal to the U.S. Court of Appeals for the Federal Circuit. However, the Federal Circuit deactivated the appeal while the motion for new trial was pending. On September 20, 2012, the case was reassigned to Judge Edward M. Chen, in view of Judge

Ware’s retirement from the bench. Judge Chen subsequently denied Mformation’s motion for new trial on November 15, 2012. On December 4, 2012, the court denied Mformation’s motion for relief from costs. The Federal Circuit reactivated the appeal on December 20, 2012 after Mformation filed a new notice of appeal. On January 3, 2013, a new entity, Mformation Software Technologies, Inc. (“MST”), filed a motion to substitute parties, alleging that Mformation had dissolved and that MST had assumed the rights, but not the liabilities, to the litigation. On January 14, 2013, the Company filed an opposition to MST’s motion, combined with a motion to dismiss. On April 8, 2013, MST filed its opening substantive brief. On November 21, 2013, after a limited remand to the District Court, the Federal Circuit denied both MST’s motion to substitute and the Company’s motion to dismiss. On December 23, 2013, the Company filed its responsive substantive brief, and MST filed a reply brief on January 9, 2014. Proceedings are ongoing.
On April 2, 2012, NXP B.V. (“NXP”) filed a lawsuit against the Company in the U.S. District Court for the Middle District of Florida (Orlando Division). NXP asserted that the Company infringes U.S. Patent Nos. 7,330,455; 6,434,654; 6,501,420; 5,597,668; 5,639,697; and 5,763,955. NXP alleges that its patents are generally directed to certain wireless technologies including 802.11 standards GPS and embedded memory technology, as well as certain methods of manufacture for semiconductor devices. The complaint seeks monetary damages, an injunction, and other relief that the court deems just and proper. The Company filed its Answer on May 30, 2012. Prior to trial, NXP dropped patents 5,597,668; 5,639,697; and 5,763,955. The trial began on March 24, 2014. Proceedings are ongoing.
On September 10, 2013, Cypress Semiconductor Corp. (“Cypress”) filed a lawsuit against the Company in the U.S. District Court for the Northern District of California. Cypress asserted that the Company infringes U.S. Patent Nos. 6,012,103; 6,249,825; and 6,493,770, generally relating to reconfiguration of a peripheral device connected to a host computer. Cypress also asserted that the Company infringes U.S. Patent Nos. 8,004,497; 8,059,015; and 8,519,973, generally relating to capacitive touchscreens. The complaint seeks an injunction, monetary damages, and other relief that the court deems just and proper. On November 4, 2013, the Company filed an answer and counterclaims. The Company asserted that Cypress infringes U.S. Patent Nos. 7,834,586, 7,986,127, and 8,169,187, generally directed to USB charging. The counterclaims seek an injunction, monetary damages, and other relief that the court deems just and proper. On December 2, 2013, Cypress filed an answer to the Company’s counterclaims. Proceedings are ongoing.
On November, 4, 2013, the Company filed a lawsuit against Cypress Semiconductor Corp. (“Cypress”) in the U.S. District Court for the Northern District of Texas. The Company asserted that Cypress infringes U.S. Patent No. 6,034,623, generally directed to a radio modem with radio and telemetry functions, and U.S. Patent No. 6,833,686, generally directed to an adaptive rate battery charging circuit. On January 13, 2014, Cypress filed an answer to the complaint. On January 30, 2014, Cypress filed petitions for inter partes review for both patents in the U.S. Patent and Trademark Office. On February 4, 2014, Cypress filed a motion to stay the lawsuit pending the inter partes reviews. Proceedings are ongoing.
On January 3, 2014, the Company filed a lawsuit against Typo Products LLC (“Typo”) in the U.S. District Court for the Northern District of California. The Company asserted that Typo infringes U.S. Patent Nos. 7,629,964, and 8,162,552, generally directed to a keyboard for use with a mobile communication device. The Company also asserted that Typo infringed U.S. Design Patent No. D685,775, generally directed to a keyboard design, and trade dress relating to keyboards. The complaint seeks an injunction, monetary damages, and other relief that the court deems just and proper. On January 22, 2014, the Company filed a motion for preliminary injunction to enjoin Typo from infringing U.S. Patent No. 7,629,964 and U.S. Design Patent No. D.685,775. Typo filed its opposition on February 5, 2014, and the Company filed a reply on February 12, 2014. Proceedings are ongoing.
Between May and August 2011, several purported class action lawsuits were filed against the Company and certain of its present or former officers in the U.S. District Court for the Southern District of New York, two of which have been voluntarily dismissed. On January 6, 2012, Judge Richard S. Sullivan consolidated the remaining three actions and appointed both lead plaintiff and counsel. On April 5, 2012, plaintiff filed the Consolidated Amended Class Action Complaint, alleging that during the period from December 16, 2010 through June 16, 2011, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects, and seek unspecified damages. Defendants brought a motion to dismiss the claim with prejudice, which was granted on March 29, 2013. On April 25, 2013, Plaintiff filed a Notice of Appeal. The appeal was argued on November 7, 2013 with judgment reserved. Proceedings are ongoing.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions alleging that during the period from September 27, 2012 through September 20, 2013, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed. The purported class action claims seek unspecified damages. Motions for the appointment of Lead Plaintiff and counsel have been filed in the U.S. proceedings. Proceedings are ongoing in all cases.
RISK FACTORS
Investors in the Company’s common shares should carefully consider the following risks, as well as the other information contained in this AIF, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended March 1, 2014. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or the Company currently deems immaterial, may also have a material adverse effect on the Company’s business.
The Company may not be able to implement and realize the benefits of its recently announced strategic initiatives.
On December 20, 2013, the Company announced that it intended to focus on three key strategic initiatives: (i) returning the Company to its core strengths of enterprise and security; (ii) implementing changes in the Company's Devices business to provide operational flexibility to meet the needs of its customers and to mitigate the financial risk to the Company, including the Company's joint device development and manufacturing agreement with Foxconn; and (iii) transitioning to an operating unit organizational structure consisting of the Devices business, Enterprise Services, the QNX Embedded business and Messaging. See “Narrative Description of the Business - Strategy” in this AIF for further details.
The Company's strategic initiatives involve a significant restructuring of the Company's business, a refocusing by management on key strategic areas, significant organizational and personnel changes, outsourcing, and workforce reductions, including both voluntary early retirement programs and non-voluntary workforce reductions. The challenges faced by the Company to implement and realize the benefits of the strategic initiatives are significant, as described in the risk factors that follow, many of which are beyond the Company's control. There can be no assurance that the Company will be able to implement and realize the benefits of these recently announced strategic initiatives. The Company may experience delays in the anticipated timing of activities related to these initiatives, higher than expected or unanticipated execution costs, changes in competitive dynamics that may reduce the effectiveness of the strategies, difficulties executing the strategic initiatives because of factors relating to the Company, actions taken by the Company's competitors, assumptions made by management proving to be incorrect or other factors associated with the often unpredictable and rapidly changing dynamics of the wireless communications and embedded software industries. If the Company is not successful with these efforts, or if these efforts are more costly or time-consuming than expected, our business and results of operations may be adversely affected, which could limit our ability to invest in and grow our business.
The Company may not be able to attract new enterprise customers or maintain its existing relationships with its enterprise customers or transition them to the BES 10 platform and deploy BlackBerry 10 smartphones, and current BES 10 test installations may not convert to commercial installations.
On February 25, 2014, the Company announced new enterprise solutions, partnerships and smartphone models, including the next generation of BES (BES 12) that will unify BES 10 and BES 5 onto one platform. BES 12 will enable organizations to develop enterprise-grade applications that are quickly deployed to BlackBerry smartphones and other mobile devices and provide customers with the ability to move securely from on-premise to the cloud effortlessly. The Company also announced a new BES pricing and licensing structure (Silver and Gold) and a new EZ pass program that will enable customers to move from BES and other mobile device management programs to BES 10 or BES 12 at the Silver level of service for free, the eBBM Suite (a new family of products and services, including BBM Protected, that will work with BlackBerry smartphones, BES and BES 10 to provide enterprise-class mobile messaging), the BlackBerry Z3 and the BlackBerry Classic (originally announced as the BlackBerry Q20). While the Company expects these initiatives to improve and enhance its strength in enterprise solutions, there can be no assurance that new enterprise customers will be attracted or existing ones maintained. In addition, while the Company is continuing to see increasing penetration in BES 10 with approximately 33,000 commercial and test servers installed to date, there can be no assurance that the test installations will convert to commercial installations, or that the installations will result in equivalent levels of revenue that the Company experienced in the past. The Company also faces the risk that certain enterprise customers may defer adopting the BES 10 platform until after the availability of BES 12 later this year. The Company’s BES 10 and planned BES 12 products also rely on partnerships and software solutions with third parties to deliver the solution. In addition, the Company's recently completed strategic review process may have increased market uncertainty as to the future viability of the Company and may have negatively impacted demand for the Company's products, including the BES 10 platform and BlackBerry 10 smartphones. If the Company’s new products are not competitive, do not align with customers' needs, are not launched as per the announced the timeline or if they experience quality or performance issues, results of operations could be materially impacted.

The Company has encountered challenges due to the impact of BYOD strategies being adopted by its enterprise customers, as many IT departments that previously required employees to use the BlackBerry wireless solution because of its emphasis on security and reliability are permitting employees to choose devices offered by the Company’s competitors, and this has been reflected through a decrease in the Company’s enterprise subscribers. Also, some of the Company’s competitors have increased their marketing and product development efforts and focus on the enterprise market. To address this evolution of the market, the Company has introduced BES 10 and has announced BES 12, as noted above. The Company will also continue to seek partnerships that will further enable the Company to enhance these and potentially other offerings. However, there can be no assurance that these new product offerings, including the BlackBerry 10 smartphones and BES 10 and BES 12 software, will enable the Company to successfully address the challenges it faces from the BYOD trend in the enterprise space, either with existing or new customers.
The Company may not be able to enhance its current products and services, or develop new products and services, in a timely manner, at competitive prices, or to meet customer requirements.
The wireless communications and embedded software industries are characterized by increasingly rapid technological change, evolving industry standards, frequent new product introductions, frequent market price reductions, constant improvements in performance characteristics and short product life cycles. To keep pace with technological developments, satisfy increasing customer requirements and achieve product acceptance, the Company’s future success depends upon its ability to enhance its current products and services, to address competing technologies and products developed by other companies, and to continue to develop and introduce new products and services offering enhanced performance and functionality on a timely basis at competitive prices. In particular, the Company’s future success continues to be significantly dependent on its ability to successfully complete its transition to the BlackBerry 10 platform. The Company is also focused on developing an integrated service offering focused on enterprise customers that leverages the Company’s strengths such as BBM, security and manageability and that will continue to generate service revenue and enable the Company to recover the costs associated with its network infrastructure. The Company has announced additional offerings relating to the popular BBM service, both for enterprise and consumer customers, and has expanded the service to iOS and Android platforms, with a view to increase the user base. Further, the Company announced in February 2014 that BBM will be made available to Windows Phone and Nokia X customers in the coming months. The Company believes that a corresponding increase in the user base for the BBM service could lead to increased opportunities for monetization of the services offered through the platform, through advertising or through the implementation of the solutions by enterprise customers. The Company has also announced that QNX expects to introduce the QNX Cloud platform in fiscal 2015, a cloud-based machine to machine management and communication platform targeting embedded computing device manufacturers. The process of developing new technology is complex and uncertain, and involves time, substantial costs and risks, which are further magnified when the development process involves a transition to a new technology platform, as is the case with the Company’s BlackBerry 10 platform. The Company’s inability, for technological or other reasons, some of which may be beyond the Company’s control, to enhance, develop, introduce and monetize products and services in a timely manner, or at all, in response to changing market conditions or customer requirements, could have a material adverse effect on the Company’s business, results of operations and financial condition or could result in its products and services not achieving market acceptance or becoming obsolete. In addition, if the Company fails to deliver a compelling customer experience, including marketing, sales support, activation and ongoing support, or accurately predict emerging technological trends and the changing needs of customers and end users, or the features of its new products and services, including its BlackBerry 10 smartphones, do not meet the expectations or achieve acceptance of its customers, the Company’s business and prospects could be materially harmed.
On February 25, 2014, the Company announced new enterprise solutions, partnerships and smartphone models, including the next generation of BES (BES 12) that will unify BES 10 and BES 5 onto one platform. BES 12 will enable organizations to develop enterprise-grade applications that are quickly deployed to BlackBerry smartphones and other mobile devices and provide customers with the ability to move securely from on-premise to the cloud effortlessly. The Company also announced a new BES pricing and licensing structure (Silver and Gold) and a new EZ pass program that will enable customers to move from BES and other mobile device management programs to BES 10 or BES 12 at the Silver level of service for free, the eBBM Suite (a new family of products and services, including BBM Protected, that will work with BlackBerry smartphones, BES and BES 10 to provide enterprise-class mobile messaging), the BlackBerry Z3 and the BlackBerry Classic (originally announced as the BlackBerry Q20). In the past, the Company has encountered delays relating to new product introductions, and delivering new products on a timely basis has proven more challenging than the Company had anticipated. For example, in fiscal 2013, the introduction of the Company’s first BlackBerry 10 smartphones were delayed, in part, because of complexities in the development and integration of a completely new technology platform, which contributed to lower than expected unit shipments as customers worked through inventory and awaited the launch of the new BlackBerry 10 smartphones. If the Company experiences further delays relating to the launch of already announced or yet to be announced smartphones or other products or services, such delays could have a material adverse effect on the Company’s business, results of operations, financial condition and future prospects.
There cannot be any assurance that the technologies and related hardware or software products and services that the Company develops will be brought to market by it or network operators as quickly as anticipated or that they will achieve broad customer acceptance among operators or end users. In the case of the Company’s BlackBerry 10 smartphones, there can be no assurance that the Company’s existing BlackBerry 6 and BlackBerry 7 customers will migrate to the new BlackBerry 10 devices, which are offered for sale at a higher price point than many of the Company’s older devices. While the Company is continuing to see increasing penetration in BES 10 with approximately 33,000 commercial and test servers installed to date, there can be no assurance that the test installations will convert to commercial installations, or that the installations will result in equivalent levels of revenue that the Company experienced in the past.
In addition, the machine to machine industry is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. No technology has been exclusively or commercially adopted as the industry standard for machine to machine communication. Accordingly, both the nature of the competition and the scope of the business opportunities afforded by the market in which the Company competes are uncertain. Specifically, there can be no assurance that the Company will be able to develop, introduce, gain market share and scale the QNX Cloud platform among intense competition and rapid change in this emerging market. In addition, the Company may be unable to compete with automotive software solutions based on open source software distributions, including those based on Android and Linux. The Company’s competitors, including new market entrants, may implement new technologies before the Company does, and the number of new entrants in the machine to machine communications market can make it more difficult for the Company to differentiate its products and services. In addition, the Company’s competitors may deliver new products and services earlier, or provide more attractively-priced, enhanced or better quality products and services than the Company does, which may, among other things, increase pressure on the Company to discount pricing on its existing and future products and services.

Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company, and such competitors have increased their market share at the expense of the Company in recent years. The Company also expects that additional competition will develop from existing companies in the wireless communications industry, from new entrants, and from consolidation or other partnership or business combination activities within the market, as demand for machine to machine products and related services expands and as the market for these products and services becomes more established.
The Company’s ability to compete successfully will also depend in large measure on its ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of its products and services with evolving industry standards and protocols and competitive network operating environments.
Uncertainty relating to the Company's previously-disclosed announcements concerning the Company's operational restructuring, recent Board and management changes and the Company's workforce reductions may adversely impact the Company's business, existing and future relationships with business partners and end customers of its products and services, and its ability to attract and retain key employees.
The Company has continued with its CORE program, including significant workforce reductions. The Company believes that these initiatives increased market uncertainty in fiscal 2014 as to the future viability of the Company and may have adversely impacted existing and future relationships with business partners and end customers of its products and services and demand for the Company's products (including, in particular, sell-through levels for the Company's BlackBerry 10 smartphones). The Debenture Financing also changed the capital structure of the Company and also added additional obligations in the form of interest payments to the Debenture holders on a quarterly basis.
The Company’s success is also largely dependent on its continuing ability to identify, attract, develop, motivate and retain skilled employees, including members of its executive team. Competition for highly skilled management, technical, research and development and other employees is intense and increasing in the wireless communications and embedded software industries. The Company’s ongoing restructuring activities (including headcount reductions relating to its Cost Optimization Program and continuing efforts to streamline its operations and increase efficiency through its CORE program), the Company’s governance changes, the challenges faced by the Company over the past three fiscal years relating to delays in new product introductions, loss of market share, the Company’s share price performance (particularly for those employees for whom equity-based compensation has been a key element of their compensation), the perception of the effects of competition on the Company’s future prospects, and other factors, may impact the Company’s ability to attract new employees and retain existing employees. None of the Company’s executive officers or key employees is bound by an employment agreement for any specific term. The Company does not maintain key-person life insurance policies on any of its employees. The Company’s restructuring activities and general loss of key employees could disrupt operations, impair the Company’s ability to compete effectively, impact the Company’s ability to successfully execute its strategies (including the transition to its BlackBerry 10 platform), and affect its ability to address issues that may arise in the future as a result of a loss of institutional knowledge.
If the Company is unable to successfully execute its recently announced strategies and realize the anticipated benefits of those strategies, it may be unable to maintain or enhance relationships with business partners and end customers of its products and may not be able to attract and retain key employees, which could have a material adverse effect on the Company's business, result of operations and financial condition.
The Company may not be able to offset or mitigate the impact of the decline in the Company’s service access fees on its consolidated revenue by developing an integrated services and software offering.
The Company currently generates service revenue from billings to its BlackBerry subscriber account base that utilize BlackBerry 7 and prior BlackBerry operating systems primarily from a monthly infrastructure access fee (sometimes referred to as a “service access fee” or “SAF”) charged to carriers or resellers, who in turn bill the BlackBerry subscriber. The SAF for consumer customers historically has been much lower than the SAF for enterprise customers, who receive a higher level of value-added security, encryption and other services by utilizing the Company’s BES platform.
Many of the Company’s competitors do not charge a SAF or equivalent fee as they recover their infrastructure and services expense in alternate manners. Thus, the Company has faced significant pressure to reduce its existing SAF, especially for the consumer market. In response to these pressures, the Company has been implementing certain price reduction programs in an effort to maintain and grow its subscriber base. While the Company expects that existing customer and enterprise subscribers using BlackBerry 7 and prior BlackBerry operating systems will continue to generate service revenue, the amount of those revenues is expected to decline in the coming quarters.
As customers continue to transition to BlackBerry 10, the Company expects SAF revenue to decline further, but expects to generate revenues to mitigate the loss of the enterprise portion of SAF revenue from enterprise customers that elect to utilize BES 10, BES 12 and other new products and services. The Company continues to be focused on developing additional integrated BlackBerry 10 service offerings focused on enterprise customers that leverage the Company’s strengths such as BBM, security and manageability to generate new service revenue streams. Customers that require enhanced services, including advanced security, mobile device management, secure enterprise instant messaging and other services, are expected to continue to generate monthly service revenue. Other customers who do not utilize such services are expected to generate less or no service revenue. The Company believes that offering alternative levels of service and pricing will better meet the needs of its customers. In addition, the Company believes that by offering these services it may be able to expand the size of its addressable market for recurring service revenue. The Company believes this strategy will help broaden the BlackBerry ecosystem over time, which will potentially give the Company and its application developers access to a broader market into which to sell their respective services.
The Company expects the transition from BlackBerry 7 to BlackBerry 10 to continue to be gradual, given that the Company has a diversified global customer base, many of whom are in markets that are expected to transition more slowly to “4G”
wireless networks. As a result of the changes and the pressure to reduce its SAF as described above, the Company anticipates further declines in service revenue in the coming quarters, which could be significant. The Company cannot predict this anticipated rate of decline with any degree of certainty, as it depends on a number of factors, including the outcome of negotiations with the Company’s carrier customers and distribution partners, the rate at which current BlackBerry 6 and BlackBerry 7 customers migrate to BlackBerry 10 and use only standard BlackBerry services, the Company’s ability to attract existing and new enterprise customers to use the enhanced services offered by BlackBerry 10, the Company’s ability to continue charging SAF for its BlackBerry 6 and BlackBerry 7 products, and the Company’s ability to successfully develop over a transition period a compelling integrated services and software offering that generates new service and software revenues from the BlackBerry 10 platform.
If the Company is unable to develop, deliver and support a compelling integrated services offering that will mitigate the decline of service revenue relating to SAF in the manner described above and enable the Company to recover the costs associated with its network infrastructure, this could have a material adverse effect on the Company’s results of operations and financial condition.

Intense competition, rapid change and significant strategic alliances within the Company’s industry, including recent and potential future strategic transactions by its competitors or carrier partners, could continue to weaken the Company’s competitive position or may continue to require the Company to reduce its prices to compete effectively.
The Company is engaged in an industry that is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. No technology has been exclusively or commercially adopted as the industry standard for wireless communication, messaging or machine to machine communication. Accordingly, both the nature of the competition and the scope of the business opportunities afforded by the market in which the Company competes are uncertain. The Company’s competitors, including new market entrants, may implement new technologies before the Company does, and the number of new entrants in the wireless communications industry can make it more difficult for the Company to differentiate its products and services. In addition, the Company’s competitors may deliver new products and services earlier, or provide more attractively-priced, enhanced or better quality products and services than the Company does, which may, among other things, increase pressure on the Company to discount pricing on its existing and future products and services. In particular, BlackBerry smartphone sales and shipments in fiscal 2014 were impacted by a competitive environment in which multiple competitors introduced new devices and demand for the Company's new handheld devices was lower than anticipated, leading the Company to offer sell-through programs as well as significant price reductions in order to drive sell-through for BlackBerry 7 and BlackBerry 10 handheld devices.
Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company does, and such competitors have increased their market share at the expense of the Company in recent years. The Company also expects that additional competition will develop from existing companies in the wireless communications industry, from new entrants, and from consolidation or other partnership or business combination activities within the market, as demand for wireless access products and related services expands and as the market for these products and services becomes more established. In addition, network infrastructure developers, independent software vendors, smartphone vendors, PC, PDA and tablet vendors, Internet application vendors, key network operators, content providers and others may seek to provide integrated wireless solutions that compete with the Company’s products and services. The impact of competition could result in fewer customer orders, loss of market share and reduced gross and operating margins. In addition, customers that may question the Company’s ability to compete or remain viable as a provider of mobile communications solutions over the longer term could decide to replace the Company’s products and services with those of its competitors. There can be no assurance that the Company will be able to compete successfully and withstand competitive pressures.
In addition, to the extent that the Company licenses its technology to enable other device manufacturers or software developers to equip their products with BlackBerry functionality (including, in particular, the launch of BBM on Android and iPhone devices), including the Company’s push technology, or use the Company’s network infrastructure, such action may have the effect of impacting demand for the Company’s products and services, and the benefits of such initiatives to the Company through the potential generation of alternate sources of revenue may not be realized in the manner anticipated by the Company, or may not offset the competitive impact such actions could have on the Company’s business.
The intensely competitive market in which the Company conducts its business may require it to continue to reduce its prices. The Company’s competitors, particularly some of those that utilize Google’s Android operating system, have in the past, currently and may in the future offer deep discounts on certain products or services in an effort to capture or maintain market share, to reduce inventory levels or to sell other products and services. Such changes can result in reduced margins and reduced cash generation, may require the Company to record further inventory provisions, and could adversely affect the Company’s results of operation and financial condition. The Company’s entry into the consumer market has already had an impact on its pricing and this risk may further intensify due to the broader choice of smartphones, tablets and other devices, products and services offered by multiple vendors in this market segment and the BYOD strategies currently being utilized or considered by some of the Company’s enterprise customers.
Changes in the competitive landscape as a result of mergers or strategic partnerships can also adversely affect the Company’s ability to compete effectively. The Company’s competitors may establish or strengthen co-operative relationships with their carrier partners, sales channel partners, suppliers or other parties with whom the Company has strategic relationships, thereby limiting the Company’s ability to promote its products and services. The use of Google’s Android operating system by existing and emerging manufacturers, the pending acquisition of Google’s devices division by Lenovo, the pending acquisition of Nokia’s mobile devices division by Microsoft and the acquisition of AirWatch by VMWare are examples of such strategic relationships. Disruptions in the Company’s business caused by these events could reduce revenue, result in a loss of market share, and adversely affect the Company’s business, results of operations and financial condition.

The Company's QNX business is engaged in the in-vehicle automotive market that is highly competitive and rapidly evolving and has experienced, and expects to continue to experience, intense competition from a number of companies and emerging technologies. The Company’s competitors include new market entrants such as Google Inc., promoting an automotive version of Android for in-vehicle infotainment systems through its Open Automotive Alliance, as well as the GENIVI Alliance sponsoring a Linux-based infotainment platform. Emerging competitive technologies include the use of connected mobile devices, using solutions such as Apple Inc.’s CarPlay, to leverage the capabilities of mobile devices to displace functionality that would otherwise have been built into OEM infotainment systems. Other technological advances by competitors have increased competitive pressure on the Company's QNX business' acoustic processing products. The impact of this competition could result in reduced customer design wins, reduced software royalties, loss of market share and reduced gross and operating margins. There can be no assurance that the Company will be able to compete successfully and withstand these competitive pressures.
The Company’s ability to compete successfully will also depend on its ability to control the costs associated with the development, manufacture and marketing of new products. In order to drive demand for BlackBerry products and services in the United States following the launch of BlackBerry 10, the Company continues to run a comprehensive marketing and promotional program. There can be no assurance that such promotional activities will be successful.
The Company may not be able to adapt to, and realize the anticipated benefit of, its recent Board and management changes.
Upon closing of the Debenture Financing on November 13, 2013, John S. Chen was appointed Executive Chair of the Board. Thorsten Heins stepped down as Chief Executive Officer and Mr. Chen was named Interim Chief Executive Officer. Prem Watsa was appointed Lead Director and Chair of the Compensation, Nomination and Governance Committee, and Thorsten Heins and David Kerr resigned from the Board. In addition, in fiscal 2014, the Company announced the replacement of Brian Bidulka with James Yersh as Chief Financial Officer, and the appointments of John Sims as President, Global Enterprise Services, James S. Mackey as Executive Vice President, Corporate Development and Strategic Planning, Mark Wilson as Senior Vice President, Marketing, Ron Louks as President, Devices and Emerging Solutions and Eric Johnson as President, Global Sales. The Company also announced the resignations of Kristian Tear (former Chief Operating Officer), Frank Boulben (former Chief Marketing Officer), and Roger Martin, member of the Board. Though the Company believes that these changes will help it transition and focus on its three key strategic initiatives, the Company’s success depends on its ability to successfully adapt to these changes, to effectively integrate the Company’s new management team, and to implement the strategies and achieve the goals outlined by the Company’s Chief Executive Officer. If the Company’s Board and management team are unable to accomplish these business objectives, the Company’s ability to grow its business and successfully meet its challenges could be adversely affected.
The Company increasingly relies upon third parties to manufacture and repair its products and it is exposed to the risk that these third parties may not be able to satisfy its manufacturing needs and repairs on a timely basis or to an appropriate quality standard. In addition, the Company is exposed to risks related to changing manufacturers or reducing the number of manufacturers or suppliers it uses.
The Company outsources the majority of the manufacturing and repair of its products to third parties. The resources devoted by these third parties to meet the Company’s manufacturing and repair requirements is not within the Company’s control and there can be no assurance that manufacturing or repair problems will not occur in the future. Third party manufacturers, or other third parties to which such third party manufacturers in turn outsource the Company’s manufacturing requirements, may not be able to satisfy the Company’s manufacturing requirements on a timely basis, including by failing to meet scheduled production and delivery deadlines or to meet the product quality requirements of the Company and its customers. Insufficient supply or an interruption or stoppage of supply from such third party manufacturers or the Company’s inability to obtain additional or substitute manufacturers when and if needed, and on a cost-effective basis, could have a material adverse effect on the Company’s business, results of operations and financial condition.
On December 20, 2013, the Company announced a five-year strategic partnership with Foxconn. Under this new relationship, Foxconn will jointly develop and manufacture certain new BlackBerry devices and manage the inventory associated with those devices. While the Company expects this partnership to improve the operating results from the devices portion of the business, and to reduce the risk of excess inventory charges for products designed and manufactured by Foxconn, there can be no assurance that the Foxconn relationship will yield the financial or operational benefits described over the term of the agreement as the Company will maintain relationships with other EMS partners and has not previously had any experience in conducting these types of arrangements with Foxconn.

The Company’s reliance on outsourcing its manufacturing requirements to third parties may involve a number of other risks, including:

•	an inability to obtain adequate manufacturing capacity and reduced control over delivery schedules and costs;

•	concerns regarding quality control, including in foreign jurisdictions where maintaining the integrity of the control systems implemented by the Company may be more difficult to monitor and manage;

•	reduced control over the Company’s intellectual property;

•	increased risk of counterfeit and fraudulent activities giving rise to the availability of unauthorized devices; and

•	early termination of, or failure to renew, contractual arrangements.
The Company plans to reduce the capacity of, and ultimately divest, its current production facility, but plans to maintain a manufacturing capacity in a new location focused on new product introduction manufacturing and related manufacturing processes. If the Company fails to effectively manage its manufacturing and manufacturing processes so that its products are manufactured to meet quality standards, third party manufacturing may be adversely affected. The Company may experience difficulties in increasing or decreasing production at third party facilities, implementing new processes and finding the most effective and timely way to develop the best solutions to meet the technical requirements of its customers and of regulatory authorities. These difficulties may increase as the Company continues to develop increasingly sophisticated products.
The Company may not be able to implement and realize the benefits of its previously-disclosed operational restructuring initiatives, including the CORE program, and may not be able to continue realizing cost reductions in the future, including its efforts to reduce its workforce by approximately 4,500 positions by the end of the first quarter of fiscal 2015.
As part of the Company’s continuous effort to streamline its operations and increase efficiency, the Company commenced the CORE program in March 2012, a Company-wide initiative with the objective of improving the Company’s operations. The program included, among other things, the streamlining of the BlackBerry smartphone product portfolio to offer a smaller number of devices at any given time, the optimization of the Company’s global manufacturing footprint to reduce complexity and improve delivery performance, the outsourcing of global repair services, the alignment of the Company’s sales and marketing teams to leverage its marketing efforts more effectively and a reduction in the number of layers of management to drive accelerated execution and decision making, improve performance and increase the transparency of accountability.
The CORE program was targeted to drive at least $1.0 billion in savings by the end of fiscal 2013 based on the Company’s fourth quarter 2012 run rate. As previously disclosed, the Company was able to achieve savings of approximately $1.0 billion as of its third quarter of fiscal 2013, one quarter ahead of the target. The savings were realized through lower material costs, working capital improvements, greater efficiencies in manufacturing and supply chain management, overall headcount reductions and leveraging third-party providers to assist in reducing indirect spending. In the second quarter of fiscal 2014, the Company further disclosed that, by the end of the first quarter of fiscal 2015, the program was targeted to reduce operating expenses by 50% compared to the run rate at the end of the first quarter of fiscal 2014. In the fourth quarter of fiscal 2014, the Company achieved this target and reduced quarterly operating expenditures by approximately 51% compared to the first quarter of fiscal 2014. As part of the CORE program, the Company announced in March 2014 that it had entered into an agreement for the divestiture of the majority of its real estate holdings in Canada, with an expected closing in the first quarter of fiscal 2015.
The Company has incurred significant costs in implementing the Cost Optimization Program and the CORE program, all of which have had and may continue to have a significant effect on the Company's GAAP net income. There can be no assurance that the cost reductions achieved under either program can be sustained given the competitive nature of the Company’s industry and the operational restructuring being undertaken by the Company, including the planned transition to four business units, or that future initiatives designed to reduce the Company’s spending will be successful or achieve any or all of the results desired or result in the optimal allocation of Company resources. As part of the Company’s CORE program, the Company has significantly changed the way it manufactures its devices, including the reduction of EMS partners it uses and the addition of Foxconn as a strategic EMS partner, the number of locations it manufactures from, how it provides after-market support services and the suppliers it uses. These changes, and other changes to its supply chain, could increase the risk of production delays, quality issues and customer satisfaction issues which could significantly impact the Company’s future financial results.

The workforce reductions implemented in relation to the Company's CORE program may result in a disruption to critical business processes and the effectiveness of the Company's internal controls.
The Company relies on the experience and industry knowledge of key employees to execute critical business processes and perform internal controls. The Company's workforce reduction activities have created uncertainty that has led to an increase in attrition and challenges in retaining qualified personnel, which exposes the Company to risk of process and internal control failures.
The Company’s ability to sell, deliver and support the BlackBerry wireless solution is dependent on establishing and maintaining relationships with network carriers and distributors.
The Company is dependent on its ability to establish, maintain and develop new relationships, and to build on existing relationships, with its network carrier partners, which the Company relies on to promote and deliver current and future products and services, and to grow its subscriber base, particularly in the United States, Canada and Europe where the Company is dependent on a limited number of network carriers. In addition, the Company’s ability to establish, maintain and expand its market reach is increasingly dependent on establishing and maintaining distribution relationships with third party and indirect distributors. This is particularly the case in emerging and growth markets such as the Middle East, Asia and Latin America. There can be no assurance that the Company will be successful in establishing new relationships, or maintaining or enhancing its existing relationships, with network carriers or distributors. Non-performance by the Company under its contracts with network carriers or distributors may have significant adverse consequences that may involve penalties to be paid by the Company for non-performance. If any significant customer discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for products and services, the Company’s business, results of operations and financial condition could be materially adversely affected.
Factors, some of which are largely within the control of network carriers and distributors, that are important to the success of the BlackBerry wireless solution, future product and service revenue and the growth of the Company’s subscriber base, include:

•	the quality and coverage area of voice and data services offered by the carriers;

•	the degree to which carriers and distributors actively promote or subsidize the Company’s products and the size of the subscriber base to which these efforts are directed;

•	the extent to which carriers and distributors offer and promote competitive products and services;

•
the continued generation of service revenues from billings to BlackBerry subscribers from service access fees that are charged to a carrier or reseller, which the carrier or reseller in turn bills to the BlackBerry subscriber, and the willingness of the carriers to pay such fees;

•	the pricing and terms of voice and data plans that carriers will offer for use with the BlackBerry wireless solution, including any subsidy programs;

•	sales growth of wireless devices, along with the related service, software and other revenues with respect to the BlackBerry wireless solution;

•	activations of BlackBerry subscriber accounts, as well as retention of existing ones;

•	the carriers’ interest in testing, and certifying in a timely manner, the Company’s products on their networks;

•	network performance and required investments in upgrades;

•	future investments in evolving network technologies and support for new software technologies; and

•	continued support and distribution of the Company’s products and services if claims involving its products are filed against its carriers and licensees as well as against the Company.
Most network carriers and distributors sell products and services of the Company’s competitors. If the Company’s competitors offer their products and services to the carriers and distributors on more favorable contractual or business terms, have more products and services available, or those products and services are, or are perceived to be, in higher demand by end users, or are more lucrative for the carriers and distributors, there may be continued pressure on the Company to reduce the price of its products and services, or those carriers and distributors may stop carrying the Company’s products or de-emphasize the sale of its products and services in favor of the Company’s competitors, which would have a material adverse effect on the Company’s business, results of operations and financial condition. There can be no assurance that the network carriers and distributors will act in a manner that will promote the success of the Company’s products and services.
The Company has a number of significant customers and large complex contracts with respect to sales of the majority of its products and services. Revenue from network carriers represented approximately 60% of revenue for fiscal 2014, compared to approximately 63% of revenue for fiscal 2013. If any significant customer discontinues its relationship with the Company for any reason, reduces or postpones current or expected purchase commitments for the Company’s products and services, or promotes the products and services of a competitor over those of the Company, it could have a material adverse effect on the Company’s business, results of operations and financial condition. There were no customers that comprised more than 10% of accounts receivable as at March 1, 2014 (March 2, 2013 – no customers that comprised more than 10%). Additionally, there were no customers that comprised more than 10% of the Company’s revenue in fiscal 2014 (fiscal 2013 – no customers that comprised more than 10%; fiscal 2012 – no customers that comprised more than 10%). The Company’s ability to replace or find new large customers is necessarily limited due to the limited number of wireless carriers and distributors in many territories.
The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. The Company establishes an allowance for doubtful accounts intended to correspond to the specific credit risk of its customers, historical trends, and economic circumstances. The Company’s allowances for doubtful accounts may prove to be inaccurate or insufficient. If the Company experiences significant net bad debts expense for any reason, there could be a material adverse effect on the Company’s business, results of operations and financial condition.
The Company’s ability to maintain or increase its liquidity, its existing cash balance, its ability to access existing or potential alternative sources of funding, the sufficiency of its financial resources, and its ability to service its debt, could be adversely affected by its ability to offer competitive products and services in a timely manner at competitive prices, its ability to collect accounts receivables in jurisdictions with foreign currency controls and its access to the capital markets.
As of the end of fiscal 2014, the Company had cash, cash equivalents and investments of approximately $2.7 billion with $1.25 billion in indebtedness as a result of the Debenture Financing. The Company generates cash from sales of its products and services and investment income to fund its operations and investments. The Company’s working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as timing and success of new product introductions, levels of sales, returns on the Company’s investment portfolio, timing of deliveries and collection of receivables, inventory levels, capital expenditures, operating expenses, and customer and supplier terms and conditions.

The Company’s ability to maintain or increase its cash flow and working capital could be adversely affected if it is unable to successfully drive adoption of the BlackBerry 10 platform or to enhance service revenues or exploit other opportunities for generation of revenues. In addition, if the Company fails to accurately predict emerging technological trends and the changing needs of customers and end users, or the features of its new products and services, including its BlackBerry 10 smartphones do not meet the expectations or achieve acceptance of its customers, its cash flow, liquidity and financial condition could be materially harmed. The Company believes that its liquidity position will be strongly influenced by end user adoption of its BlackBerry 10 platform, by the Company’s ability to sustain the benefits and cost savings achieved through its CORE program and by its ability to mitigate declining revenues from service access fees.

The Company has, and may from time to time have, third party debt service obligations pursuant to its outstanding indebtedness, including the Debentures and any drawings under its existing asset-backed lending facility. The Company's ability to make required payments on this indebtedness depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Company's control, including market liquidity conditions, increased operating costs, and trends in the Company's industry. If the Company's cash flows and capital resources are insufficient to fund these debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance its indebtedness. In addition, the terms of any such indebtedness require the Company to meet certain financial tests and impose certain negative covenants, which may prevent the Company from accessing additional indebtedness or other sources of funding, or pursuing certain business opportunities and taking certain actions that may be in its interest. There can be no assurance that the credit facility will continue to be available on its current terms or at all. See also the Risk Factor entitled: “The Company has recently incurred significant indebtedness, which could adversely affect its operating flexibility and financial condition.”

The Company also conducts business in certain foreign jurisdictions that have legislation or regulations relating to the issuance of cross-border payments in U.S. dollars, or in other currencies that will exit those countries. Examples of these countries with foreign currency controls are Venezuela and Argentina, among others. The Company actively manages its exposure in these jurisdictions based on the existing rules and regulations in place. If the rules or regulations relating to the payment of foreign currencies in these or other countries change or if the countries devalue their currencies compared to other currencies, the Company may not be able to collect the amounts owing for the delivery of products and services and this would have a negative impact on the Company’s cash balance.
The Company continues to have accounts receivables outstanding related to service access fees provided to wireless service providers in Venezuela that, due to recent political and economic events in that Venezuela (including a significant devaluation of the Venezuelan Bolivar in 2013), and combined with that country's existing and recently amended foreign currency restrictions, raise significant uncertainty about the availability of U.S. dollars for the payment of the Company’s invoices. The

Company does not sell smartphones directly into the Venezuelan market, nor does it have any operations in Venezuela. Moreover, the Company only invoices its carrier partners in Venezuela in U.S. dollars for service access fees provided to the BlackBerry subscriber base. The invoices are reviewed by the carriers and subsequently, an application is made by them to the government-operated Foreign Exchange Administration Board (“CADIVI”) in Venezuela to obtain the necessary U.S. dollars to settle their obligations to the Company. Foreign currency restrictions and other foreign exchange mechanisms implemented by the Venezuelan government have impacted the ability of the Company’s Venezuelan carrier partners to timely obtain U.S. dollars in exchange for Venezuelan Bolivars, and the Company is continuing to monitor development in this area as it considers strategies to secure payment of its outstanding invoices. The application and approval process continue to be delayed and the Company's ability to timely obtain U.S. dollars at the official exchange rate remains uncertain. As of March 1, 2014, the Company has been successful in collecting some service revenues from wireless service providers in Venezuela and will continue to closely monitor its efforts in future periods. Further, the Company deferred all service revenue associated with services rendered in fiscal 2014 of approximately $261 million. As a result of the currency devaluation and given the uncertainty around future changes to the Venezuela leadership, the Company could face additional challenges in obtaining payment on its receivables if the Venezuela carriers cannot secure governmental approvals to buy and remit U.S. dollars for services provided.
The Company also experienced similar currency-related issues in Argentina in the fourth quarter of fiscal 2014, which led to the deterioration of collections from the carriers to whom the Company provides services. As a result, the Company recorded a service revenue deferral of approximately $13 million of service revenue associated with service access fees charged to customers in Argentina in the fourth quarter of fiscal 2014.
Similar currency control challenges are also being experienced in Nigeria and Egypt, among other markets where the Company operates. Although the Company monitors the political and economic situations in these countries, there are no assurances that the Company will be successful in the collection of its receivables, or that the laws and regulations that governs foreign currency controls will not reduce the Company’s capacity to collect funds.
If the Company is unable to maintain or increase its cash balance, it may be required to raise additional funds through the issuance of equity, additional debt or a combination of equity and debt, or may be required to reduce or delay capital expenditures, further reduce costs, reallocate resources within the Company or consider other alternatives. Access to additional capital may not, however, be available on terms acceptable to the Company or at all. Furthermore, any future equity or equity-linked offering could be dilutive to existing shareholders and any drawdown on the Company’s existing credit facility or any future debt financing would require the Company to dedicate a portion of its cash flow to payments on indebtedness, would require the Company to comply with restrictive covenants or to meet certain financial tests, and would limit the Company’s flexibility in planning for or reacting to changes in its business. There can be no assurance that the Company’s strategies will be successful or that it will be able to maintain or increase its cash balance.
The Company has recently incurred significant indebtedness, which could adversely affect its operating flexibility and financial condition.
The Company has, and may from time to time in the future have, third-party debt service obligations pursuant to its outstanding indebtedness, which currently includes $1.25 billion aggregate principal amount of Debentures and drawings under its asset-backed lending facility. The degree to which the Company is leveraged could have important consequences, including:

•	the Company’s ability to obtain additional debt financing for working capital, capital expenditures, strategic initiatives or other business purposes in the future may be limited;

•
a portion of the Company’s cash flow from operations or other capital resources will be dedicated to the payment of the principal of, and/or interest on, indebtedness, thereby reducing funds available for working capital, capital expenditures, strategic initiatives or other business purposes;

•
the Company may be more vulnerable to adverse economic and industry conditions as a result of its debt service obligations, including as a result of borrowings at variable rates of interest, which exposes the Company to the risk of increased interest rates; and

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the Company’s flexibility in planning for, or reacting to changes in, its business and industry may be limited. In addition, certain of the Company’s competitors may operate on a less leveraged basis, or without such restrictive covenants and therefore could have greater generating and financing flexibility than the Company.

The Company’s ability to make scheduled payments of interest on, and to refinance, its indebtedness will depend upon its future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive, business and other factors, many of which are beyond the Company’s control. The Company’s business may not generate sufficient cash flow from operations in the future, which could result in its inability to pay amounts due under its outstanding indebtedness or to fund other liquidity needs. If the Company does not have sufficient cash flow from operations, it may be required to refinance all or part of its then existing indebtedness (including the Debentures), sell assets, reduce or delay capital expenditures or seek to raise additional capital, any of which could have a material adverse effect on the Company’s business, operations and financial position.
There can be no assurance that the Company will be able to refinance its indebtedness as principal amounts become due, or that it will be able to do so on terms as favourable as those currently in place. The Company’s ability to restructure or refinance its indebtedness, including the Debentures, will depend on the condition of the capital markets and the Company’s financial condition at such time. Any refinancing of the Company’s indebtedness could be at higher interest rates and may require the Company to comply with more onerous covenants, which could further restrict its operations. In addition, the terms of existing or future debt agreements, including the Indenture (as defined below in “Description of Capital Structure - Convertible Debentures”), may restrict the Company from adopting any of these alternatives. Further, upon the occurrence of a Change of Control (as defined in the Indenture), the Company would be obliged to make an offer to purchase the outstanding Debentures at a premium, which would require the Company to secure capital. If the Company is unable to refinance its indebtedness, or is only able to refinance indebtedness on less favourable terms, this may have a material adverse effect on the Company’s business, operations and financial position.
Certain of the Company’s indebtedness, including the Debentures and the asset-backed lending facility, is subject to restrictive and other covenants that may limit the discretion of the Company and its subsidiaries with respect to certain business matters. These covenants place restrictions upon, among other things, the Company’s ability to incur additional indebtedness or provide guarantees in respect of obligations, create liens or other encumbrances, pay dividends, merge or consolidate with another entity and enter into any speculative hedging transaction. A breach of any of these covenants could result in a default under the Company outstanding indebtedness, which would have a material adverse effect on the Company’s business, operations and financial position.
The Company faces substantial inventory and other asset risk, including risks related to its ability to sell its inventory of BlackBerry 10 products, manage its purchase obligations with its manufacturing partners and the potential for additional charges related to its inventory, as well as risks related to its ability to mitigate inventory risk through its new partnership with Foxconn.
As the Company develops or announces new products and services, many of its older products and services will reach the end of their life cycle. In addition, the Company may decide or may be required to discontinue sales of certain products or services, or not pursue the development of certain products or services, as a result of such factors including expected demand, lower than expected sales, litigation or government action. As the Company discontinues the manufacturing and sale of these products and services, the Company must manage the liquidation of inventory, supplier commitments and customer expectations. In addition, the Company records a write-down for product and component inventories that have become obsolete, can no longer be sold or exceed anticipated demand or net realizable value, and accrues necessary cancellation fee reserves for orders of excess products and components. The Company’s financial condition and results of operations could be materially and adversely affected in the future by the Company’s ability to manage its inventory levels and respond to short-term shifts in customer demand patterns.
No assurance can be given that the Company will not incur additional related charges with respect to its existing or future products given the rapid and unpredictable pace of product obsolescence in the industries in which the Company competes. There is also no assurance that the Company’s strategic five year relationship with Foxconn will eliminate the risk of these charges occurring in the future.
The Company must order components for its products and build inventory in advance of product announcements and shipments. Components are normally acquired through a combination of purchase orders, supplier contracts, open orders and, where appropriate, prepayments, in each case based on projected demand. Because the Company’s markets are volatile, competitive and subject to rapid technology and price changes, there is a risk the Company will forecast incorrectly and order or produce excess or insufficient inventories of components or products. The BlackBerry 10 launch in particular required the Company to significantly increase its component orders to meet the estimated anticipated demand for the new smartphones. A portion of this increase led to charges against inventory and supply commitments of approximately $934 million recorded in the second quarter of fiscal 2014 primarily attributable to BlackBerry Z10 devices (the “Z10 Inventory Charge”) and $1.6 billion recorded in the third quarter of fiscal 2014 primarily attributable to BlackBerry 10 devices (the “Q3 2014 Inventory Charge”). Additional complexity and uncertainty exists with forecasting related to the introduction of any new technology platform.

The Company may be required to record long-lived asset impairment charges, which could adversely impact the Company’s financial results
Under generally accepted accounting principles in the United States, the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.
As at March 1, 2014, the Company’s long-lived assets had a carrying value of approximately $2.4 billion. The assets represent items such as the Company’s network infrastructure, owned office buildings and certain intellectual property, among others.
The current macroeconomic environment and competitive dynamics continue to be challenging to the Company’s business and the Company cannot be certain of the duration of these conditions and their potential impact on the Company’s ability to generate sufficient cash flows to fully recover the current carrying value of these assets. If it is determined that sufficient future cash flows do not exist to support the current carrying value, the Company will be required to record an impairment charge for long-lived assets in order to adjust the value of these assets to the newly established estimated value, as was the case in the third quarter of fiscal 2014 where the Company recorded a long-lived asset write down of approximately $2.7 billion.
The occurrence or perception of a breach of the Company’s security measures or an inappropriate disclosure of confidential or personal information could harm its business.
The BlackBerry wireless solution frequently involves the transmission of business-critical, proprietary, confidential and personal information of end users. Like many other companies, the Company has been in the past, and expects to be in the future, the target of attempts by unauthorized third parties to access such information by breaching security measures that the Company or its partners have implemented.
Attempts by outside parties to access confidential or personal information of companies or their customers have, unfortunately, become commonplace. Unauthorized parties can attempt to breach a company’s security measures through the actions of outside parties (e.g., hacking or malware) or employee action (e.g., error, malfeasance, or otherwise), in an attempt to obtain access to confidential or personal information. Additionally, outside parties may attempt to fraudulently induce employees, users, partners or customers to disclose sensitive information in order to gain access to confidential or personal information. Third party applications that are downloaded by a user on their BlackBerry smartphone could also increase the risk of a potential unauthorized access, misuse or misdirection of confidential or personal information because some applications require access to such information.
If the security measures implemented by the Company or its partners are breached, or perceived to be breached, or if there is an inappropriate disclosure or misdirection of confidential or personal information, including as a result of a security breach or virus relating to hardware or software, the Company could be exposed to litigation, potential liability and regulatory sanctions. Even if the Company was not held liable, a security breach or inappropriate disclosure of confidential or personal information (or the perception that such a breach has occurred) could materially damage the Company’s reputation, which is built in large measure on the security and reliability of the BlackBerry wireless solution, and even the perception of security vulnerabilities in the Company’s products or services could lead some customers, particularly governmental customers, to reduce or delay future purchases or to purchase competitive products or services.
In addition, the Company may be required to invest additional resources or change its products and services to protect itself against damage caused by these actual or perceived disruptions or security breaches in the future and these actions may have a detrimental impact, for example, on cost, the user experience or compatibility with third party products and services. Since the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, or may not be identified until a later time, the Company may not be able to anticipate these techniques, to implement adequate preventative measures or to remedy them in a timely manner. The risk that these types of events could seriously harm the Company’s business may increase as the Company expands the number of web-based products and services that it offers, increases the number of countries where the Company operates, and expands its ecosystem to offer third party products and services in conjunction with its own.
The Company’s business depends on a strong brand, and failing to maintain and enhance its brand would hurt the Company's ability to expand its base of users, customers and partners.
The brand identity that the Company developed significantly contributed to the success of its business. Maintaining and enhancing the “BlackBerry” brand is critical to expanding the Company’s base of users, customers and partners. The Company believes that the importance of brand recognition will increase due to the relatively low barriers to entry in the wireless communications industry. On January 30, 2013, the Company announced its intention to adopt the name of its revolutionary

BlackBerry product line to coincide with the launch of its new platform, BlackBerry 10. The move consolidated the Company’s brand into a single cohesive global presence. The new corporate name was approved by shareholders at the Company’s Annual General and Special Meeting in July 2013. The Company also made significant investments in marketing in cooperation with its U.S. carrier partners and its other global customers to promote and support the launch of BlackBerry 10. However, the “BlackBerry” brand may be negatively impacted by a number of factors, including service outages, product malfunctions, product performance not meeting expectations, a user experience which does not compare to that of the Company’s competitors, data privacy and security issues, and perceptions of the value and future success of the Company’s products and services. In addition, the Company believes that uncertainty relating to the Company's recently completed strategic review process and a loss of market share, particularly in the United States, have adversely affected the perception of its brand and efforts to implement and realize the benefits of the Company's strategic initiatives may not be successful in maintaining and enhancing the brand. If the Company fails to maintain and enhance the “BlackBerry” brand, or if the Company incurs excessive expenses in this effort, the Company’s business, results of operations, and financial condition will be materially and adversely affected.
Network disruptions or other business interruptions could have a material adverse effect on the Company’s business and harm its reputation.
The BlackBerry service is provided through a combination of the Company’s network operations and the wireless networks of its carrier partners. The Company’s operations rely on a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of third parties. The Company’s networks and technology systems are potentially vulnerable to damage or interruption from a variety of sources, physical or logical, including damage or interruption by fire, earthquake, power loss, telecommunications or computer systems failure, cyber attack, human error, terrorist acts, war, and the threatened or actual suspension of BlackBerry service at the request of a government for alleged noncompliance with local laws or other events. The increased number of third party applications on the Company’s network may also enhance the risk of network disruption and cyber attack risk for the Company. There may also be system or network interruptions if new or upgraded systems are defective or not installed properly. The Company continues to work to develop, implement and test its Business Continuity Plan and there can be no assurance that the measures taken by the Company to date, or measures implemented by the Company in connection with its Business Continuity Plan, to manage risks related to network disruptions or other business interruptions will be adequate or that the redundancies built into the Company’s systems and network operations will work as planned in the event of a disaster.
As the Company’s requirements to handle more data traffic driven by new service offerings increases, additional strain has been placed on the technology systems and networks, thereby increasing the relative risk of a network disruption or other business interruption.
The Company has experienced network events in the past, and any future outage in a network or system or other unanticipated problem that leads to an interruption or disruption of the BlackBerry service, could have a material adverse effect on the Company’s business, results of operations and financial condition, and could adversely affect the Company’s longstanding reputation for reliability, thereby resulting in end users purchasing products offered by its competitors if reliability is no longer considered a differentiating factor of the BlackBerry wireless solution. As the Company moves to support more applications or services, the expense to establish and maintain a resilient and secure network services capability may significantly increase.
In addition, poor performance in or any additional interruptions of the services that the Company delivers to its customers could delay market acceptance of its products and services and expose it to costs or potential liabilities, including under service level agreements (“SLAs”) with certain customers. The SLAs specify the events constituting “down time” and the actions that the Company will take to rectify or respond to such down time, including in certain cases, the payment of financial penalties. For example, as a result of the service interruption that occurred in October 2011, the Company lost service revenue and was required to pay penalties in the third quarter of fiscal 2012 and continues to face class action suits.
The Company is subject to risks inherent in foreign operations.
Sales outside North America represented approximately 73% of the Company’s revenue in fiscal 2014, which was comparable with fiscal 2013. The North American market, particularly the United States, has become increasingly competitive and the Company intends to continue to pursue international market growth opportunities, such that international sales are likely to continue, at least in the near future, to account for a significant portion of the Company’s revenue. The Company has committed, and intends to commit, significant resources to its international operations and sales and marketing activities. The Company maintains offices in a number of foreign jurisdictions, and could potentially open additional offices in other countries. The Company has limited experience conducting business in some of these jurisdictions outside of North America, and it may not be aware of all the factors that may affect its business in foreign jurisdictions. The Company will be subject to a number of risks associated with its expanding international business operations and sales and marketing activities that may increase liability, costs, lengthen sales cycles and require significant management attention. These risks include:

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compliance with the laws of the United States, Canada and other countries that apply to the Company’s international operations, including import and export legislation, lawful access and privacy laws (as discussed further below);

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compliance with existing and emerging anti-corruption laws, including the Foreign Corrupt Practices Act of the United States, the Corruption of Foreign Public Officials Act of Canada and the UK Bribery Act;

•	increased reliance on third parties to establish and maintain foreign operations;

•	the complexities and expense of administering a business abroad;

•	complications in compliance with, and unexpected changes in, foreign regulatory requirements, including requirements relating to content filtering and requests from law enforcement authorities;

•	trading and investment policies;

•	consumer protection laws that impose additional obligations on the Company or restrict the Company’s ability to provide limited warranty protection;

•	instability in economic or political conditions, including inflation, recession and actual or anticipated military conflicts, social upheaval or political uncertainty;

•	foreign currency fluctuations;

•	foreign exchange controls and cash repatriation restrictions, including those relating to Venezuela and Argentina and certain other jurisdictions (as discussed further above);

•	tariffs and other trade barriers;

•	difficulties in collecting accounts receivable;

•	potential adverse tax consequences;

•	uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;

•	litigation in foreign court systems;

•	unauthorized copying or use of the Company’s intellectual property, including software, know-how or trade secrets;

•	cultural and language differences;

•	difficulty in managing a geographically dispersed workforce in compliance with local laws and customs that vary from country to country; and

•	other factors, depending upon the country involved.
There can be no assurance the policies and procedures implemented by the Company to address or mitigate these risks will be successful, that Company personnel will comply with them or that the Company will not experience these factors in the future or that they will not have a material adverse effect on the Company’s business, results of operations and financial condition. See also the Risk Factor entitled “The Company’s ability to maintain or increase its liquidity, its existing cash balance, its ability to access existing or potential alternative sources of funding, the sufficiency of its financial resources, and its ability to service its debt, could be adversely affected by its ability to offer competitive products and services in a timely manner at competitive prices, its ability to collect accounts receivables in jurisdictions with foreign currency controls and its access to the capital markets.”
The Company is subject to general commercial litigation, class action and other litigation claims as part of its operations, and it could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies.
In the course of its business, the Company receives general commercial claims related to the conduct of its business and the performance of its products and services, employment claims and other litigation claims, which may potentially include claims relating to improper use of or access to personal data. For example, the Company is facing class action suits as a result of the service interruption that occurred in October 2011. Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and key personnel from the Company’s business operations. The complexity of the technology involved and the inherent uncertainty of commercial, class action, employment and other litigation increases these risks. In recognition of these considerations, the Company may enter into material settlements. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damages or injunctive relief against it that could have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition. See also “Legal Proceedings” in this AIF.

Risk associated with litigation claims against the Company arising from the Company’s disclosure practices, including its practice of providing forward-looking guidance to its shareholders with respect to certain financial metrics and updating previous guidance where circumstances warrant.
On March 29, 2012, the Company announced that it would no longer provide specific, forward-looking quantitative guidance. However, the Company remains committed to providing a high level of disclosure and transparency and will continue to provide commentary that highlights the trends and uncertainties that the Company anticipates. Any statements that are forward-looking statements are intended to enable the Company’s shareholders to view the anticipated performance and prospects of the Company from management’s perspective at the time such statements are made, and they are subject to the risks that are inherent in all forward-looking statements, as described in this AIF under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. These forward-looking statements are made by the Company in light of its experience, its perception of historical and anticipated business trends, existing conditions in the business at the time and anticipated future developments, including competition and new product initiatives and expected timing, as well as the Company’s current assessments of the risk factors that affect its business and the likely success of mitigation strategies relating to such factors. These forward-looking statements are subject to the inherent risk of difficulties in forecasting the Company’s financial results and performance for future periods, particularly over longer periods, given the ongoing transition in the Company's business strategy and rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the wireless communications industry. These difficulties in forecasting the Company's financial results and performance are magnified at the present time given the uncertainties related to the Company's operational restructuring, recent management changes and the strategic initiatives described in this AIF.
Given the dynamics of the wireless communications industry, the Company’s financial results may not follow any past trends. In particular, the Company’s entry into new markets or changes to the Company’s technology, such as its transition to the BlackBerry 10 platform, can increase the difficulty of forecasting financial results. Significant unanticipated sales and marketing, R&D, IT, professional and other costs, writedowns and impairment charges may be incurred or take place in a single quarter, which can affect results. Additionally, many of the Company’s products are, among other things, subject to long development, new product approval and certification, and sales cycles. In addition, the Company is engaged in an industry that is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. As a result, if expected revenues are not realized as anticipated, if new product introductions are delayed or are not as well received by the market as anticipated, or if operating expenses are higher than expected, the Company’s actual financial results could be materially adversely affected. These factors can make it difficult to predict the Company’s financial results. Consequently, actual results may differ materially from those expressed or implied by the Company’s forward-looking statements and may not meet the expectations of analysts or investors, which can contribute to the volatility of the market price of the Company’s common shares. Despite the Company’s cautions in each earnings release, earnings conference call and securities filings that contains forward-looking statements that the risks relating to such statements should be considered carefully and that shareholders should not place undue reliance on forward-looking statements, if results expressed or implied in the forward-looking statements are not realized, or the Company updates its forward-looking statements at a later time, the Company may nevertheless be subject to potential securities litigation or enforcement action. Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions alleging that during the period from September 27, 2012 through September 20, 2013, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed. The purported class action claims seek unspecified damages. Regardless of the Company’s views of the merits of this action or any similar actions that may be filed against the Company, securities litigation is costly, time-consuming and may be unpredictable, and could divert the attention of management and key personnel from the Company’s business operations. If the Company is unsuccessful in its defense of securities litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damages that could have a material adverse effect on the Company’s business, results of operations and financial condition. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, results of operations and financial condition. See also “Legal Proceedings” in this AIF.
Failure of the Company’s suppliers, subcontractors, third-party distributors and representatives to use acceptable ethical business practices or to comply with applicable laws could negatively impact the Company’s business.
The Company expects its suppliers and subcontractors to operate in compliance with applicable laws, rules and regulations regarding working conditions, labor and employment practices, environmental compliance, anti-corruption (including the Foreign Corrupt Practices Act of the United States, the Corruption of Foreign Public Officials Act of Canada and the UK Bribery Act), and patent and trademark licensing as detailed in the Company’s Supplier Code of Conduct. However, the Company does not directly control their labor and other business practices. If one of the Company’s suppliers or subcontractors violates applicable labor, anti-corruption or other laws, or implements labor or other business practices that are regarded as unethical, or if a supplier or subcontractor fails to comply with procedures designed by the Company to adhere to existing or proposed regulations, the shipment of finished products to the Company could be interrupted, orders could be canceled, relationships could be terminated, the Company’s reputation could be damaged, and the Company may be subject to liability. Any of these events could have a negative impact on the Company’s business, results of operations and financial condition.
The Company may infringe on the intellectual property rights of others.
The Company’s commercial success depends upon the Company not infringing intellectual property rights owned by others. The industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. Some of these patents may grant very broad protection to the third-party owners of the patents. Patents can be issued very rapidly and there is often a great deal of secrecy surrounding pending patents. The Company cannot determine with certainty whether any existing third-party patents or the issuance of any new third-party patents would require the Company to alter its technologies, pay for licenses or cease certain activities.
Third parties have asserted, and in the future may assert, intellectual property infringement claims against the Company and against its customers and suppliers. The Company may be subject to these types of claims either directly or indirectly through indemnities against these claims that it provides to certain customers, partners and suppliers. In addition, the Company could be exposed to financial obligations to a third party, or to the risk of legal action that could impact the salability of the Company’s products or services, if one of the Company’s providers of third-party applications or content or other suppliers fails to procure necessary intellectual property rights. There can be no assurance that the Company’s attempts to negotiate favorable intellectual property indemnities with its suppliers for infringement of third-party intellectual property rights will be successful or that a supplier’s indemnity will cover all damages and losses suffered by the Company and its customers, partners and other suppliers due to infringing products, or that the Company can secure a license, modification or replacement of a supplier’s products or services with non-infringing products or services that may otherwise mitigate such damages and losses.
Many intellectual property infringement claims are brought by entities whose principal business model is to secure patent licensing-based revenue from operating companies. As such entities do not typically generate their own products or services, the Company cannot deter their patent infringement claims based on counterclaims that they infringe patents in the Company’s portfolio or by entering into cross-licensing arrangements. Litigation and claims advanced in the International Trade Commission have been and will likely continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights.

Some of the Company’s competitors have, or are affiliated with companies having, substantially greater resources than the Company has, and these competitors may be able to sustain the costs of complex intellectual property infringement litigation or other proceedings to a greater degree and for longer periods of time than the Company can. Regardless of whether third-party claims that the Company is infringing patents or other intellectual property rights have any merit, these claims could:

•	adversely affect the Company’s relationships with its customers;

•	be time-consuming to evaluate and defend;

•	result in significant costs to defend the Company in litigation or other proceedings;

•	result in negative publicity for the Company;

•	divert management’s attention and resources;

•	cause product and software shipment delays or stoppages;

•	subject the Company to significant liabilities;

•	require the Company to enter into costly royalty or licensing agreements;

•	require the Company to develop possible workaround solutions that may be costly and disruptive to implement; and

•	require the Company to cease certain activities or to cease selling its products and services in certain markets.
In addition to being liable for potentially substantial damages relating to a patent or other intellectual property infringement action against the Company or, in certain circumstances, the Company’s customers with respect to its products and services, the Company may be prohibited from developing or commercializing certain technologies or products unless the Company obtains a license from the holder of the patent or other intellectual property rights. There can be no assurance that the Company will be able to obtain any such license on commercially reasonable terms, or at all. If the Company does not obtain such a license, its business, results of operations and financial condition could be materially adversely affected and the Company could be required to cease related business operations in some markets and restructure its business to focus on continuing operations in other markets. See also “Legal Proceedings” in this AIF.

The Company may not be able to obtain patents or other intellectual property protections necessary to secure its proprietary technology and products.
The Company’s commercial success depends upon its ability to develop new or improved technologies and products, and to successfully obtain or acquire patent or other proprietary or statutory protection for these technologies and products in Canada, the United States and other countries. The Company seeks to patent concepts, components, protocols and other inventions that are considered to have commercial value or that will likely yield a technological advantage. The Company owns rights to an array of patented and patent pending technologies relating to wireless communication and embedded software in the United States, Canada and other countries. The Company continues to devote significant resources to protecting its proprietary technology. However, the Company may not be able to continue to develop technology that is patentable, patents may not be issued in connection with the Company’s pending applications and allowed claims by the Company may not be sufficient to protect its technology. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage.
A number of the Company’s competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights, for technologies similar to those that the Company has made or may make in the future. Public awareness of new technologies often lags behind actual discoveries, making it difficult or impossible to know all the relevant, third-party patent applications at any particular time. For example, patent applications filed in the United States before November 29, 2000, and even a small number filed after that date, are maintained in secrecy by the U.S. Patent Office until issued as patents. Even the majority of applications filed after November 29, 2000 do not become public until 18 months after their first filing. Consequently, the Company cannot be certain that it was the first to develop the technology covered by its pending patent applications or that it was the first to file patent applications for the technology. In addition, the disclosure in the Company’s patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurance that the Company’s patent applications will result in patents being issued.
Protection of the rights sought in published patent applications can be costly and uncertain and can involve complex legal and factual questions. In addition, the laws of certain countries in which the Company’s products and services are sold or licensed do not protect intellectual property rights to the same extent as the laws of Canada or the United States. Therefore, the breadth of allowed claims and the scope of protection provided by the Company’s patents, and their enforceability, cannot be predicted. Even if the Company’s patents are held to be enforceable, others may be able to design around these patents or develop products or services similar to the Company’s products or services that do not infringe the Company’s patents.
In addition to patents, the Company relies on, among other things, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. While the Company enters into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of proprietary and confidential information, it is possible that:

•	some or all of its confidentiality agreements will not be honored;

•	third parties will independently develop equivalent technology or misappropriate the Company’s technology or designs;

•	disputes will arise with the Company’s strategic partners, customers or others concerning the ownership of intellectual property;

•	unauthorized disclosure or use of the Company’s intellectual property, including source code, know-how or trade secrets will occur; or

•	contractual provisions may not be enforceable.
There can be no assurance that the Company will be successful in protecting its intellectual property rights.
The Company’s business relies on its strategic alliances and relationships with third-party network infrastructure developers, software platform vendors and service platform vendors.
The Company relies on wireless network infrastructure developers for access to emerging wireless data protocols. In addition, the Company’s business is dependent on the development, deployment and maintenance by third parties of their wireless infrastructure and on their sales of products and services that use the Company’s products. Market acceptance of the Company’s products also depends on support from third-party software developers and the marketing efforts of value added resellers, Internet service providers and computer manufacturers and distributors. The loss of, or inability to maintain, any of these relationships, or the failure of such third parties to execute or effectively manage their own business plans, could result in delays or reductions in product shipments, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company has designed BES to be used with Microsoft Exchange, IBM Lotus Domino and Novell GroupWise. The functionality of BlackBerry smartphones sold to corporate customers will depend on continued growth in the number of businesses that adopt Microsoft Exchange, IBM Lotus Domino and Novell GroupWise as their email and server solutions. If the number of businesses that adopt these platforms fails to grow or grows more slowly than the Company currently expects, or if Microsoft, IBM or Novell discontinue products, delay or fail to release new or enhanced products, or announce new incompatible products or versions of existing products, the Company’s revenues from BlackBerry enterprise customers could be materially adversely affected.
The collection, storage, transmission, use and disclosure of user data and personal information could give rise to liabilities or additional costs as a result of laws, governmental regulations and carrier and other customer requirements or differing views of personal privacy rights.
The Company transmits and stores a large volume of data, including personal information, in the course of supporting its BlackBerry wireless solution. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world that is intended to protect the privacy and security of personal information as well as the collection, storage, transmission, use and disclosure of such information. In addition, a number of leading companies in the mobile communications industry, including the Company, have agreed to privacy principles designed to prompt third-party application developers to conspicuously post privacy policies with their applications.
The interpretation of privacy and data protection laws, and their application to the Internet and mobile communications, in a number of jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with the Company’s current data protection practices. Complying with these varying international requirements could cause the Company to incur additional costs and change the Company’s business practices. In addition, because the Company’s services are accessible worldwide, certain foreign jurisdictions may claim that the Company is required to comply with their laws, even where the Company has no local entity, employees, or infrastructure.
The Company could be adversely affected if legislation or regulations are expanded to require changes in its business practices, if governmental authorities in the jurisdictions in which the Company does business interpret or implement their legislation or regulations in ways that negatively affect its business or if end users allege that their personal information is not collected, stored, transmitted, used or disclosed appropriately or in accordance with the Company’s end user agreements and privacy policies or applicable privacy and data protection laws. If the Company is required to allocate significant resources to modify its BlackBerry wireless solution or its existing security procedures for the personal information that its transmits and stores, its business, results of operations and financial condition may be adversely affected.
The Company’s network carriers or other customers, partners or members of its ecosystem may also have differing expectations or impose particular requirements for the collection, storage, processing and transmittal of user data or personal information in connection with the BlackBerry wireless solution. Such expectations or requirements could subject the Company to additional costs, liabilities or negative publicity, and limit its future growth. In addition, governmental authorities may use the Company’s products to access the personal data of individuals without Company’s involvement, for example, through so-called lawful intercept capability of network infrastructure. Even perceptions that the Company’s products do not adequately protect users’ privacy or data collected by Company, made available to Company or stored in or through the Company’s products or that they are being used by third parties to access personal or consumer data could impair the Company’s sales or its reputation and brand value.
In addition, laws in various countries relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for invasion of privacy, libel, slander, and other tort claims, unlawful activity, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content generated by users. Certain jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm the Company’s business.
Certain governments are also imposing requirements for the filtering of content available to end users. These requirements vary across varying jurisdictions and compliance with these requirements may be costly. Conversely, a failure to comply could result in adverse publicity, a ban on the Company’s products and services as well as other regulatory sanctions.

The Company relies on its suppliers to supply functional components and is exposed to the risks that these suppliers will not supply components on a timely basis or of the desired quality; if the Company’s sales volumes decrease or do not reach projected targets, it may face increased costs that could make its products less competitive.
The Company’s manufacturing activity depends on obtaining adequate supplies of functional components, such as displays, semi-conductors, batteries, printed circuit boards, plastics, tooling equipment and memory, on a timely basis. The Company purchases components and licenses certain software used in the manufacture and operation of its products from a variety of sources. Some components, including custom components, come from sole source suppliers. Some components are also becoming supply constrained, in part due to the continuing convergence of the mobile communication industry and computer industry, and increased competition. Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, sales, distribution and other resources and may receive preferential treatment from suppliers through allocations of scarce components or lower pricing. Due to increased demand for electronic components, electronic component manufacturers are experiencing shortages of certain components including displays and memory components. Certain key components such as displays and memory are also subject to significant commodity price fluctuations. From time to time, the shortage and allocation of components by electronic manufacturers have resulted in increased costs to the Company and delays in the Company’s suppliers filling orders, and the Company may rely on these sources to meet the Company’s needs. Alternative sources of supply are not always available. Moreover, the Company depends on, but has limited control over, the quality and reliability of the products supplied or licensed to the Company. If the Company cannot manufacture and supply products due to a lack of components, or is unable to redesign products using other components in a timely manner, the Company’s sales and operating results could be adversely affected. A supplier could also increase pricing, discontinue or restrict supplying components or licensing software to the Company with or without penalty. If a supplier discontinued or restricted supplying a component or licensing software, the Company’s sales and operating results could be adversely affected by the resulting product manufacturing and delivery delays. In addition, if a component supplier failed to meet the Company’s supplier standards, such as the Company’s product quality standards, and as a consequence some of its products were unacceptable to the Company, the Company’s sales and operating results could be adversely affected. A supplier could also file for bankruptcy or experience damage or interruption in its operations due to fire, earthquake, power loss, labor disruptions, telecommunications or computer systems failure, the effects of the current economic downturn, human error, terrorist acts, war or other events, which could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company generally uses rolling forecasts based on anticipated product orders to determine component requirements. Lead times for materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, rapid changes in technology, and current market demand for particular components. If the Company overestimates its component requirements based on anticipated demand for its products, it may result in excess inventory, which would increase the risk of obsolescence, and financial penalties based on minimum volume commitments, which would increase the manufacturing costs per unit of the Company’s products. The BlackBerry 10 launch in particular required the Company to significantly increase its component orders in order to meet the estimated anticipated demand for the new smartphones, which resulted in the Z10 Inventory Charge and the Q3 2014 Inventory Charge. See the Risk Factor entitled: “The Company faces substantial inventory and other asset risk, including risks related to its ability to sell its existing inventory of BlackBerry 10 products, manage its purchase obligations with its manufacturing partners and the potential for additional charges related to its inventory, as well as risks related to its ability to mitigate inventory risk through its new partnership with Foxconn.” If the Company underestimates component requirements, it may have inadequate inventory, which could interrupt manufacturing operations and delay delivery of products. Any of these occurrences could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company has negotiated favorable pricing terms with many of its suppliers, some of which have volume-based pricing. In the case of volume-based pricing arrangements, the Company may experience higher than anticipated costs if current volume-based purchase projections are not met. Some contracts have minimum purchase commitments and the Company may incur large financial penalties or increased production costs if these commitments are not met. The Company may also have unused production capacity if its current volume projections are not met, increasing the Company’s production cost per unit. In addition, some contracts require the Company to agree to a flat fee regardless of volumes, which can result in higher unit costs than anticipated if demand is lower than anticipated. In the future, as the Company establishes new pricing terms, reduced demand for any of its products and services could negatively impact future pricing from suppliers. Any of these outcomes may result in the Company’s products being more costly to manufacture and less competitive, which could have a material adverse effect on the Company’s business, results of operations and financial condition.
On December 20, 2013, the Company announced a five-year strategic partnership with Foxconn. Under this new relationship, Foxconn will jointly develop and manufacture certain new BlackBerry devices and manage the inventory associated with those devices. While the Company expects this partnership to improve the operating results from the devices portion of the business, and to reduce the risk of excess inventory charges for products designed and manufactured by Foxconn, there can be no assurance that the Foxconn relationship will yield the financial or operational benefits described over the term of the agreement as the Company will maintain relationships with other EMS partners and has not previously had any experience in conducting these types of arrangements with Foxconn.
The Company may not be able to obtain rights to use software or components supplied by third parties.
The Company licenses certain software used in its products and operations from third parties, generally on a non-exclusive basis, and the Company uses components from suppliers that are reliant on intellectual property used by such suppliers. The termination of any of these licenses, or the failure of these licensors or suppliers to adequately maintain, protect or update their software or intellectual property rights, could delay the Company’s ability to ship its products while the Company seeks to implement alternative technology offered by other sources and could require significant unplanned investments on the Company’s part if the Company is forced to develop alternative technology internally. In addition, alternative technology may not be available on commercially reasonable terms from other sources. The Company has not entered into source code escrow agreements with every software supplier or third party licensor. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of the Company’s products or relating to current or future technologies to enhance the Company’s product offerings. The Company may not be able to obtain licensing rights to the needed technology or components on commercially reasonable terms, if at all.
The Company may not be successful in expanding or managing its BlackBerry World applications catalogue.
BlackBerry World, the Company’s comprehensive electronic content distribution platform, is available to customers in over 170 markets globally. The continued expansion of the catalogue of applications and other content on BlackBerry World is an important element of driving transition to BlackBerry 10 smartphones, and requires a substantial investment of internal resources for development of the infrastructure, improvement of developer and consumer interfaces and advertising costs.
Decisions by customers to purchase the Company’s products are becoming increasingly based on the availability of top-rated third-party software applications. The Company is dependent on third-party software developers to provide access to and develop content, including applications, and services to enhance the user experience and maintain competitiveness and differentiation of BlackBerry products in the marketplace. The availability and development of these applications and services will depend, in part, on perceptions of the third-party software developers of the relative benefits of developing software for the Company’s products rather than or in addition to those of its competitors, which may be adversely affected by further losses of market share and perceptions regarding the ability of the BlackBerry 10 smartphones and related products to compete successfully in the wireless communications industry. The Company may not be successful in convincing existing BlackBerry developers to develop additional applications or new developers to develop applications for the catalogue. Some developers who have significant relationships with the Company’s competitors may be unwilling to develop applications for BlackBerry products without valuable incentives from the Company, or at all. In addition, if the Company develops its own software applications and services, such development may negatively affect the decisions of third-party developers to develop, maintain, and upgrade similar or competitive applications. The loss of, or inability to maintain these relationships may affect the desirability of the Company’s products and, hence, the Company’s revenue from the sale of its products, particularly to consumers. If the Company is unable to successfully expand and manage the BlackBerry World applications catalogue, the success of the Company’s BlackBerry 10 smartphones and future products and services may be materially and adversely affected.
An expansion of the Company’s online commercial presence may also require significant additional investment in security measures to protect the transmission of confidential data, including payment information, and to augment protection for the Company’s servers and network. Any failure by the Company to implement adequate measures around security of payments, or security of confidential or personal information of the end users of the Company’s products, could result in regulatory enforcement or potential litigation and have a detrimental impact on the BlackBerry brand and the Company’s reputation. For example, failure by the Company to comply with applicable laws, regulations and practices imposed or supported by the payment card industry relating to the security of payments could result in sanctions by individual card providers (including prohibiting the Company from processing a card provider’s card), regulatory sanctions, fines or litigation under applicable privacy laws or reputational damage. Applications may also require an interface with third parties over which the Company has no control. If necessary third-party interfaces are not available to support the applications, the Company may lose market share, and its business, results of operations and financial condition may be adversely affected.

The Company is subject to government laws, regulations, orders, policies and restrictions, including on the sale of products and services that use encryption technology.
Regulatory initiatives throughout the world can also create new and unforeseen regulatory obligations on the Company, its products and services. Government regulations applicable to the Company’s products and services may provide opportunities for competitors or limit industry growth. For example, a change to the regulatory classification of the Company’s products and services, such as content, taxation, and licensing requirements, could place regulatory obligations commonly reserved for licensed telecommunications carriers or broadcasters on the Company. The impact of these potential obligations vary based on the jurisdiction, but any such changes could impact whether the Company enters, maintains or expands its presence in a particular market, and whether the Company must dedicate additional resources to comply with these obligations.
Various countries have enacted laws and regulations, adopted controls, license or permit requirements, and restrictions on the export, import, and use of products or services that contain encryption technology. In addition, from time to time, governmental agencies have proposed additional requirements for encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Restrictions on the sale or distribution of products or services containing encryption technology may prevent the Company from selling or distributing the BlackBerry wireless solution in certain markets or may require the Company to make changes to the encryption technology that is embedded in its products or services to comply with such restrictions. Government restrictions, or changes to the Company’s products or services to comply with such restrictions, could delay or prevent the acceptance and use of the Company’s products and services. Likewise, restrictions or perceived restrictions may adversely affect the marketing and sales resources that network carriers and distributors may dedicate to the Company’s products and services.
Some of the Company’s competitors do not have the same level of encryption in their technology and some competitors may be subject to less stringent controls on the export, import, and use of encryption technologies in certain markets. Also, several countries have adopted legislation authorizing the circumvention of encryption measures in limited circumstances. These legislative provisions could potentially be used by competitors to attempt to reverse engineer or find vulnerabilities in the Company’s products and services. As a result, these competitors may be able to compete more effectively than the Company can in those markets. In addition, the United States, Canada and other countries have imposed export controls that prohibit the export of encryption technology to certain countries, entities and individuals. The Company’s failure to comply with export, import, and use laws and regulations concerning encryption technology could subject the Company to sanctions and penalties, including fines, and suspension or revocation of export or import privileges.
In addition, governments are increasingly imposing requirements on entities like the Company to facilitate controls over the content that users have access to on their mobile devices. Examples include content filtering laws or laws designed to prevent a company’s products or services from being used to infringe third party intellectual property such as copyright in artistic performances. Also, numerous jurisdictions impose content filtering requirements to prevent access to content deemed restricted based on the norms and laws of that particular jurisdiction. Furthermore, the Company may be required to pay copyright levies on products and services used by consumers to copy or stream copyrighted works. Non-compliance with these legal requirements could result in fines, imprisonment of local executives, and sanctions on the import and/or use of the Company’s products or services.
Defects in the Company’s products and services can be difficult to detect and remedy. If defects occur, they could have a material adverse effect on the Company’s business.
The Company’s products and services are highly complex and sophisticated and may contain design defects, errors or security vulnerabilities that are difficult to detect and correct. Design defects, errors or vulnerabilities may be found in products or services after commencement of commercial shipments or provision of such services and, if discovered, the Company may not be able to successfully correct such defects, errors or vulnerabilities in a timely manner or at all. The occurrence of defects, errors or vulnerabilities in the Company’s products or services could result in the loss of, or delay in, customer or end user acceptance of its products or services and may harm the Company’s reputation, and correcting such defects, errors or vulnerabilities in its products or services could require significant expenditures by the Company, involving cost or time and effort of Company personnel.

As the Company’s products are integrated into its customers’ networks and equipment, are used with third party applications and are used to deliver confidential or personal information, the sale and support of these products and services may entail the risk of liability due to product liability, warranty or other claims tied to the security of data. In addition, the failure of the Company’s products or services to perform to end user expectations could give rise to product liability claims and warranty claims. The consequences of any such defects, errors, vulnerabilities and claims could have a material adverse effect on the Company’s business, results of operations and financial condition.

In some cases, if design defects, errors or vulnerabilities affect a product’s safety or regulatory compliance, then such product may need to be recalled. Depending on the nature of the defect and the number of products, the Company may be forced to incur substantial recall costs, in addition to the costs associated with the potential loss of future orders and the damage to the Company’s reputation. Recalls involving regulatory agencies could also result in fines and additional costs. Finally, recalls could result in third-party litigation, including class action litigation by persons alleging common harm resulting from the purchase of the Company’s products.
In addition, the Company outsources the majority of the manufacturing and repair of its products to third parties. The resources devoted by these third parties to meet the Company’s manufacturing and repair requirements is not within the Company’s control and there can be no assurance that manufacturing or repair problems will not occur in the future. See also “Risk Factors -- The Company increasingly relies upon third parties to manufacture and repair its products and it is exposed to the risk that these third parties may not be able to satisfy its manufacturing needs and repairs on a timely basis or to an appropriate quality standard.”
The Company’s business could be negatively affected as a result of actions of activist shareholders.
Publicly-traded companies have increasingly become subject to campaigns by investors seeking to advocate certain governance changes or corporate actions such as financial restructuring, special dividends, share repurchases or even sales of assets or the entire company. Activist shareholders have publicly advocated for certain governance and strategic changes at the Company in the past, and the Company could be subject to additional shareholder activity or demands in the future. Given the challenges the Company has encountered in its business in recent years, recent changes to the Company’s governance and strategic focus may not satisfy such shareholders who may attempt to promote or effect further changes, or acquire control over the Company. Responding to proxy contests, media campaigns and other actions by activist shareholders would be costly and time-consuming, disrupt the Company’s operations and would divert the attention of the Board and senior management from the pursuit of its business strategies, particularly its ability to implement its new strategic initiatives, which could adversely affect the Company’s results of operations, financial condition and prospects. If individuals are elected to the Board with a specific agenda to increase short-term shareholder value, it may adversely affect or undermine the Company’s ability to effectively implement the Company’s plans. Perceived uncertainties as to the Company’s future direction as a result of shareholder activism could also result in the loss of potential business opportunities, and may make it more difficult to attract and retain qualified personnel and business partners, to the detriment of the Company.
If the Company loses its foreign private issuer status under U.S. federal securities laws, it will incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers and will not be able to utilize certain benefits available to foreign private issuers.
As a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act, the Company is currently exempt from certain of the provisions of the U.S. federal securities laws. For example, the U.S. proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers.  However, if the Company loses its status as a foreign private issuer, these regulations would apply and it would also be required to commence reporting on forms required of U.S. domestic companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to the Company, such as Forms 40-F and 6-K. Compliance with the additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require the Company’s management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that the Company offers or sells its securities on an unregistered basis outside of the United States, it would have to comply with the more restrictive Regulation S requirements that apply to U.S. domestic companies.  The Company would also no longer be able to utilize the significant benefits afforded by the U.S./Canada multijurisdictional disclosure system, which generally permits eligible Canadian companies to use Canadian disclosure documents to satisfy continuous reporting requirements in both Canada and the United States, and allows Canadian companies to make offers and sales of securities to the public in the United States using a Canadian prospectus that is subject to review by the principal Canadian regulator, thereby avoiding the costs and delays associated with duplicative and sometimes conflicting regulatory requirements.  In addition, the Company would not be able to benefit from certain exemptions available to foreign private issuers that it has used in the past, including its ability to comply with the rules of the TSX in lieu of certain NASDAQ listing requirements.
Government regulation of wireless spectrum and radio frequencies may provide opportunities for competitors or limit industry growth.
The allocation of radio frequencies around the world is regulated by government bodies and there is limited spectrum available for use in the delivery of wireless services. If there is insufficient spectrum allocated to the delivery of wireless communications services, the Company’s growth and financial performance could be adversely impacted. In addition, deregulation of spectrum may allow new wireless technologies to become viable, which could offer competition to the Company’s products and services. The Company expects this risk will become increasingly significant as the Company endeavors to enter new foreign markets.
Reduced spending by customers due to the uncertainty of economic and geopolitical conditions may negatively affect the Company.
Many of the end users of the BlackBerry wireless solution and other Company products and services are directly affected by the current economic and geopolitical conditions affecting the broader market. A slowdown in capital spending by end users of the Company’s products and services, coupled with existing economic and geopolitical uncertainties globally and in the financial services or legal markets in particular, could substantially reduce the demand for the Company’s products and services and adversely affect the Company’s business, results of operations and financial condition.
Current and future conditions in the domestic and global economies remain uncertain, and it is difficult to estimate the level of economic activity for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which the Company participates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of economic activity in the markets that the Company serves and demand for its products and services, economic uncertainties make it difficult to estimate future income and expenditures.
Economic or geopolitical uncertainties may cause end users to reduce their IT budgets or reduce or cancel orders for the Company’s products and services. For example, many end users of the BlackBerry wireless solution may not upgrade their devices or may postpone the replacement of their devices or the purchase of their first device, or may purchase less costly products and services offered by the Company’s competitors due to more limited financial resources or out of concern for economic uncertainty. Network carriers may further reduce device subsidies that they offer to end users or attempt to extend the periods of contracts that obligate end users to use a certain device. Any such developments could have a material adverse impact on the Company’s business, results of operations and financial condition.
In addition, acts of terrorism and the outbreak of hostilities and armed conflicts within or between countries have created and may continue to create uncertainties that may affect the global economy and could have a material adverse effect on the Company’s business, results of operations and financial condition.
Acquisitions, divestitures, investments and other business initiatives may negatively affect the Company’s results of operations.
The Company has acquired, and continues to seek out opportunities to acquire or invest in, businesses, assets, products, services and technologies that expand, complement or are otherwise related to the Company’s business or provide opportunities for growth. These activities create risks such as the need to integrate and manage the businesses, personnel, and products acquired with the business, personnel and products of the Company, the challenges in achieving strategic objectives, cost savings and other benefits from acquisitions, the potential loss of key employees of the acquired business at the time of the acquisition or upon the termination of their non-compete covenants or obligations or retention benefits, additional demands on the Company’s management, resources, systems, procedures and controls, disruption of the Company’s ongoing business, and diversion of management’s attention from other business concerns. Such acquisitions, investments or other business collaborations may involve significant commitments of financial and other resources of the Company. An acquisition may have an adverse effect on the Company’s cash position if all or a portion of the purchase price is paid in cash, and common shares issuable in an acquisition would dilute the percentage ownership of the Company’s existing shareholders. Any such activity may not be successful in generating revenue, income or other returns to the Company, and the financial or other resources committed to such activities will not be available to the Company for other purposes. In addition, the acquisitions may involve unanticipated costs and liabilities, including possible litigation and new or increased regulatory exposure, which are not covered by the indemnity or escrow provisions, if any, of the acquisition agreement.
As business circumstances dictate, the Company may also decide to divest itself of assets or businesses. The Company has only limited experience with sales of assets or businesses and may not be successful in identifying or managing the risks involved in any divestiture, including its ability to obtain a reasonable purchase price for the assets, potential liabilities that may continue to apply to the Company following the divestiture, potential tax implications, employee issues or other matters. The Company’s inability to address these risks could adversely affect the Company’s business, results of operations and financial condition.

As part of the ongoing CORE program, the Company announced on March 21, 2014 that it had entered into an agreement to divest the majority of its real estate holdings in Canada. Under the terms of the agreement, the Company will sell more than 3 million square feet of space, as well as vacant lands. BlackBerry will also lease back a portion of the space for its continuing operations. The transaction is subject to certain conditions, and the transaction may not be completed on the negotiated terms or at all.
The Company is exposed to fluctuations in foreign currencies.
The Company is exposed to foreign exchange risk as a result of transactions in currencies other than its U.S. dollar functional currency. The majority of the Company’s revenue and purchases of raw materials are denominated in U.S. dollars. However, some revenue, a substantial portion of operating costs, including salaries and manufacturing overhead, as well as capital expenditures, are incurred in other currencies, primarily Canadian dollars, Euros and British Pounds. If the Canadian dollar appreciates relative to the U.S. dollar, the Company’s Canadian dollar denominated expenses will increase when converted to U.S. dollars for financial reporting purposes. If the Euro depreciates relative to the U.S. dollar, the Company’s Euro denominated revenues will decrease when translated to U.S. dollars for financial reporting purposes. Foreign exchange rate fluctuations may materially affect the Company’s results of operations in future periods. For more details, please refer to the discussion of foreign exchange and income taxes in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended March 1, 2014.
The Company is subject to regulation and certification risks that could negatively affect its business, and is also subject to allegations of possible health or other risks relating to the use or misuse of the Company’s products, or lawsuits and publicity related to such allegations.
The Company must comply with a variety of laws, standards and other requirements governing, among other things, health and safety, hazardous materials usage, packaging and environmental matters, and its products must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions in which they are manufactured or sold. For example, the Company’s products must be approved by the FCC before they can be used in commercial quantities in the United States. The FCC requires that access devices meet various standards, including safety standards with respect to human exposure to electromagnetic radiation and basic signal leakage. Regulatory requirements in Canada, Europe, Asia and other jurisdictions must also be met. Although the Company’s products and solutions are designed to meet relevant safety standards and recommendations globally, when used as directed, any perceived risk of adverse health effects of wireless communication devices could materially adversely affect the Company through a reduction in sales. The failure to comply with regulatory requirements can subject the Company to regulatory and/or civil liability, additional costs (including fines) and reputational harm, and in severe cases prevent it from selling its products in certain jurisdictions.
As a result of varying and developing regulatory requirements throughout the world, the Company faces increasingly complex procurement and design challenges, which, among other things, require the Company to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and to re-design its products so that the products comply with the many requirements applicable to them. There can be no assurance that the costs of complying with and the liabilities arising from current and future health and safety, environmental (including climate change regulation) and other laws, standards and regulatory requirements (including legislation relating to certain minerals that are used in the wireless communications industry) will not adversely affect the Company’s business, results of operations or financial condition.
In addition to complying with regulatory requirements, product manufacturers must obtain certification from the networks upon which their products operate. Failure to maintain regulatory approvals or network certifications for the Company’s current products or a failure to obtain required regulatory approvals or network certifications for any new products on a timely basis could have a material adverse effect on the Company’s business, results of operations and financial condition.
There has also been public speculation about possible health risks to individuals from exposure to electromagnetic fields or radio frequency energy from the use of mobile devices. Government agencies, international health organizations, industry associations and other scientific bodies continue to conduct research on the topic, and there can be no assurance that future studies, irrespective of their scientific basis, will not suggest a link between electromagnetic fields from mobile devices and adverse health effects. Mobile device manufacturers and cellular services providers have been named in lawsuits alleging that the use of mobile devices poses a risk to human health and that radio emissions have caused or contributed to the development of brain tumors. Other users of mobile devices with multimedia functions, such as MP3 players, have claimed that the use of such products has contributed to or resulted in hearing loss or other adverse health effects. In addition, users of the Company’s products who disregard the Company’s warnings about using the products while operating a motor vehicle or who use after-market accessories, such as batteries, that are not subject to the Company’s quality control procedures may also be at risk of bodily harm. The perception of risk to human health or other risks could adversely affect the demand for the Company’s products and allegations of risks relating to the Company’s products could result in litigation, which could distract management or result in liabilities for the Company, regardless of the merit of such claims.
The Company’s worldwide operations subject it to income, indirect and other taxes in many jurisdictions, and the Company must exercise significant judgment in order to estimate its worldwide financial provision for income and other taxes. There can be no assurance that the Company’s historical provisions and accruals for income and other taxes will be adequate.
The Company is subject to income, indirect (such as sales tax, sales and use tax and value-added tax) and other taxes in Canada and numerous foreign jurisdictions. Significant judgment is required in determining its worldwide liability for income, indirect and other taxes, as well as potential penalties and interest. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that its tax estimates are reasonable, there can be no assurance that the final determination of any tax audits will not be materially different from that which is reflected in historical income, indirect and other tax provisions and accruals. Should additional taxes or penalties and interest be assessed as a result of an audit, litigation or changes in tax laws, there could be a material adverse effect on the Company’s current and future results and financial condition. In addition, there is a risk of recoverability of future deferred tax assets.
The Company’s future effective tax rate will depend on the relative profitability of the Company’s domestic and foreign operations, the statutory tax rates and taxation laws of the related tax jurisdictions, the tax treaties between the countries in which the Company operates, the timing of the release, if any, of the valuation allowance, and the relative proportion of research and development incentives to the Company’s profitability.
A significant portion of the Company’s assets are held in cash, cash equivalents, short-term or long-term investments, all of which are subject to market and credit risk.
The Company had total cash, cash equivalents and investments of $2.7 billion as at March 1, 2014, compared to $2.9 billion as at March 2, 2013, primarily as a result of the Company's net loss and net changes in working capital, partially offset by proceeds from the issuance of the Debentures. Cash equivalents, short term and other investments are invested primarily in debt securities of varying maturities. Consequently, the Company is exposed to interest rate risk and its results of operations may be adversely affected by changes in interest rates. The fair value of short term and other investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates.
Additionally, the Company is exposed to market and credit risk on its investment portfolio. While the Company’s investment policies include investing in liquid, investment-grade securities and limiting investments in any single issuer, there can be no assurance that such investment policies will reduce or eliminate market or credit risks. See “Market Risk of Financial Instruments” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended March 1, 2014 for a discussion of credit risk related to the Company's investment portfolio.
Copyright levies in numerous countries for the sale of products may negatively impact the Company’s business.
The Company faces the possibility of copyright levies from collecting societies in European and other countries for the sale of products such as BlackBerry smartphones and tablets that might be used for the private copying of copyright protected works. The collecting societies argue that copyright levies should apply to such products because they include audio/video recording functionality, such as an MP3 player or storage capability, despite the fact that such products are not primarily intended to act as a recording device. If these levies are imposed, the Company’s financial results may be negatively impacted. Furthermore, the Company may be required to pay copyright levies on products and services used by consumers to copy or stream copyrighted works. Non-compliance with these legal requirements could result in fines, imprisonment of local executives, and sanctions on the import and/or use of the Company’s products or services.
There are costs and other burdens associated with recently adopted regulations regarding conflict minerals.
In fiscal 2013, the SEC adopted new disclosure requirements implementing Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 for manufacturers of products containing certain minerals that are mined from the Democratic Republic of Congo and adjoining countries. These so-called “conflict minerals” are commonly found in metals used in the manufacture of certain of the Company’s products. The implementation of these new regulations, which require initial conflicts minerals disclosure from public companies in the United States on or before May 31, 2014, may limit the sourcing and availability, or may increase the costs, of some of the metals used in the manufacture of the Company’s products. The regulations may also reduce the number of suppliers who provide conflict-free metals, and may affect the Company’s ability to obtain products in sufficient quantities or at competitive prices. Also, since the Company’s supply chain is complex, the Company may face reputational challenges if the Company is unable to sufficiently verify the origins for all metals used in the Company’s products through the due diligence procedures that the Company implements.
The market price of the Company’s common shares is volatile.
The market price of the Company’s outstanding common shares has been and continues to be volatile, due in part to uncertainty relating to the Company's recently completed strategic review process and the Company's ability to implement and realize the benefits of its ongoing strategic initiatives. A variety of events, including news announcements by the Company or its competitors, trading volume, general market trends for technology companies and other factors, could result in wide fluctuations in the market price for its common shares. The Company’s share price may also be affected by factors such as the performance of other technology companies, increasing market share of such companies, announcements by, or results of, the Company’s competitors, results of existing or potential litigation, updates to forward-looking financial guidance, announcements regarding new products and services and market rumors.
The Company’s financial results are difficult to forecast and such results may not meet the expectations of analysts or investors, which would contribute to the volatility of the market price of the Company’s common shares. The Company’s financial results may not follow any past trends. In particular, the Company’s entry into new markets and its introduction of new products may increase the difficulty of forecasting financial results and performance. The Company’s sales may also be impacted by current economic factors which more significantly impact other industry sectors, such as the financial, government and legal services sectors and increased adoption in those sectors of products of the Company’s competitors. These sectors have represented the Company’s largest end user concentration to date.
The Company’s operating expenses are based on anticipated revenue levels, are relatively fixed in the short term to medium term and are incurred throughout the quarter; thus, fluctuations in operating profit are likely. Significant unanticipated sales and marketing, R&D, IT, professional and other costs may be incurred in a single quarter which will affect results. Additionally, many of the Company’s products are subject to long sales cycles. As a result, if expected revenues are not realized as anticipated, or if operating expenses are higher than expected, the Company’s financial results and performance could be materially adversely affected. These factors can make it difficult to predict the Company’s financial results and performance. Difficulties forecasting financial results and performance over longer periods increase significantly given the ongoing transition in the Company's business strategy, rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the wireless communications industry. These difficulties in forecasting the Company's financial results and performance are magnified at the present time given the uncertainties related to the Company's operational restructuring, recent management changes and the strategic initiatives described in this AIF.
Future issuances of common shares by the Company, including upon any conversion of the Debentures, will be dilutive to existing shareholders.
The Company is authorized to issue an unlimited number of voting common shares, an unlimited number of non-voting Class A common shares and an unlimited number of preferred shares issuable in series on terms and conditions established by the Board, generally without the approval of shareholders. Existing shareholders have no pre-emptive rights in connection with such further issues. During fiscal 2014, the Company issued $1.25 billion aggregate principal amount of Debentures, which may be converted at the holders’ option for up to 125,000,000 common shares (subject to adjustment in certain circumstances). If the Debentures were converted in full as at March 1, 2014, the common shares issued would represent approximately 19.2% of the Company’s then outstanding common shares. Subject to TSX and NASDAQ rules requiring shareholder approval, the Company may make future acquisitions or enter into financings or other transactions involving the issuance of common shares or securities convertible into common shares, which may be dilutive to existing shareholders. Sales or issuances of substantial numbers of common shares, or the perception that such sales could occur, may adversely affect prevailing market pricing for the Company's common shares.

There could be adverse tax consequence for the Company’s shareholders in the United States if the Company is or was a passive foreign investment company.
Under U.S. federal income tax laws, if a company is, or for any past period was, a passive foreign investment company (“PFIC”), there could be adverse U.S. federal income tax consequences to U.S. shareholders even if the Company is no longer a PFIC. The determination of whether the Company is a PFIC is a factual determination made annually based on various facts and circumstances and thus is subject to change, and the principles and methodology used in determining whether a company is a PFIC are subject to interpretation. While the Company does not believe that it is currently or has been a PFIC, there can be no assurance that the Company was not a PFIC in the past and will not be a PFIC in the future. U.S. shareholders are urged to consult their tax advisors concerning U.S. federal income tax consequences of holding the Company’s common shares if the Company is or has been considered a PFIC.
The Company’s charter documents enable its directors to issue preferred shares which may prevent a takeover by a third party.
The Company’s authorized share capital consists of an unlimited number of common shares, an unlimited number of class A common shares and an unlimited number of preferred shares, issuable in one or more series. The Board has the authority to issue preferred shares and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including dividend rights, of these shares without any further vote or action by shareholders. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future. Subject to the Company's compliance with applicable securities law requirements, the Company’s ability to issue preferred shares could make it more difficult for a third party to acquire a majority of the Company’s outstanding voting shares, the effect of which may be to deprive the Company’s shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Company.
DIVIDEND POLICY AND RECORD
The Company has not paid any cash dividends on its common shares during the last three fiscal years. The Company will consider paying dividends on its common shares in the future when circumstances permit, having regard to, among other things, the Company’s earnings, cash flows and financial requirements, as well as relevant legal and business considerations.
DESCRIPTION OF CAPITAL STRUCTURE
The Company’s authorized share capital consists of an unlimited number of voting common shares without par value, an unlimited number of non-voting, redeemable, retractable class A common shares without par value, and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares without par value, issuable in series. Only common shares are issued and outstanding.
Common Shares
Each common share is entitled to one vote at meetings of the shareholders and to receive dividends if, as and when declared by the Board. Dividends which the Board determine to declare and pay shall be declared and paid in equal amounts per share on the common shares and class A common shares at the time outstanding without preference or distinction. Subject to the rights of holders of shares of any class of share ranking prior to the class A common shares and common shares, holders of class A common shares and common shares are entitled to receive the Company’s remaining assets ratably on a per share basis without preference or distinction in the event that it is liquidated, dissolved or wound-up.
Class A Common Shares
The holders of class A common shares are not entitled to receive notice of, or attend or vote at, any meeting of the Company’s shareholders, except as provided by applicable law. Each such holder is entitled to receive notice of, and to attend, any meetings of shareholders called for the purpose of authorizing the dissolution or the sale, lease or exchange of all or substantially all of the Company’s property other than in the ordinary course of business and, at any such meeting, shall be entitled to one vote in respect of each class A common share on any resolution to approve such dissolution, sale, lease or exchange. Dividends are to be declared and paid in equal amounts per share on all the class A common shares and the common shares without preference or distinction. Subject to the rights of holders of any class of share ranking prior to the class A common shares and common shares, in the event that the Company is liquidated, dissolved or wound-up, holders of class A common shares and common shares are entitled to receive the remaining assets ratably on a per share basis without preference or distinction.

The Company authorized for issuance the class A common shares when the Company was a private company to permit employees to participate in equity ownership. Class A common shares previously issued by the Company to such employees were converted on a one-for-one basis into common shares in December 1996. At this time, the Company has no plans to issue further class A common shares.
Preferred Shares
The holders of preferred shares are not entitled to receive notice of, or to attend or vote at, any meeting of the Company’s shareholders, except as provided by applicable law. Preferred shares may be issued in one or more series and, with respect to the payment of dividends and the distribution of assets in the event that the Company is liquidated, dissolved or wound-up, rank prior to the common shares and the class A common shares. The Board has the authority to issue series of preferred shares and determine the price, number, designation, rights, privileges, restrictions and conditions, including dividend rights, of each series without any further vote or action by shareholders. The holders of preferred shares do not have pre-emptive rights to subscribe to any issue of the Company’s securities. At this time there are no preferred shares outstanding and the Company has no plans to issue any preferred shares.

Convertible Debentures
The following is a summary of the material attributes and characteristics of the Debentures. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Indenture (as defined below). Reference is made to the Indenture, which has been filed on SEDAR at www.sedar.com and with the SEC at www.sec.gov, for complete descriptions of the Debentures.
General
The Debentures are direct, unsecured debt obligations of the Company and are issued under an indenture (the “Trust Indenture”) dated as of November 13, 2013 between the Company, as issuer, BlackBerry Corporation, BlackBerry UK Limited, BlackBerry Finance, LLC and BlackBerry Singapore Pte. Limited, as guarantors (collectively, the “Guarantors”) and Computershare Trust Company of Canada, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of December 12, 2013 between the same parties (the “Supplemental Indenture”, and together with the Trust Indenture, the “Indenture”). The Debentures are limited in the aggregate principal amount of $1,250,000,000. $1,000,000,000 aggregate principal amount of Debentures were issued on November 13, 2013, with an additional $250,000,000 aggregate principal amount of Debentures being issued on January 16, 2014, upon the exercise of the additional purchase option granted to Fairfax. See “General Development of the Business - Fiscal 2014”. The Debentures have been issued in book entry form as global debentures, in denominations of $1,000 and integral multiples thereof.
The Debentures have a maturity date of November 13, 2020 (the “Maturity Date”), subject to the prior conversion, redemption or payment thereof as provided by the Indenture.
Each of the Guarantors has separately guaranteed the payment of principal premium (if any) and interest and other amounts due under the Debentures, and the performance of all other obligations of the Company under the Indenture (the “Guarantees”). Other significant subsidiaries of the Company may be required to provide such Guarantees where they satisfy certain financial tests.
Interest
The Debentures bear interest at a rate of 6% per annum, payable in equal quarterly instalments in arrears on the last day of February, May, August and November of each year. If an Event of Default (as defined below) has occurred and is continuing, the Debentures will bear interest at a rate of 10% per annum during the period of the default.
Subordination
The Debentures rank pari passu with one another, in accordance with their tenor without discrimination, preference or priority and, subject to statutory preferred exceptions, shall rank equally with all other present and future unsubordinated unsecured Indebtedness (as defined below) of the Company, other than the Specified Senior Indebtedness (as defined below) of the Company and the Guarantors. No payments shall be made on account of the Debentures during any default of payment when due of any principal, interest or other amount owing with respect to Specified Senior Indebtedness, unless such Specified Senior Indebtedness shall first have been paid in full or provided for. The Trustee, on behalf of the holders of Debentures (the “Holders”), may from time to time enter into subordination agreements with Senior Creditors (as defined below) to reflect the relative priorities of the Holders and such Senior Creditors.
Conversion Privilege
Each Holder shall have the right at its option to convert each $1,000 principal amount of its Debentures into common shares at any time prior to the third business day prior to the Maturity Date. Common shares will be issued based on a conversion price of

$10.00 principal amount of Debentures per share (the “Conversion Price”), subject to adjustment in the event that the Company: (i) pays a dividend or distribution on all or substantially all of its outstanding common shares; (ii) subdivides its outstanding common shares into a greater number of shares or combines its outstanding common shares into a smaller number of shares; (iii) fixes a record date for the issue of rights, options or warrants to all or substantially all holders of its outstanding common shares; (iv) pays a dividend or other distribution to all or substantially all holders of its common shares consisting of evidences of indebtedness or other assets of the Company, including securities; (v) distributes to all holders of its common shares a payment exclusively of cash (other than ordinary course dividends or payments on liquidation, dissolution or winding-up of the Company); (vi) issues common shares or securities convertible into such shares pursuant to certain non-public offerings for consideration less than 95% of the then-current market price of the common shares; or (vii) takes any action affecting the common shares that would materially affect the conversion rights of Holders. Adjustments shall also result from (i) any rights or warrants that may be issued or distributed pursuant to any shareholder rights plan; or (ii) the expiry of any issuer bid made by the Company or any of its subsidiaries whereby consideration in excess of the then-current closing price per common share is paid to tendering shareholders.
Redemption Right
The Debentures will not be redeemable prior to November 13, 2016. On or after November 13, 2016, but prior to November 13, 2017, the Debentures will be redeemable at the Company’s sole option, on not more than 60 days’ and not less than 40 days’ prior written notice, in whole or in part, at a price equal to 104% of the principal amount thereof, plus accrued and unpaid interest. The percentage of principal amount at which the Debentures may be redeemed will decrease by 1% for each successive one year period thereafter to the Maturity Date.
Change of Control
If a change of control of the Company occurs involving: (i) the acquisition by any person or groups of persons acting jointly or in concert, directly or indirectly, in a single transaction or a series of related transactions, of voting control or direction over more than 35% of the then-outstanding common shares; (ii) the acquisition by any person (other than the Company or any of the Guarantors) or one or more members of a group of persons acting jointly or in concert (other than a group consisting solely of two or more of the Company and any of the Guarantors), directly or indirectly, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (iii) the completion of a merger, amalgamation, arrangement or similar transaction which results in holders of the Company’s common shares immediately prior to the completion of the transaction holding less than 50% of the then outstanding common shares of the resulting entity after the completion of the transaction (a “Change of Control”), the Company is required to make an offer (a “Repayment Offer”) to purchase all or, at the option of the Holders, a portion (in integral multiples of $1,000) of the principal amount of the Debentures held by such Holders, at a price equal to 115% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Change of Control Repurchase Date (the “Change of Control Repurchase Price”). The Company is not required to make that Repayment Offer to Fairfax or its affiliates, or any of their joint actors, if they caused such a Change of Control. Any Debentures so repurchased will be cancelled and may not be reissued or resold.
Certain Covenants
The Company is bound by certain covenants under the Indenture. Positive covenants include: (i) payment of the Trustee’s remuneration; (ii) maintenance of corporate existence and books of account; and (iii) payment of principal, premium (if any) and interest on the Debentures when due and payable. Reporting covenants will include: (i) provision of an annual compliance certificate regarding compliance with the terms of the Indenture and confirming that no Events of Default have occurred under the Indenture; (ii) provision of notice of an Event of Default or any event which, with the passing of time or giving of notice, would constitute an Event of Default; and (iii) provision of public disclosure documents to the Trustee or Holders in certain circumstances. Subject to customary exceptions, negative covenants include: (i) no liens on assets of the Company or its Subsidiaries, except Permitted Liens (as defined in the Indenture, which include customary liens arising by operation of law, liens securing Specified Senior Indebtedness, Purchase Money Security Interests (as defined below) securing permitted Indebtedness, liens on real property incurred in connection with a sale and leaseback of permitted Indebtedness, and any other lien not prohibited by the Company’s existing asset-backed lending facility, subject to compliance with restrictions on incurring Indebtedness); (ii) a limitation on amalgamations and mergers except in compliance with customary successor entity provisions; and (iii) a limitation on dividends, dividend increases and speculative hedging transactions.
The Company and its subsidiaries are restricted, without consent of Holders of 66-2/3% of the outstanding Debentures, from incurring any indebtedness or permitting any indebtedness to be outstanding, other than:

(a)	the Debentures and the Guarantees;

(b)	Specified Senior Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $550,000,000;

(c)	Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $450,000,000, comprised of:

(i)	Indebtedness secured by a Purchase Money Security Interest including Capital Leases (as defined below);

(ii)	Indebtedness incurred in connection with a sale and leaseback of real property;

(iii)	Indebtedness incurred under a securitization or factoring of receivables;

(iv)	Indebtedness of any subsidiary acquired by the Company or its subsidiaries that existed prior to such acquisition and not incurred in contemplation of such acquisition;

(v)	Indebtedness incurred to finance insurance premiums;

(vi)	other Indebtedness (other than Specified Senior Indebtedness) provided that such Indebtedness shall be unsecured; or

(vii)	Indebtedness incurred to refinance any Indebtedness referred to in clauses (i) through (iv) above.
Events of Default
The Indenture provides for such events of default as are customary for indebtedness of this type (each, an “Event of Default”) including: (i) a default in payment of any principal amount, purchase price or any Change of Control Repurchase Price when due; (ii) a default in payment of interest on any Debentures when due and the continuance of such default for 10 days; (iii) a default in maintaining the Company’s reporting issuer status or the listing of the common shares, or in providing an opinion in respect of new Guarantors, and the continuance of such default for five business days; (iv) a default in the delivery of common shares or cash due upon conversion of Debentures, and the continuance of such default for three business days; (v) a default by the Company or any Guarantor in performing or observing any of the other covenants, agreements or material obligations of the Company or the Guarantor under the Indenture, and the continuance of such default for 30 days after written notice to the Company by the Trustee or by the holders of not less than 25% in principal amount of outstanding Debentures requiring the same to be remedied; (vi) the failure to make a Repayment Offer following the occurrence of a Change of Control; (vii) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor; (viii) any of the Guarantees being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of a Guarantor, denying or disaffirming its obligations under its Guarantee; (ix) (A) if the Company or any Guarantor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount on any Indebtedness that is outstanding in an aggregate principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (B) if the Company or any Guarantor is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and in each case as a consequence of such default or condition such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly schedule dates of payment, or (C) as a consequence of the occurrence or continuation of any event or condition (other than (a) the passage of time or (b) the right of the holder of Indebtedness to convert such Indebtedness into equity interests or (c) any mandatory prepayment provisions in an agreement governing Indebtedness unless such provisions also require the permanent prepayment of all Indebtedness then outstanding and, if applicable, the permanent cancellation of all other amounts available to be borrowed under such agreement), the Company or any Guarantor has become obligated to purchase or repay Indebtedness (including any Specified Senior Indebtedness but excluding the Debentures) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment); and (x) if the Company any of its subsidiaries fails to pay final judgments aggregating in excess of an amount greater than $50,000,000 in cash (net of any amounts for which an insurance company is liable) rendered against the Company or any of its subsidiaries by a court of competent jurisdiction, which judgments are not paid, discharged or stayed for a period of 30 days after such judgments become final and non-appealable.
If an Event of Default has occurred and is continuing (other than an Event of Default due to an event of bankruptcy or insolvency), the Trustee may, in its discretion, and shall, at the written request of holders of not less than 25% in principal amount of the Debentures then outstanding, declare the principal of (and premium, if any), together with accrued interest on all outstanding Debentures to be immediately due and payable. If an Event of Default due to an event of bankruptcy or insolvency occurs, the principal of (and premium, if any), together with accrued interest on all outstanding Debentures will immediately become due and payable without any action on the part of the Debenture Trustee or any holders of Debentures. The holders of more than 66-2/3% of the principal amount of outstanding Debentures may, on behalf of the holders of all outstanding Debentures, waive an Event of Default in the manner set forth below under “Modification or Waiver”.
Modification or Waiver
The rights of the Holders may be modified or waived in accordance with the terms of the Indenture. For that purpose, among others, the Indenture contains certain provisions which will make binding on all Holders resolutions passed at meetings of the Holders (which may be called by the Company or the Trustee upon not less than 21 days’ notice) by votes cast thereat by holders of not less than 66-2/3% including waivers for certain events of default, or in the case of Extraordinary Resolutions (as defined in the Indenture) and waivers of certain defaults in payment or delivery of shares not less than 90%, of the aggregate principal amount of the Debentures present at the meeting or represented by proxy, provided that a quorum for all meetings of holders of Debentures will be at least 25% of the principal amount of outstanding Debentures represented in person or by proxy, or rendered by instruments in writing signed by the holders of not less than 66-2/3%, or in the case of Extraordinary Resolutions not less than 90%, of the aggregate principal amount of the Debentures then outstanding. In addition, without the approval of Holders by Extraordinary Resolution, the Indenture may not be amended to: (i) alter the manner of calculation of or rate of accrual of interest on the Debentures or change the time of payment; (ii) make the Debentures convertible into securities other than common shares; (iii) change the Maturity Date or any instalment of interest on the Debentures; (iv) reduce the principal amount or Change of Control Repurchase Price with respect to the Debentures; (v) make any change that adversely affects the rights of holders to require the Company to purchase the Debentures at the option of Holders; (vi) impair the right to institute suit for the enforcement of payments or the conversion of the Debentures; (vii) change the currency of payment of principal of, or interest on, the Debentures; (viii) except as contemplated by the Indenture, change the Conversion Price or otherwise adversely affect the Holders’ conversion rights; (ix) release any of the Guarantors from any of their obligations under a Guarantee provided for in the Indenture, except in accordance with the Indenture; or (x) change the provisions in the Indenture that relate to modifying or amending the Indenture.
Purchase of Debentures
The Company may at any time and from time to time purchase all or any of the Debentures in the market or by tender or by private contract, at any price, subject to compliance with applicable securities laws. Debentures so purchased by the Company shall be submitted to the Trustee for cancellation. If an Event of Default has occurred as is continuing as a result of (i) a default in payment of any principal amount or any purchase price, or Change of Control Repurchase Price, when the same becomes due and payable, or (ii) a default in payment of interest on any Debentures when due and payable and the continuance of such default for ten (10) days, the Company will not have the right to purchase Debentures. In the case of any other Event of Default, purchases of Debentures other than by private contract would be permitted.
Stock Exchange Listing
The Company has agreed to use its commercially reasonable efforts to list the Debentures on a recognized stock exchange. There can be no assurance that a listing will be obtained for the Debentures, or if obtained, that a liquid market for the Debentures will develop.
Defined Terms
In the foregoing summary, the following terms have the meanings set forth below:
“Capital Lease” means, with respect to any Person (as defined in the Indenture), any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with U.S. GAAP (as in effect on the date of the Trust Indenture), is required to be classified and accounted for as a capital lease on a balance sheet of such Person;
“Indebtedness” means, with respect to a person, and without duplication:

(d)	indebtedness of such person for monies borrowed or raised, including any indebtedness represented by a note, bond, debenture or other similar instrument of such person;

(e)	reimbursement obligations of such person arising from bankers’ acceptance, letters of credit or letters of guarantee or similar instruments;

(f)
indebtedness of such person for the deferred purchase price of property or services, other than for consumable non-capital goods and services purchased in the ordinary course of business, including arising under any conditional sale or title retention agreement, but excluding for greater certainty ordinary course accounts payable;

(g)	obligations of such person under or in respect of Capital Leases, synthetic leases, Purchase Money Security Interests or sale and leaseback transactions;

(h)	the aggregate amount at which shares in the capital of such person that are redeemable at fixed dates or intervals or at the option of the holder thereof may be redeemed; and

(i)	guarantees or liens granted by such person in respect of Indebtedness of another person;
“Purchase Money Security Interest” means a lien created or incurred by the Company or one of its subsidiaries securing Indebtedness incurred to finance the acquisition of property (including the cost of installation thereof), provided that (i) such lien is created substantially simultaneously with the acquisition of such property, (ii) such lien does not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Indebtedness secured by any such lien at no time exceeds 100% of the original purchase price of such property and the cost of installation thereof, and for the purposes of this definition the term “acquisition” includes a Capital Lease;

“Senior Creditor” means a holder or holders of Specified Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder or holders; and
“Specified Senior Indebtedness” means, without duplication, the Indebtedness under the Company’s existing asset-backed lending facility and such other indebtedness as the Company shall designate as “Specified Senior Indebtedness” by notice to the Trustee in writing; provided that the aggregate principal amount of Specified Senior Indebtedness shall not exceed $550,000,000 at any one time outstanding; provided, further, that all Specified Senior Indebtedness must constitute:

(j)	Indebtedness referred to in paragraphs (a) and (b) of the definition of Indebtedness above;

(k)	renewals, extensions, restructurings, refinancings and refundings of any such Indebtedness; and

(l)	guarantees of any of the foregoing.

MARKET FOR SECURITIES OF THE COMPANY
The Company’s common shares are listed and posted for trading on the Toronto Stock Exchange under the symbol “BB” and are listed on the NASDAQ Global Select Market under the symbol “BBRY”. The volume of trading and price ranges of the Company’s common shares on the Toronto Stock Exchange and the NASDAQ Global Select Market during the previous fiscal year are set out in the following table:

	Common Shares – TSX		Common Shares – NASDAQ
Month	Price Range (CDN $)	Average Daily Volume	Price Range (US $)	Average Daily Volume
March 2013	$12.90-$17.22	7,484,160	$12.55-$16.82	59,641,080
April 2013	$13.43-$16.72	4,221,518	$13.10-$16.59	30,812,068
May 2013	$14.33-$16.63	3,748,182	$13.83-$16.49	24,047,632
June 2013	$10.75-$15.79	4,024,000	$10.25-$15.09	26,902,725
July 2013	$8.80-$10.85	2,444,864	$8.57-$10.62	19,794,432
August 2013	$9.03-$12.59	2,931,133	$8.72-$12.18	28,756,964
September 2013	$7.99-$12.07	4,160,480	$7.75-$11.65	33,922,255
October 2013	$7.75-$8.84	1,841,995	$7.51-$8.45	15,394,787
November 2013	$6.25-$8.38	1,821,871	$5.98-$8.04	20,319,500
December 2013	$5.79-$8.28	2,295,430	$5.44-$7.80	25,399,986
January 2014	$7.79-$12.03	4,031,968	$7.33-$10.85	35,179,738
February 2014	$9.83-$12.07	3,447,979	$8.92-$10.76	23,899,695

DIRECTORS AND EXECUTIVE OFFICERS
As at the date hereof, the Company currently has a Board comprised of seven persons. Pursuant to a special resolution of shareholders, the directors are authorized from time to time to increase the size of the Board and to fix the number of directors, up to the maximum of 15 persons, as currently provided under the articles of the Company, without the prior consent of the shareholders.
On March 28, 2013, the Company announced the retirement of Mike Lazaridis, Vice Chair and director effective May 1, 2013.
On the closing of the Debenture Financing on November 13, 2013, John S. Chen was appointed Interim Chief Executive Officer and Executive Chair of the Board. On the same day, Prem Watsa rejoined the Board as lead independent director and Chair of the Compensation, Nomination and Governance Committee (after having resigned as a director on August 12, 2013, in connection with the formation of the Special Committee to explore strategic alternatives), and the Company announced the resignations of Thorsten Heins as President and Chief Executive Officer and a director, and David Kerr as a director.
On November 25, 2013, the Company announced the resignation of Roger Martin as a director, and the departures of Kristian Tear, Chief Operating Officer, and Frank Boulben, Chief Marketing Officer. On the same day, the Company announced that James Yersh had replaced Brian Bidulka as its Chief Financial Officer. Mr. Bidulka was retained as a special advisor to the Chief Executive Officer for the remainder of fiscal 2014 to assist with the transition. The Company also announced the following executive officer appointments during fiscal 2014: on December 17, 2013, John Sims as President, Global Enterprise Services; on December 18, 2013, James S. Mackey as Executive Vice President for Corporate Development and Strategic

Planning and Mark Wilson as Senior Vice President, Marketing (effective January 2014); on January 6, 2014, Ron Louks as President, Devices and Emerging Solutions; and on January 13, 2014, Eric Johnson as President, Global Sales.
The following table sets forth the name, province or state, and country of residence of each director and executive officer of the Company and their respective positions and offices held with the Company and their principal occupations during the last five years as of March 1, 2014. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.

Name and Residence	Current Position with Company	Principal Occupation During the Last Five Years (other than Current Position with Company)
John S. Chen California, USA	Chief Executive Officer; Executive Chair/Director (since November 2013)	Chief Executive Officer, President and Chairman, Sybase Inc. (1998 to 2012)
Prem Watsa (1) Ontario, Canada	Lead Director (since November 2013)(2)	Chief Executive Officer, Fairfax (currently)
Barbara Stymiest, FCPA, FCA (1)(3) Ontario, Canada	Director (since 2007)	Corporate Director (currently); member of the Group Executive, Royal Bank of Canada (2004 to 2011)
Timothy Dattels (3) California, USA	Director (since 2012)	Senior Partner, TPG Capital LP (currently and since prior to 2009)
Claudia Kotchka, CPA (3) Ohio, USA	Director (since 2011)	Corporate Director (currently); Vice President, Design Innovation & Strategy, Procter & Gamble (since prior to 2009)
Richard Lynch (1) Pennsylvania, USA	Director (since 2013)
President, FB Associates, LLC (currently); Executive Vice President, Strategic Technology Initiatives (2010 to 2011) and Executive Vice President and Chief Technology Officer (2007 to 2010), Verizon Communications Inc.

Bert Nordberg (1) Malmo, Sweden	Director (since 2013)	Corporate Director (currently); President and Chief Executive Officer, Sony Ericsson Mobile Communications AB (2009 to 2012)
Dan Dodge Ontario, Canada	President, CEO and CTO, QNX (since prior to 2009)
Sai Yuen (Billy) Ho California, USA	Executive Vice President, Enterprise Engineering	Retired (2013); Senior Vice President & General Manager, Sybase Inc. (2009 to 2012)
Eric Johnson New York, USA	President, Global Sales	SVP and GM, Global Database and Technology, SAP (2013); SVP and GM, Platform & Analytics Sales North America, SAP (2012 to 2013); SVP and GM North America, Sybase Inc. (2004 to 2012)
Ron Louks North Carolina, USA	President, Devices and Emerging Solutions
Chief Executive Officer, The OpenNMS Group (2013); Chief Executive Officer, Plus 1, LLC (2012 to 2013); Chief Strategy Officer, HTC Corporation (2010 to 2011); Chief Technology Officer, Sony Ericsson Mobile Communications (2009 to 2010)

James S. Mackey Pennsylvania, USA	Executive Vice President, Corporate Development and Strategic Planning	SVP, Corporate Development and Corporate Strategy, Open Text, Inc. (from 2012 to 2013); SVP, Corporate Development, SAP AG (from 2004 to 2012)

Nigel Perks Ontario, Canada	Executive Vice President, Human Resources	Chief HR Officer, BT Global Services (2008 - 2013)
John Sims California, USA	President, Global Enterprise Services	Global Head of Telecom & President, SAP Mobile Services (from 2011 to 2013); President, SAP Mobile Services (2011 to 2013); CEO, 724 Solutions (2001 to 2010)
Mark Wilson California, USA	Senior Vice President, Marketing	Chief Marketing Officer, Avaya (2012 to 2013); SVP, Corporate and Field Marketing, Sybase Inc. (2010 to 2012); VP, Corporate Marketing, Sybase Inc. (2007 to 2010)
James Yersh Ontario, Canada	Chief Financial Officer	Senior Vice President and Controller, BlackBerry (2008 - November 2013)
Steve Zipperstein California, USA	Chief Legal Officer & Corporate Secretary	Vice President, General Counsel and Corporate Secretary, Verizon Wireless
Notes:

1	Member of the Compensation, Nomination and Governance Committee (Chair - Prem Watsa)

2
As noted above, Mr. Watsa first joined the Company as a director in January 2012, but then resigned on August 13, 2013 as a result of the Special Committee formed by the Board to explore strategic alternatives.

3	Member of the Audit and Risk Management Committee (Chair - Barbara Stymiest)

As at March 1, 2014, the above directors and executive officers of the Company beneficially owned, or controlled or directed, directly or indirectly, approximately 119,000 common shares of the Company representing approximately 0.02% of the issued and outstanding common shares of the Company. In addition, as of such date, Fairfax and certain of its wholly-owned or controlled subsidiaries beneficially owned approximately 46,783,700 million common shares of the Company (the “Fairfax Shares”) representing approximately 8.9% of the issued and outstanding common shares of the Company, or 96,783,700 million common shares of the Company representing approximately 16.8% of the issued and outstanding common shares of the Company assuming conversion of all of its Debentures and after giving effect to the conversion. Prem Watsa, a director of the Company, is the Chairman and Chief Executive Officer of Fairfax and may be deemed under applicable U.S. securities laws to beneficially own the Fairfax Shares by virtue of his position at Fairfax.
The Board has two active standing committees: an Audit and Risk Management Committee and a Compensation Nomination and Governance Committee, the members of which are noted above. A third committee, the Strategic Planning Committee, was dissolved on November 20, 2013 and a fourth committee, the Innovation Committee, was dissolved on May 21, 2013. The Company does not have an Executive Committee.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Other than set out below, none of the directors or executive officers is, as at the date of this AIF, or was within 10 years before the date of the AIF, a director or chief executive officer or chief financial officer of any company (including the Company) that:

a)
was subject to an order (as defined in National Instrument 51-102F2 of the Canadian Securities Administrators) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

b)
was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer.

Other than as set out below, none of the directors, executive officers or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company,

a)
is, at the date of this AIF, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b)
has, within the 10 years before this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

On November 7, 2006, as a result of the Company failing to file its second quarter financial statements for fiscal 2007 before the statutory filing deadline of October 17, 2006 a management cease trade order (the “MCTO”) was issued by the OSC that applied to Messrs. Lazaridis, Richardson and Bidulka as well as certain of the Company’s other senior officers and certain insiders of the Company. The MCTO prohibited trading in the Company’s securities by its senior officers, directors and certain insiders during the time that the MCTO was in effect. The MCTO was revoked on May 23, 2007 after the required securities filings were made by the Company with the OSC.

On November 21, 2013, TranSwitch Corporation filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Connecticut.  Mr. Lynch was a member of the board of directors of TranSwitch Corporation from November 2010 and the chairman of the board from July 2012, until termination of the board on the date of the bankruptcy filing when a trustee was appointed.

Conflicts of Interest

There is no existing or, to the Company's knowledge, potential material conflicts of interest between the Company or a subsidiary of the Company and any director or officer of the Company or a subsidiary of the Company. See also “Interest of Management and Others in Material Transactions” in this AIF.

AUDIT AND RISK MANAGEMENT COMMITTEE

The Audit and Risk Management Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance and risk management functions of the Company and its subsidiaries. It is the objective of the Audit and Risk Management Committee to maintain free and open means of communications among the Board, the independent auditors and the financial and senior management of the Company.
The full text of the Audit and Risk Management Committee’s Charter is included as Appendix A to this AIF.
Ms. Stymiest (Chair), Mr. Dattels and Ms. Kotchka are the members of the Committee, each of whom is a director of the Company and independent and financially literate under Sections 1.4 and 1.5 of National Instrument 52-110 of the Canadian Securities Administrators - Audit Committees and the rules and regulations of the NASDAQ Stock Market. The members of the Audit and Risk Management Committee bring significant skill and experience to their responsibilities including professional experience in accounting, business and finance. The specific education and experience of each member that is relevant to the performance of his or her responsibilities as such member of the Audit and Risk Management Committee are set out below:
Barbara Stymiest, FCPA, FCA (Chair) – Ms. Stymiest has an HBA from the Richard Ivey School of Business, University of Western Ontario and an FCA from the Chartered Professional Accountants of Ontario. From 2004 to 2011, Ms. Stymiest held various senior management positions in the Royal Bank of Canada and served as a member of the Group Executive responsible for the overall strategic direction of the company. Prior to this, Ms. Stymiest held positions as Chief Executive Officer at TSX

Group Inc., Executive Vice-President & CFO at BMO Nesbitt Burns Inc. and Partner of Ernst & Young LLP. Ms. Stymiest is currently a Director of George Weston Limited, Sun Life Financial Inc., University Health Network and the Canadian Institute for Advanced Research.
Timothy Dattels – Mr. Dattels has an MBA from Harvard Business School and is a Senior Partner of TPG Capital. Prior to joining TPG, Mr. Dattels served as a partner and Managing Director of Goldman Sachs and was head of Investment Banking for all Asian countries other than Japan. Through these roles, Mr. Dattels has gained extensive experience with financial analysis, financial advisory, analytics for mergers and acquisitions, public valuations, and financial valuation.
Claudia Kotchka, BBA, CPA – Ms. Kotchka has a BBA, Cum Laude, from Ohio University and is a Certified Public Accountant. Ms. Kotchka held various executive roles during her 31 year career at Procter & Gamble, including Vice-President, Design Innovation & Strategy from 2001 to 2009. Ms. Kotchka is an independent consultant to Fortune 500 companies on innovation, strategy and design. She is also a speaker at conferences and forums on design and innovation and has been featured in numerous books and articles on innovation. She is a member of the board of trustees of the Smithsonian Design Museum at the Cooper-Hewitt in New York and is a regular guest lecturer at Stanford University.
The Board has also determined that Ms. Stymiest is an audit committee financial expert within the meaning of General Instruction B(8)(a) of Form 40-F under the U.S. Securities Exchange Act of 1934, as amended. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the Audit Committee and the Board who do not carry this designation or affect the duties, obligations or liability of any other member of the audit committee or the Board.
As set out in the Audit and Risk Management Committee’s charter, the committee is responsible for pre-approving all non-audit services to be provided to the Company by its independent external auditor. The Company’s practice requires senior management to report to the Audit and Risk Management Committee any provision of services by the auditors and requires consideration as to whether the provision of the services other than audit services is compatible with maintaining the auditor’s independence. All audit and audit-related services are pre-approved by the Audit and Risk Management Committee.
Audit Fees
The aggregate fees billed by Ernst & Young LLP (“EY”) chartered accountants, the Company’s independent external auditor, for the fiscal years ended March 1, 2014 and March 2, 2013, respectively, for professional services rendered by EY for the audit of the Company’s annual financial statements or services that are normally provided by EY in connection with statutory and regulatory filings or engagements for such fiscal years were $5,128,000 and $4,195,000 respectively.
Audit-Related Fees
The aggregate fees billed by EY for the fiscal years ended March 1, 2014 and March 2, 2013, respectively, for assurance and related services rendered by EY that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above as "Audit Fees" were $167,000 and $107,000. The fees paid in this category relate to provision of assurance services related to certain contractual compliance clauses, as well as the Company’s corporate social responsibility disclosures.
Tax Fees
The aggregate fees billed by EY for the fiscal years ended March 1, 2014 and March 2, 2013, respectively, for professional services rendered by EY for tax compliance, tax advice, tax planning and other services were $11,000 and $13,000 respectively. Tax services provided included international tax compliance engagements.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
During the three-year period ending March 1, 2014 and during the current financial year up to the date hereof, none of the Company's directors, executive officers, 10 percent shareholders or any of their associates or affiliates had a material interest, directly or indirectly, in any transaction that has materially affected or is reasonably expected to materially affect the Company, other than Mr. Watsa, the Chairman and Chief Executive Officer, and a significant shareholder, of Fairfax, which participated in the Debenture Financing and continues to hold a significant proportion of the outstanding Debentures. See “General Development of the Business” and “Description of Capital Structure - Convertible Debentures” in this AIF.

TRANSFER AGENTS AND REGISTRARS
The Company’s transfer agent and registrar in Canada is Computershare Investor Services Inc. of Canada, 100 University Ave., 8th Fl., Toronto, Ontario M5J 2Y1. The co-transfer agent and registrar for the common shares in the United States is Computershare Trust Company, Inc. at its offices in Denver, Colorado.
MATERIAL CONTRACTS
Other than as noted below, the Company has not entered into any material contracts, on or after January 1, 2002, that are required to be filed pursuant to NI 51-102 of the Canadian Securities Administrators:

•
the settlement agreement and licensing agreement with NTP, Inc. (the “Settlement and Licensing Agreements”), both of which can be found under the Company’s profile on www.sedar.com. The Settlement and Licensing Agreements are summarized in the Company’s material change report filed on SEDAR on March 10, 2006, which is incorporated by reference in this AIF; and

•
the Trust Indenture providing for the issuance and conversion of the Debentures, dated as of November 13, 2013, as supplemented by the Supplemental Indenture dated as of December 12, 2013, which have been filed on SEDAR, and the terms of which are summarized under “Description of Capital Structure - Convertible Debentures”.

INTERESTS OF EXPERTS
Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants, is the external auditor who prepared the Independent Auditors’ Report to Shareholders in respect of the audited annual consolidated financial statements of the Company for the year ended March 1, 2014 and the Report to Shareholders of an Independent Registered Public Accounting Firm on the Company’s internal controls over financial reporting. Ernst & Young LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and applicable securities laws.
ADDITIONAL INFORMATION
Additional information related to the Company can be found on SEDAR at www.sedar.com or on the SEC’s website at www.sec.gov. Additional financial information is provided in the Company’s audited consolidated financial statements and the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended March 1, 2014, which can be found at www.sedar.com.
Additional information, including directors’ and officers’ remuneration and indebtedness to the Company, principal holders of the securities of the Company and securities authorized for issuance under equity compensation plans, is contained in the Company’s most recent management information circular.

GLOSSARY
Set forth below are certain terms defined as they are used in this AIF:

1xRTT
Single carrier (1X) Radio Transmission Technology. 1xRTT is the first phase in CDMA’s evolution to third-generation (3G) technology. 1xRTT networks should allow for greater network capacity (more users; fewer dropped calls) high bit rate packet data transfer.

3G wireless
Third generation (3G) wireless. Third generation wireless is a global framework that is implemented regionally in Europe (UMTS), North America (CDMA2000) and Japan (NTT DoCoMo). 3G is designed for high-speed wireless multimedia data and voice. It plans to offer high-quality audio and video and advanced global roaming, which means users would be able to go anywhere and automatically be handed off to whatever wireless system is available.

4G wireless
Fourth generation (4G) wireless. Fourth generation is successor to 3G and 2G standards. The nomenclature of the generations generally refers to a change in the fundamental nature of the service. The first was the move from analog to digital (2G), which was followed by multi-media support (3G) and now 4G, which refers to all IP packet-switched networks and increases in data speeds.

Analog
Analog transmission uses energy waves to transmit information. In the case of wireless voice transmission, the sound waves of a human voice are converted directly to specific, continuously variable characteristics of a radio wave. Broadcast and telephone transmission have typically used analog technology.

API	Application Programming Interface.

ASIC	Application Specific Integrated Circuit.

BlackBerry Authentic Accessories	A range of BlackBerry approved accessories that enhance a user’s product experience through personalization and convenience. This includes carrying, protection, audio, and power solutions

Bluetooth®	Bluetooth is a specification for the use of low-power radio communications to wirelessly link phones, computers and other network devices over short distances.

BYOD
Bring your own device is a term that is used when referring to an organization’s policy that permits employees to bring personally owned devices to their workplace and use these devices to access privileged company information and applications.

CDMA
Code Division Multiple Access. A method for transmitting simultaneous signals over a shared portion of the spectrum. The foremost application of CDMA is the digital cellular phone technology from QUALCOMM that operates in the 800MHz band and 1.9GHz PCS band. Unlike GSM and TDMA, which divides the spectrum into different time slots, CDMA uses a spread spectrum technique to assign a code to each conversation.

Common Criteria Certification
An internationally approved set of security standards that provide an independent and objective validation of the security of a particular IT solution or product. This certification is accepted by 25 countries under the Common Criteria Recognition Agreement which includes the US, Canada, Germany, France and many others.

CRM
Customer Relationship Management. Customer relationship management is strategy for managing a company’s interactions with customers and sales prospects. It involves using technology to organize, automate and synchronize business processes—principally sales related activities, but also those for marketing, customer service, and technical support.

Denial of Service Attack	An attack designed to flood a network with unnecessary traffic in order to prevent legitimate users of a system from having access.

Digital	A way of processing information by storing it as binary numbers. A digital circuit is either on or off, and a digital signal is either present or absent. Contrast with analog.

EDGE	See 3G Wireless.

EMS
Electronics Manufacturing Services. Is a term used for companies that design, test, manufacture, distribute, and provide return/repair services for electronic components and assemblies for original equipment manufacturers (OEMs).

Firewall	A technological barrier designed to prevent unauthorized or unwanted communications between sections of a computer network.

Firmware	Computer programming instructions that are stored in a read-only memory unit, including flash, ROM, PROM, EPROM and EEPROM, rather than being implemented through software.

GPRS
General Packet Radio Service. An enhancement to the GSM (see below) mobile communications system that supports data packets. GPRS enables continuous flows of IP data packets over the system for such applications as Web browsing and data access. GPRS differs from GSM’s short messaging service, which is limited to messages of 160 bytes in length.

GPS	Global Positioning System.

GSM
Global System for Mobile Communications. A digital cellular phone technology based on TDMA that is the predominant system in Europe, but is also used around the world. Operating in the 900MHz and 1.8GHz bands in Europe and the 1.9GHz PCS band in the U.S., GSM defines the entire cellular system, not just the air interface (i.e. TDMA, CDMA). GSM phones use a Subscriber Identity Module (SIM) smart card that contains user account information.

HSPA
High-Speed Packet Access. A family of radio interface standards that will improve the speed and accuracy of traffic over cellular networks. HSPA builds on the existing WCDMA technology that has already been deployed to allow carriers to offer better speeds and larger bandwidth intensive services like streaming audio and video.

iDEN
Integrated Digital Enhanced Network. A wireless communications technology from Motorola that provides support for voice, data, short messages (SMS) and dispatch radio (two-way radio) in one phone. Operating in the 800MHz and 1.5GHz bands and based on TDMA, iDEN uses Motorola’s VSELP (Vector Sum Excited Linear Predictors) vocoder for voice compression and QAM modulation to deliver 64 Kbps over a 25 kHz channel. Each 25 kHz channel can be divided six times to transmit any mix of voice, data, dispatch or text message. Used by various carriers around the globe, Nextel Communications provides nationwide coverage in the U.S.

IM	Instant Messaging. A medium which enables two or more people to communicate in real time utilizing typed text over an electronic network.

IP	Intellectual Property. Intangible property that is the result of creativity (such as patents or trademarks or copyrights).

IPSec	Internet Protocol Security. Allows for the securing of IP communications by authenticating and encrypting IP packet of a communication exchange from host-to-host.

Java
An object-oriented programming language developed by Sun Microsystems, Inc. Java was designed to be secure and platform-neutral such that it can be run on any type of platform, making Java a useful language for programming Internet applications.

LTE	Long Term Evolution is a wireless communication standard of high-speed data for smartphones and data terminals

NFC	Near Field Communication. Technology that allows smartphones and similar devices to link together through radio communication, when tapping them together, or bringing them into close proximity.

NOC	Network Operations Centre. A central location for network management. It functions as a control centre for network monitoring, analysis and accounting.

PBX
Private Branch Exchange. A private telephone network used within an enterprise. Users share a fixed number of outside lines instead of being provided with one outside line for each individual user. This allows for use of extensions as opposed to direct dial numbers.

PDA	Personal digital assistant. A hand held portable microcomputer.

PIM	Personal Information Management.

QWERTY	The modern-day keyboard layout on English-language computer and typewriter keyboards. It takes its name from the first six characters seen in the far left of the keyboard’s top row of letters.

ROM	Read Only Memory. A class of storage media used in computers and other electronic devices. Once data has been written to a ROM chip, it cannot be removed and can only be read.

SDK	Software Developers Kit. A set of software routines and utilities used to help programmers write an application.

SMS
Short Message Service. A text message service that enables short messages of generally no more than 140-160 characters in length to be sent and transmitted from a wireless device and is broadly supported on cellular phones. SMS was introduced in the GSM system and later supported by all other digital-based mobile communications systems.

SSL	Secure Sockets Layer. Protocols that provide security to Internet communications by encrypting the segments of network connections.

UMTS	See 3G wireless.

WCDMA	See 3G wireless.

Wi-Fi
Wireless Fidelity. A generic term for referring to wireless network components that run on the Wi-Fi Alliances IEEE 802.11 wireless standards. The standard was created so that manufacturers could produce wireless equipment that would be compatible with one another.

APPENDIX A
CHARTER OF THE AUDIT AND RISK MANAGEMENT COMMITTEE OF THE
BOARD OF DIRECTORS OF BLACKBERRY LIMITED AS ADOPTED BY
THE BOARD ON MARCH 27, 2014

1.	AUTHORITY
The Audit and Risk Management Committee (the "Committee") of the Board of Directors (the "Board") of BlackBerry Limited (the "Corporation") is established pursuant to Section 5.03 of the Corporation's Amended and Restated By-law No. A3 and Section 158 of the Ontario Business Corporations Act. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board, and shall serve until the earlier of (i) the death of the member; or (ii) the resignation, disqualification or removal of the member from the Committee or from the Board. The Chair of the Committee shall be a member of the Committee designated by the Board, provided that if the Board does not so designate a Chair, the members of the Committee, by majority vote, may designate a Chair. The duties of the Chair are included in Annex A.

The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee who would have been entitled to vote on such decision or determination at a meeting of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
2.PURPOSE OF THE COMMITTEE

The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries as well as the oversight of the risk performance and audit function, including risk management frameworks, principles and policies to ensure that management is effectively managing the Corporation’s risks. It is the objective of the Committee to maintain free and open means of communication among the Board, the independent auditors and the financial and senior management of the Corporation.
3.COMPOSITION OF THE COMMITTEE
Each member of the Committee shall be an "independent" director within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the rules promulgated thereunder by the Securities and Exchange Commission (the "SEC"), the rules of the Nasdaq Stock Market ("Nasdaq") and National Instrument 52-110 “Audit Committees” of the securities regulators in Canada, and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee.
All members of the Committee shall be financially literate at the time of their election to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by the Corporation’s financial statements. At least one member of the Committee shall be an "audit committee financial expert" with the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC. Members of the Committee may not serve, in the aggregate, on more than 3 audit committees of public companies, unless the Board has determined that such service will not impair the member’s ability to serve on the Committee.
Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm. At least annually, the Committee shall review its performance and the contribution of each of its members. This review will be completed on a confidential basis in conjunction with the annual Board performance review process.
4.MEETINGS OF THE COMMITTEE
The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Chair or any member of the Committee may call meetings of the Committee by notifying the Corporate

Secretary of the Corporation. Notice of meetings may be done through any efficient communication medium (i.e. email, facsimile, mail, etc.) provided the notification is capable of being received at least twenty-four (24) hours in advance of the meeting. Each member of the Committee shall be responsible for providing up-to-date contact information to the Corporate Secretary to ensure efficient and timely communication. All independent directors may attend Committee meetings, provided that directors who are not members of the Committee shall not be entitled to vote, nor shall their attendance be counted as part of the quorum of the Committee.
As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation's independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Committee will have unrestricted access to management and employees of the Corporation in order to carry out its duties and responsibilities. In addition, the Committee should meet or confer with the independent auditors and management to review the Corporation's financial statements, MD&A, annual and interim earnings press releases and related filings prior to their public release and filing with the Ontario Securities Commission (“OSC”), the SEC or any other regulatory body. The Chair should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.
Minutes of the Committee will be recorded and maintained by the Corporate Secretary and presented to the Committee at the next Committee meeting for approval. The Corporate Secretary, or his/her designate as approved by the Committee Chair, shall act as secretary for the meetings. For in camera sessions of the Committee without management present, minutes will be recorded and maintained by the Chair of the Committee or his/her designate. Each member of the Board will have access to the minutes of the Committee’s meetings, regardless of whether he or she is a member of the Committee, and the Chair shall report to the Board at its next meeting on the activities, findings and recommendations of the Committee following each meeting. Minutes relating to in camera sessions may be provided to Board members with the consent of the Chair.
5.DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The Committee is responsible for the oversight of the Corporation’s accounting, financial reporting and risk management processes, including (i) the Corporation’s internal controls, and the nomination and appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the work of the Corporation's independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (ii) the oversight of the Corporation's Risk Performance and Audit Group (“RPA Group”) as more particularly detailed below. The independent auditors and the RPA Group, through the leader of the RPA Group or his/her designee must report and otherwise communicate directly to the Committee and are accountable to the Committee. The Committee's oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditors regarding financial reporting as well as oversight of the annual audit plan of the RPA Group. The Committee shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management within the meaning of applicable law.

While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

Selection and Evaluation of External Auditors

(1)Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

(2)Review and approve the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein;

(3)Review the performance of the Corporation's independent auditors, including the lead partner, discuss the timing and process for implementing the rotation of the lead partner, and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

(4)Oversee the independence of the Corporation's independent auditors by, among other things:

(i)	requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corpora-tion;

(ii)	reviewing and approving hiring policies concerning partners, employees and former partners and employees of the present and former independent auditors; and

(iii)
actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and taking appropriate action to satisfy itself of the auditors' independence;

(5)Instruct the Corporation's independent auditors that:

(i)	they are ultimately accountable to the Committee;

(ii)	they must report directly to the Committee; and

(iii)	the Committee is responsible for the appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the Corporation's independent auditors;

(6)Review and pre-approve all audit and permitted non-audit services to be provided by the independent auditors to the Corporation, including tax services;

Oversight of Annual Audit and Quarterly Reviews

(1)    Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

(2)    Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no management restrictions are being placed on the scope of the independent auditors' work;

(3)    Review the results of the year-end audit of the Corporation, including (as applicable):

(i)
the audit reports on the Corporation's financial statements and management's assessment of internal control over financial reporting, the published financial statements, the management representation letter, the "Memorandum Regarding Ac-counting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent auditors, any other pertinent reports and management's responses concerning such memorandum;

(ii)
the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

(iii)	the selection and application of the Corporation’s critical accounting policies;

(iv)	the methods used to account for significant unusual transactions;

(v)	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(vi)	management's process for formulating sensitive accounting estimates and the reasonableness of these estimates;

(vii)	significant recorded and unrecorded audit adjustments;

(viii)	any material accounting issues among management, the RPA Group (as defined above) and the independent auditors; and

(ix)	other matters required to be communicated to the Committee under applicable auditing standards by the independent auditors;

(4)    Review the Corporation’s interim financial statements and quarterly earnings press releases and report thereon to the Board before such documents are approved by the Board and disclosed to the public;

(5)    Review with management and the Corporation's independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any year-end or quarterly filings with the SEC, the OSC or other regulatory body;

Oversight of Risk Management

(1)Require management to identify and review with the Committee a portfolio view of the major areas of risk facing the Corporation and management's strategies to manage those risks;

(2)Review, at least annually, management’s risk appetite;

(3)At least annually, review in light of risk appetite, the Corporation’s enterprise risk management process, including key policies and procedures for the effective identification, assessment, monitoring and control of the Corporation’s principal risks and the Corporation’s compliance with such policies and procedures;

(4)Require, at least quarterly, management to update the Committee on any material or noteworthy changes relating to (1)-(3), immediately above, and the activities of the Corporation’s Risk Management and Compliance Council;

(5)Consult periodically with the Compensation, Nomination and Governance Committee on risk management matters within its purview;

(6)Encourage an open and constructive risk dialogue between the Board and management on areas relating to risk management;

Oversight of the RPA Group and Quarterly Reviews

(1)    Review the Committee’s level of involvement and interaction with the Corporation’s RPA Group, including the Committee’s line of authority and role in appointing and compensating employees in the RPA Group;

(2)     Review and advise on the appointment, replacement, reassignment, or dismissal of the leader of the RPA Group;

(3)    Review the performance, effectiveness, degree of independence and objectivity of the RPA Group and the adequacy of its audit process;

(4)    Review RPA Group reports, as well as management’s response to such reports, and review and approve the annual audit plan of the RPA Group, including the proposed audit universe, priorities, staffing, and, on a quarterly basis, the status of the audit plan and the then current assessment and management of risk;

(5)    Review the effectiveness of the RPA Group's methodology relating to its assessment of risks to the Corporation, including the factors considered and the relative weighting of such factors, and consider changes in management's assessment of risks;

(6)    Review with management the progress and results of all RPA Group projects, approve procedures for implementing accepted recommendations, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s Chief Executive Officer to assign additional audit projects to the leader of the RPA Group;

(7)Meet privately with the leader of the RPA Group to discuss any areas of concern, and to confirm that (i) significant issues are brought to the Committee’s attention, (ii) the principal risks of the Corporation’s business have been identified by management and appropriate policies and systems have been implemented to manage such risks, and (iii) the integrity of the Company’s internal control and management information systems are satisfactory;

Oversight of Financial Reporting Process and Internal Controls

(1)    Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures through inquiry and discussions with the Corporation's independent auditors and management of the Corporation;

(2)    Review with management the Corporation's administrative, operational and accounting internal controls and internal control over financial reporting, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

(3)    Review with management and the independent auditors any reportable conditions and material weaknesses affecting the Corporation’s internal control and financial reporting;

(4)    Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Chartered Professional Accountants Canada, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the SEC, the OSC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

(5)    Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors, the RPA Group and management;

Other Matters

(1)    Meet at least annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including inquiries from governmental and regulatory authorities and any matters that may have a material impact on the financial statements of the Corporation;

(2)    Review the Corporation's policies relating to the avoidance of conflicts of interest and review and approve related party transactions as required by the Corporation’s Code of Business Standards and Principles and applicable laws and listing rules, as well as policies and procedures with respect to officers' expense accounts and perquisites. The Committee shall consider the results of any review of these policies and procedures by the Corporation's independent auditors;

(3)    Oversee, review, and periodically update the Corporation’s Code of Business Standards and Principles and the Corporation’s system to monitor compliance with and enforcement of the Code of Business Standards and Principles;

(4)    Review and approve capital and operating expenditure limits on an annual basis and review and approval of any exceptions to such limits proposed by the Corporation from time to time;

(5)    Oversee areas under the responsibility of management, including the examination of securities trading by insiders;

(6)    Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;

(7)    Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

(8)Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

With respect to the exercise of its duties and responsibilities, the Committee should:

(1)exercise reasonable diligence in gathering and considering all material information;

(2)remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions;

(3)understand and weigh alternative courses of conduct that may be available;

(4)focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

(5)if the Committee deems it appropriate, secure independent expert advice and understand the expert's findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

(6)provide management, the Corporation's independent auditors and the RPA Group with appropriate opportunities to meet privately with the Committee.

Nothing in this Charter is intended, or should be determined, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject at law. The essence of the Committee’s responsibilities is to monitor and review the activities described in this Charter to gain reasonable assurance, but not to ensure, that such activities are being conducted properly and effectively by the Corporation.

6.FUNDING
The Committee's effectiveness may be compromised if it is dependent on management's discretion to compensate the independent auditors or the advisors employed by the Committee. Consequently, the Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (1) to any independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (2) to any independent counsel or other advisors employed by the Committee.
7.DISCLOSURE AND REVIEW OF CHARTER
The Charter shall be (1) published in the Corporation's annual report, information circular or annual information form of the Corporation as required by law, and (2) be posted in an up-to-date format on the Corporation's web site. The Committee should review and reassess annually the adequacy of this Charter.

* * *

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to ensure that the Corporation complies with all laws and regulations.

11

ANNEX A
(Duties and Responsibilities of the Chair)

In addition to the duties and responsibilities set out in the Board of Directors Mandate and this Charter, the Chair will:

1.	Provide overall leadership to enhance the effectiveness of the Committee, including:

a.	Recommend and oversee the appropriate structure, composition, membership, and activities delegated to the Committee;

b.	Chair all meetings of the Committee at which the Chair is in attendance and manage the meeting agenda so that appropriate time and consideration can be given to the agenda items;

c.
Lead discussions, foster candor among meeting participants and encourage Committee members to ask questions of senior management, its advisors and advisors of the Committee, and express viewpoints during meetings;

d.
Schedule and set the agenda for Committee meetings with input from other Committee members, the Committee’s advisors, the Executive Chair and the Lead Director of the Board of Directors, the CEO, the Corporate Secretary and senior management as appropriate and consider, on a proactive basis, emerging matters that should be addressed by the Committee;

e.
Facilitate the timely, accurate and proper flow of information to and from the Committee and, with input from Committee members, maintain an open dialogue with the Corporate Secretary regarding the timeliness, quantity, quality and completeness of information provided by senior management and advisors to the Committee;

f.	Arrange for management, internal personnel, external advisors, and others to attend and present at Committee meetings as appropriate;

g.	Arrange sufficient time during Committee meetings to fully discuss agenda items and, as appropriate, defer matters that require more information or time for discussion to a subsequent meeting;

h.
In cooperation with the Corporate Secretary, identify, monitor and report back to the Committee on the status of matters requiring action by senior management or the Committee following the meeting with a view to ensuring that matters are acted upon in a timely manner;

i.	Review draft minutes of Committee meetings prior to their presentation to the Committee for approval and ensure that minutes are reviewed and approved by the Committee in accordance with this Charter;

j.	Carry out the responsibilities and duties of the Committee, as outlined in this Charter, and

k.	Review the Committee charter and duties and responsibilities with Committee members at least annually.

2.	Foster responsible decision-making by the Committee and its individual members.

3.	Provide for in-camera sessions at all scheduled meetings of the Committee without management present and, as appropriate, without the Corporate Secretary present.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Perform such other duties, within the scope of the Committee’s duties and responsibilities, as may be assigned by the Board of Directors.